Exhibit 10.35
LEASE AGREEMENT
(CAC [_________])
between
WELLS FARGO BANK NORTHWEST,
NATIONAL ASSOCIATION,
not in its individual capacity but solely as
Owner Trustee, as Lessor
and
SOUTH AFRICAN AIRWAYS (PTY) LTD., as Lessee
Dated as of December 16, 2009
Relating to One New Airbus Model A330-200 Aircraft
To the extent, if any, that this Lease Agreement hereunder constitutes tangible chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Agreement may be created through the transfer or possession of any counterpart other than the original executed counterpart, which shall be identified as the counterpart attached to a receipt therefor executed by Lessor.

LEASE AGREEMENT
(CAC [__________])
TABLE OF CONTENTS

1.	Definitions; Construction and Interpretation
2.	Lease of Aircraft
3.	Rent; Payments
4.	Security Deposit; Letter Of Credit
5.	Representations and Warranties
6.	General Covenants
7.	Title; Registration and Filings; Etc
8.	Possession
9.	Indemnities
10.	Risk of Loss, Destruction and Requisition, Etc.
11.	Insurance
12.	Events of Default
13.	Remedies
14.	Transfer of Lease
15.	No Setoff, Counterclaim, Etc.
16.	Further Assurances, Etc.
17.	Confidentiality
18.	Governing Law and Jurisdiction
19.	Miscellaneous
Schedules and Exhibits
Schedule 1 — Definitions
Schedule 2 — Operational Matters
Schedule 3 — Delivery Conditions and Delivery Procedures
Schedule 4 — Return Conditions and Return Procedures
Schedule 5 — Notice and Account Information
Schedule 6 — Tax Matters
Schedule 7 — Lessor’s Conditions Precedent
Schedule 8 — Lessee’s Conditions Precedent
Schedule 9 — Cape Town Convention
Exhibit A — Form of Acceptance Certificate
Exhibit B — Form of Certificate of Insurance
Exhibit C — Form of Insurance Broker’s Letter
Exhibit D — Form of Aircraft Status Report
Exhibit E — Form of Letter of Credit
Exhibit F — Form of Guarantee
Exhibit G — Confidential Information

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LEASE AGREEMENT (CAC [__________]), dated as of December 16, 2009 (this “Lease Agreement”), between WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Owner Trustee (“Lessor”), and SOUTH AFRICAN AIRWAYS (PTY) LTD., a private limited liability company (“Lessee”).
RECITAL:
Lessee desires, upon the terms and conditions hereof, to lease the Aircraft from Lessor, and Lessor desires, upon the terms and conditions hereof and the other Operative Documents, to lease the Aircraft to Lessee.
AGREEMENT:
In consideration of the foregoing premise, and for other good and valuable consideration the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:
1.	DEFINITIONS; CONSTRUCTION AND INTERPRETATION

The capitalized terms used in this Lease Agreement shall have the respective meanings ascribed thereto in Part I of Schedule 1. The rules of construction and interpretation for this Lease Agreement and each other Operative Document are set forth in Part II of Schedule 1. The Schedules and Exhibits to this Lease Agreement are incorporated herein as if set forth herein in full.

2.	LEASE OF AIRCRAFT

2.1	Delivery

Lessor hereby agrees to deliver the Aircraft to Lessee at the Delivery Location and to lease the Aircraft to Lessee, and Lessee hereby agrees to accept the Aircraft at the Delivery Location and to lease the Aircraft from Lessor, in each case, on the Scheduled Delivery Date and in the Delivery Condition, subject to the satisfaction or waiver of the conditions precedent set out in Schedule 7 and Schedule 8 and otherwise subject to the terms and conditions of the Operative Documents. Lessor and Lessee shall consult regularly regarding the expected Scheduled Delivery Date. Lessee shall execute and deliver the Acceptance Certificate to Lessor on the Delivery Date. The delivery requirements and delivery procedures are more fully set out in Schedule 3.

2.2	Lease Term

Lessee shall lease the Aircraft pursuant hereto for the Lease Term.

2.3	Return

Lessee shall return the Aircraft to Lessor at the Return Location, and Lessor hereby agrees to accept the Aircraft at the Return Location from Lessee, in each case, on the last day of the Lease Term and in the Return Condition, subject to the terms and conditions of the Operative Documents. Lessor shall execute and deliver the Return Acceptance Certificate to Lessee at the Return. The return requirements and return procedures are more fully set out in Schedule 4.

3.	RENT; PAYMENTS

3.1	Rent—Periodic

Lessee shall pay periodic rent for the Aircraft on each Rent Payment Date in an amount equal to the Rent—Periodic Amount.

3.2	Rent—Supplemental

Lessee shall pay promptly to Lessor, or to whosoever shall be entitled thereto, any and all Rent—Supplemental when and as the same shall become due and owing.

3.3	Payments in General

3.3.1	Timing and Place of Payment

All payments of Rent due to Lessor shall be made directly by Lessee in Dollars by wire transfer of immediately available funds on the required date of payment, for receipt on such date and with value on such date, to the account for Lessor specified in Schedule 5, or to such other account as Lessor shall otherwise direct by not less than five days’ prior written notice to Lessee. Any amounts owing by Lessor to Lessee under any Operative Document shall be paid by wire transfer of immediately available Dollars to Lessee’s account specified in Schedule 5, or to such other account as Lessee shall otherwise direct by not less than five days’ prior written notice to Lessor.

3.3.2	Business Day Convention

If the due date for any payment or obligation is not a Business Day, then, unless otherwise provided herein, such payment or the performance of such obligation shall be due on the Business Day immediately succeeding such due date with the same force and effect as if made or performed on such original due date and, in the case of payment, without adjustment in the amount due.

3.3.3	Past Due Rate

Lessee also shall pay to Lessor, or to whosoever shall be entitled thereto, on demand, as Rent—Supplemental, interest at the Past Due Rate on any Rent not paid when due for any period for which the same shall remain unpaid.

4.	SECURITY DEPOSIT; LETTER OF CREDIT

4.1	Payment of the Security Deposit

Lessor acknowledges receipt of Security Deposit Installment—1 and Security Deposit Installment—2. Lessee shall pay to Lessor, on or prior to the final Scheduled Delivery Date, Security Deposit Installment—3.

On each anniversary of the Delivery Date, if Lessor is then holding a Security Deposit and provided that no Payment/Bankruptcy Default shall have occurred and then be continuing, Lessor shall credit to the Security Deposit, and the Security Deposit shall be deemed to be increased by, an amount equal to notional interest accrued thereon for the period held by Lessor (and for which interest has not previously been credited) at one-year Dollar LIBOR (as determined at monthly intervals during such period by Lessor by reference to Bloomberg BBAM page (or, if such page is unavailable, to a replacement market-standard screen agreed by Lessor or Lessee)) and calculated using monthly compounding.

4.2	Lessor’s Interest in Security Deposit

The Security Deposit shall secure the timely payment and performance by Lessee of the Secured Obligations. Lessee hereby assigns to Lessor absolutely, by way of security, the Security Deposit to secure such payment and such performance and Lessee agrees not to grant, assign, transfer or pledge to any other Person any right, title or interest in or to the Security Deposit. Except as expressly permitted under this Lease Agreement, Lessee shall not be entitled to payment or repayment of the Security Deposit. Subject to Lessor’s obligations to return or repay the Security Deposit, the Security Deposit may be assigned, charged or pledged by Lessor to another Person in connection with an Absolute Transfer or Security Transfer permitted under Section 14.1. The Security Deposit may be commingled by Lessor or such other Person with its own general other funds during the Lease Term. If an Event of Default shall occur and be continuing, then, in addition to any other rights Lessor or such other Person may have under applicable law or under any Operative Document or any Other Lease Agreement, Lessor or such other Person may at any time as an agreed remedy apply, in such order as Lessor or such other Person thinks fit, all or any portion of the Security Deposit in full or partial payment for amounts constituting or corresponding to any Secured Obligation then due and payable. If Lessor, or such other Person, applies all or a portion of the Security Deposit, Lessee shall within 10 days upon demand from Lessor pay to Lessor or such other Person an amount sufficient to restore the Security Deposit to its required total sum.

4.3	Return of Security Deposit

That portion of the Security Deposit that has not previously been applied as provided for in any Operative Document, shall be returned to Lessee, with any unpaid accrued interest as provided in Section 4.1, on the day on which the Aircraft is returned to Lessor in accordance with this Lease Agreement and all of the Secured Obligations which are then due and payable have been satisfied in full.

4.4	Substitution of Letter of Credit for Security Deposit
(1)	On or at any time prior to the Delivery Date or from time to time during the Lease Term, so long as no Payment/Bankruptcy Default is then continuing, if Lessor is holding a Security Deposit provided pursuant to Section 4.2, Lessee shall have the option to substitute for the Security Deposit a letter of credit (the “Letter of Credit”), as security for all of the Secured Obligations, with a stated amount equal to the sum of the Security Deposit Installment—1, the Security Deposit Installment—2 and Security Deposit Installment—3 plus all interest accrued thereon pursuant to Section 4.2 and to be paid to Lessee pursuant to the last paragraph of this Clause (1). The Letter of Credit:
(a)	shall be in the form of Exhibit E;

(b)	shall be issued or confirmed by a first class international bank (or branch thereof) in New York or London reasonably acceptable to Lessor and having at least the Letter of Credit Bank Minimum Rating; and

(c)	shall remain in full force and effect until the Letter of Credit Validity Date (or, if the Letter of Credit is at any time due to expire prior to such date, then Lessee shall cause a valid renewal or replacement letter of credit to be issued in accordance with this Section 4.2 not later than 30 days prior to such expiry date, the original Letter of Credit and each such renewal or replacement to be valid for a period of not less than one year or, if less, until the Letter of Credit Validity Date).
Upon valid substitution by Lessee of a Letter of Credit for the Security Deposit in accordance with the provisions of this Section 4.4, Lessor shall simultaneously (if it has received reasonable advance notice thereof) or promptly (and in any event within five Business Days) refund to Lessee the amount of the cash Security Deposit which has not previously been applied as provided for in any Operative Document, together with interest accrued as provided in Section 4.2.

(2)	In the event that at any time prior to the Letter of Credit Validity Date the bank issuing or confirming the Letter of Credit no longer has at least the Letter of Credit Bank Minimum Rating, Lessee shall within thirty days of demand by Lessor provide Lessor with a replacement “Letter of Credit” issued or confirmed by a first class international bank in New York or London having at least the Letter of Credit Bank Minimum Rating and otherwise meeting the requirements of this Lease Agreement.

(3)	Lessor shall be entitled to make multiple demands under the Letter of Credit following the occurrence of an Event of Default. If for any reason Lessor is paid under the Letter of Credit, then (a) Lessor may at any time as an agreed remedy, apply or retain all or any portion of the amounts so paid in full or partial payment for amounts constituting or corresponding to the Secured Obligations and/or may retain all or any portion of the amounts so paid as security for the performance of the Secured Obligations, and any amounts so retained shall be treated as a “Security Deposit” hereunder, and (b) Lessee shall within 10 days cause an additional “Letter of Credit” to be issued, or shall pay Lessor such amount in cash, so that the Lessor shall at all times have the benefit of cash and/or a Letter of Credit for the full Security Deposit which would otherwise be required under Section 4.1.

(4)	Unless the Letter of Credit is fully drawn, Lessor shall return the Letter of Credit to Lessee (a) not later than five Business Days after the date upon which the Aircraft is returned to Lessor in accordance with this Lease Agreement and all of the Secured Obligations which are then due and payable have been satisfied in full (and shall send Lessee a confirmation of cancellation of the Letter of Credit on the date upon which the Aircraft is returned to Lessor in accordance with this Lease Agreement and all of the Secured Obligations which are then due and payable have been satisfied in full), (b) as provided in Section 10.3, upon payment in full of all amounts due and payable as a result of an Event of Loss or (c) upon replacement with a substitute letter of credit as provided in Section 4.4(2).
4.5	Substitution of Security Deposit for Letter of Credit

From time to time during the Lease Term, so long as no Payment/Bankruptcy Default is then continuing, if Lessor is holding a Letter of Credit provided pursuant to Section 4.4, Lessee shall have the option to substitute for the Letter of Credit an amount of Dollars equal to the stated

amount of the Letter of Credit provided that (1) under the Laws of Lessee Jurisdiction (including any insolvency laws) neither Lessee nor any representative (howsoever denominated) for Lessee or its creditors may reclaim, revoke or otherwise clawback such payment of the Security Deposit (under circumstances where the proceeds of a letter of credit could not have been so reclaimed, revoked or otherwise clawed back) in the event that Lessee is involved in any of the proceedings listed in Sections 12.3 and 12.4 or otherwise and (2) Lessee has provided Lessor with a recent legal opinion from Lessee Jurisdiction legal counsel reasonably satisfactory to Lessor stating that Lessor’s rights are not materially prejudiced by such substitution and otherwise in form and substance reasonably satisfactory to Lessor. Unless the Letter of Credit is fully drawn, upon valid substitution by Lessee of a Security Deposit for the Letter of Credit in accordance with the provisions of this Section 4.5, Lessor shall promptly (and in any event within five Business Days) return to Lessee the Letter of Credit.

4.6	Limitation on Substitution

Notwithstanding any other provision of this Section 4, if Lessee exercises its substitution rights under Section 4.4 or 4.5, then Lessee may not exercise its substitution rights under Section 4.5 or 4.4, respectively, for at least 12 months.

5.	REPRESENTATIONS AND WARRANTIES

A DISCLAIMER BY LESSOR IS CONTAINED IN PART II OF SCHEDULE 3. LESSEE CONFIRMS THAT IT HAS CAREFULLY REVIEWED SUCH DISCLAIMER AND THAT LESSEE ACCEPTS AND AGREES TO SUCH DISCLAIMER.

5.1	Lessor’s Representations and Warranties

Lessor hereby represents and warrants to Lessee that:
(1)	Lessor (a) is a national banking association duly organized under the Laws of the Lessor Jurisdiction and (b) has the corporate power and authority to own its assets wherever located or used and to carry on its business as it is now being conducted and to enter into and perform its obligations under each Operative Document to which it is a party; the execution and delivery by Lessor of the Operative Documents to which it is a party, and the performance of its obligations thereunder, have been (as and when delivered by Lessor) duly authorized by all necessary corporate action on its part. Such Operative Documents each have been duly executed and delivered by it and each constitutes legal, valid and binding obligations, enforceable against Lessor in accordance with its terms.

(2)	Lessor holds all authorizations necessary to permit its execution and delivery of each Operative Document to which it is a party and the performance of its obligations thereunder.

(3)	Neither the execution and delivery of any Operative Document by Lessor, nor the performance by Lessor of its obligations thereunder, contravenes any of the provisions of its constitutional documents or any Law applicable to it or any of its assets or conflicts with or results in a default under any document which is binding on Lessor or any of its assets.

(4)	Lessor is subject to civil and commercial Law with respect to its obligations under each Operative Document to which it is a party and neither it nor any of its assets is entitled to any right of immunity and the entry into and performance of each such Operative Document constitute its private and commercial acts.

(5)	The obligations of Lessor under the Operative Documents to which it is party rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessor, with the exception of such obligations as are mandatorily preferred by Law and not by virtue of any contract.

(6)	There are no pending or, to Lessor’s knowledge, threatened actions or proceedings before any court, arbitration or administrative agency in respect of this Lease Agreement or any other Operative Document or the Aircraft or the performance by Lessor of its obligations hereunder or under any other Operative Document to which it is a party.
The representations and warranties above will survive execution of this Lease Agreement and those contained in clauses (1) through (5) of this Section 5.1 are continuing representations and warranties and shall be deemed made and given on and as of the date hereof and each Rent Payment Date.

5.2	Lessee’s Representations and Warranties

Lessee hereby represents and warrants to Lessor that:
(1)	Lessee (a) is a private limited liability company duly organized under the Laws of the Lessee Jurisdiction and (b) has the corporate power and authority to own its assets wherever located or used and to carry on its business as it is now being conducted and to enter into and perform its obligations under each Operative Document to which it is a party; the execution and delivery by Lessee of the Operative Documents to which it is a party, and the performance of its obligations thereunder, have been (as and when delivered by Lessee) duly authorized by all necessary corporate action on its part. Such Operative Documents each have been duly executed and delivered by it and each constitutes legal, valid and binding obligations, enforceable against it in accordance with its terms.

(2)	Lessee will on the Delivery Date and throughout the Lease Term hold all Authorizations necessary to (a) permit it to engage in air transport and to carry on passenger and cargo service in each case as presently conducted, (b) permit its execution and delivery of each Operative Document to which it is a party and the performance of its obligations thereunder and (c) permit it to operate the Aircraft in compliance with all Laws applicable to Lessee.

(3)	Lessee is in compliance with all Laws applicable to Lessee, including in respect of aircraft maintenance, training and operation and neither the execution and delivery of any Operative Document by Lessee, nor the performance by Lessee of its obligations thereunder, contravenes any of the provisions of its constitutional documents or any Law applicable to it or any of its assets or conflicts with or results in a default under any document which is binding on Lessee or any of its assets.

(4)	Lessee is subject to civil and commercial Law with respect to its obligations under each Operative Document to which it is a party and neither it nor any of its assets is entitled to any right of immunity and the entry into and performance of each such Operative Document constitute its private and commercial acts.

(5)	The obligations of Lessee under the Operative Documents to which it is party rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessee, with the exception of such obligations as are mandatorily preferred by Law and not by virtue of any contract.

(6)	Except for the registrations, recordations and filings described in Section 7, each of which will be duly made and effected by Lessee as and when required, no further action, including the registration, recordation or filing of any instrument or document, is necessary under the Laws of the Lessee Jurisdiction, the State of Registration or any jurisdiction in which the Aircraft shall be operated (a) in order for this Lease Agreement to constitute a valid and enforceable lease of record relating to the Aircraft, (b) to authorize or permit Lessee to perform its obligations under each Operative Document to which it is a party, (c) to fully protect, establish, perfect and preserve Owner’s and Lessor’s and Security Trustee’s rights and interests in the Aircraft and the Operative Documents as against Lessee and otherwise or (d) to make each Operative Document admissible in evidence in the Lessee Jurisdiction or the State of Registration.

(7)	There are no pending or, to Lessee’s knowledge, threatened actions or proceedings before any court, arbitration or administrative agency (a) in respect of this Lease Agreement or any other Operative Document or the Aircraft or the performance by Lessee of its obligations hereunder or under any other Operative Document to which it is a party or (b) which might, if adversely determined, have a Material Adverse Effect.

(8)	Each Operative Document and the financial and other information furnished by Lessee in connection with this Lease Agreement or any other Operative Document do not contain any untrue statement or omit to state facts, the omission of which makes the statements therein, in the light of the circumstances under which they were made, misleading in any material respect, nor omit to disclose any material matter to Lessor, and all expressions of expectation, impression, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by Lessee.
The representations and warranties above will survive execution of this Lease Agreement and those contained in clauses (1) through (5) of this Section 5.2 are continuing representations and warranties and shall be deemed made and given on and as of the date hereof and each Rent Payment Date.

6.	GENERAL COVENANTS

6.1	Lessor’s Covenants

Lessor covenants and agrees with Lessee that during the Lease Term:

6.1.1	Quiet Enjoyment

So long as no Event of Default shall have occurred and be continuing, none of Owner, Lessor or any Person validly claiming by or through Owner or Lessor shall violate Lessee’s quiet enjoyment of the use, operation and possession of the Aircraft and rights thereto under this Lease Agreement.

6.1.2	No Claims by Lessor

For the benefit of each lessor of an airframe or engine leased to Lessee and each holder of a security interest in an airframe or engine owned by Lessee under a security agreement, neither Lessor nor Owner shall acquire or claim, as against such lessor or security interest holder, any right, title or interest in any engine covered by any such lease or security agreement as a consequence of such engine being attached to the Airframe.

6.2	Lessee’s Covenants

Lessee covenants and agrees with Lessor that during the Lease Term:

6.2.1	Reporting Requirements

Lessee shall furnish to Lessor:
(1)	On the 10th day of each calendar month during the Lease Term, a completed and duly executed Aircraft Status Report in respect of the previous month and substantially in the form of Exhibit D (or such other form as Lessor may reasonably require).

(2)	Reasonable prior notice of and an ability to participate in any “roadshow” (howsoever denominated) given by Lessee for the purpose of informing creditors of the business and properties, operations and or condition (financial or otherwise) of Lessee.

(3)	Within 180 days after the close of each financial year of Lessee, copies of audited consolidated and consolidating financial statements (including a balance sheet and a profit and loss statement) of Lessee prepared in South African Rand in accordance with Applicable Accounting Principles, all in reasonable detail and setting forth in comparative form the respective figures as of the end of and for the preceding financial year as certified by Lessee’s independent certified (or equivalent) accountants, including their certificate and accompanying comments; provided Lessee shall be deemed to have satisfied the requirements set forth in this Section 6.2.1(3) so long as such documents are accessible to Lessor from Lessee’s website. If any such materials are not in English, a complete and accurate translation of such materials will be provided by Lessee together with such materials.

(4)	[Intentionally Omitted]

(5)	Within a reasonable period of time (but in any event within 15 days of request), such other information respecting the business and properties, operations or condition (financial or otherwise) of Lessee, or the location, condition, use and operation of the Aircraft, as Owner or Lessor may from time to time reasonably request, including copies of all regular, periodic and special reports, that Lessee makes available for review by the public or other creditors and including copies of all statements of account of any Government Entity or other Person in respect of any Flight Charges or CO2 emissions charges for which Lessee may be liable. In addition, Lessee shall, within a reasonable period of time (but in any event within 15 days of request), on request furnish or cause to be furnished to Lessor such information as may be required to enable an Indemnified Party to file on a timely basis any reports, returns or filings which it may provide to any Government Entity because of its rights, title and interests in and to the Aircraft or under any Operative Document.

(6)	Advance notice of any off-aircraft maintenance on either Engine, with Lessee to provide such notice, to the extent reasonably practical, at least 30 days prior to removal.
6.2.2	Liens

Lessee shall not directly or indirectly create, incur, assume or suffer to exist, or agree to create or assume, any Lien on or with respect to the Aircraft, any Engine or any Part or any Operative Document, or in any right, title or interest in any of the foregoing, except (a) the rights of Lessor, Owner and Lessee provided in the Operative Documents, (b) Lessor Liens, including Liens incurred in connection with any back-leverage or similar transaction permitted under Section 14.1.1(2) or any Financing Security Documents, (c) the rights of others under agreements or arrangements to the extent permitted by the terms of Sections 6.1.2 and 8 and Section 1.3.6 of Schedule 2, (d) Liens for Taxes of Lessee (or any Permitted Sublessee) arising in the ordinary course of business either not yet overdue or being contested in good faith by appropriate proceedings, (e) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising by operation of law in the ordinary course of Lessee’s (or, if a Permitted Sublease is then in effect, Permitted Sublessee’s) business, securing obligations that are not yet overdue, (f) Liens arising out of any judgment or award against Lessee (or any Permitted Sublessee), unless the judgment shall remain undischarged for a period of 10 days or more, during which time execution of such judgment or judgments shall not be effectively stayed nor adequate bonding fully covering such judgment or judgments exist, (g) any other Lien with respect to which Lessee (or any Permitted Sublessee) shall have provided a bond, cash collateral or other security adequate in the reasonable opinion of Lessor, and (h) Liens approved in writing by Lessor, so long as in the case of clauses (d), (e) and (f), (y) adequate reserves have been set aside by Lessee for payment of such obligations and (z) the continued existence of any such Lien does not give rise to any likelihood of the sale or forfeiture of any portion of the Aircraft or any interest therein or of any criminal or material civil liability of any Indemnified Party or other liens. Lessee will promptly, at its own expense, take (or cause to be taken) such actions as may be necessary to discharge duly any such Lien not excepted above if the same shall arise at any time during the Lease Term or in connection with any act or omission by Lessee (the Liens described in clauses (a) through (h), collectively, “Permitted Liens”). Without limiting the foregoing or any other provision of any Operative Document, Lessee will not do or permit to be done anything which may expose the Aircraft or any part thereof to penalty, forfeiture, seizure, arrest, impoundment, detention, confiscation, taking in execution, attachment, appropriation or destruction, or which may jeopardize the rights of Owner, Lessor or any Financing Party in the Aircraft or the validity, enforceability or priority of the Financing Security Documents or any security expressed to be created thereunder or which may expose any Indemnified Party to any criminal or material civil liability, nor abandon the Aircraft or any material part of the Aircraft.

6.2.3	Corporate Existence; Authorizations

Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and to obtain and hold all Authorizations necessary to (1) permit it to engage in air transport and to carry on passenger and cargo service in each case as presently conducted, (2) permit its execution and delivery of each Operative Document to which it is a party and the performance of its obligations thereunder and (3) permit it to operate the Aircraft in compliance with all Laws applicable to Lessee.

6.2.4	Merger of Lessee
(1)	Lessee shall not reorganize or consolidate with or merge into any other Person, or sell, lease, exchange, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all its property, assets or revenues, whether now owned or hereafter acquired, or any substantial portion thereof, or liquidate or dissolve, unless Lessee is the surviving entity of a reorganization, consolidation or merger or (a) the entity formed by such reorganization, consolidation or merger or the Person that so acquires such assets by purchase, lease, exchange, transfer or other disposition (i) is a private limited liability company or a corporation duly organized and validly existing under the laws of the Lessee Jurisdiction or a political subdivision thereof and (ii) is permitted it to engage in air transport and to carry on passenger and cargo service in each case substantially as presently conducted, (b) immediately after giving effect to such reorganization, consolidation, merger or disposition, no Event of Default shall have occurred and be continuing, (c) Lessee shall have delivered to the Lessor a compliance certificate from an authorized officer of Lessee stating that such reorganization, consolidation, merger or disposition complies with this Section 6.2.4 and that all conditions precedent provided for herein relating to such transaction have been complied with or satisfied, (d) such entity executes and delivers to Lessor a duly authorized, legal, valid, binding and enforceable agreement, reasonably satisfactory in form and substance to Lessor, containing an effective assumption by such Person of the due and punctual performance and observance of each covenant, agreement and condition in the Operative Documents to be performed or observed by Lessee; (e) if the Aircraft is, at the time, registered with the Aviation Authority, such entity makes such filings and recordings with the Aviation Authority as shall be necessary to evidence such reorganization, consolidation, merger or disposition or, if the Aircraft is, at the time, not registered with the Aviation Authority, such person makes such filings and recordings with the Aviation Authority as shall be necessary to evidence such reorganization, consolidation, merger or disposition; and (f) such entity makes such filings with the international registry (as defined in Schedule 9) as shall be necessary to evidence such reorganization, consolidation, merger or disposition.

(2)	Upon any such consolidation or merger of Lessee with or into, or the conveyance, transfer or lease by Lessee of all or substantially all of its assets to, any Person in accordance with this Section 6.2.4, unless Lessee is the surviving entity of a consolidation or merger, such Person will succeed to, and be substituted for, and may exercise every right and power of, Lessee under the Operative Documents to which Lessee is a party with the same effect as if such person had been named as “Lessee” therein.

7.	TITLE; REGISTRATION AND FILINGS; ETC.

7.1	Title to the Aircraft

Lessee acknowledges that the Operative Documents constitute for all purposes, including tax purposes, an agreement by the Lessor to lease the Aircraft to Lessee and, accordingly, Lessee shall have no right, title or interest in the Aircraft except the right to possess and use the Aircraft during the Lease Term as provided herein.

Lessee will not at any time represent or hold out Lessor, Owner or any Financing Party as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation of the Aircraft or pledge the credit of Lessor, Owner or any Financing Party or, except as expressly provided herein, attempt, or hold itself out as having any power, to sell, charge, lease or otherwise dispose of or encumber the Aircraft, the Engines or any Part and shall at all times make clear that title to the Aircraft is held by Owner.

7.2	Registration, Recordation, Filings, Etc.

Lessee shall procure that on the Delivery Date the Aircraft is duly registered with the Aviation Authority in the name of Lessee as operator (“registered owner” in the nomenclature of the Aviation Authority) and, to the extent permitted by applicable Law, with the interests of Owner and Lessor and (if requested by Lessor) one or more of the Financing Parties noted on the register. During the Lease Term, Lessee shall take, or cause to be taken, such action with respect to the registration, recording, filing, reregistering, rerecording and refiling of any Operative Document, any Financing Security Document or other documents or instruments and take such other actions (including amending the Operative Documents and/or entering into new agreements and other documents reflecting the commercial agreements of Lessor and Lessee under the Operative Documents), in each case as necessary or advisable under the Laws of the State of Registration, the Lessee Jurisdiction or any jurisdiction in which the Aircraft will be operated or under any international treaty, convention or protocol (including, if applicable, the Cape Town Agreements), fully to protect, establish, perfect and preserve Owner’s, Lessor’s and each Financing Party’s rights and interests in the Aircraft, the Operative Documents and the Financing Security Documents as against Lessee and any other Person. Lessee shall not take any action or omit to take any action that may invalidate any such registration, recording, filing, reregistering, rerecording and refiling or otherwise prejudice Owner’s, Lessor’s or any Financing Party’s rights and interests in the Aircraft, the Operative Documents or the Financing Security Documents as against Lessee and any other Person. Lessee shall provide Lessor with evidence of such registration, recording, filing, reregistering, rerecording and refiling as soon as it becomes available. Lessee shall ensure that the original certificate of registration for the Aircraft is kept in the Aircraft or, if Lessor permits it to be removed, at a location designated by Lessor.

7.3	Cape Town Convention

Lessor and Lessee agree to comply with the requirements of Schedule 9 in respect of the delivery of the Aircraft hereunder and during the Lease Term.

8.	POSSESSION

8.1	No Transfer of Possession

Lessee shall not, without the prior written consent of Lessor, for the duration of the Lease Term in any manner deliver, transfer or relinquish possession of the Aircraft, Airframe or an Engine or any Part, or install an Engine, or permit any such Engine to be installed, on an airframe other than the Airframe covered hereby, provided that so long as (1) except in the case of testing, service, repair, maintenance or overhaul work under Section 8.1.2, no Event of Default shall have occurred and be continuing and (2) the action to be taken shall not adversely affect, or be of a nature that could reasonably be expected to adversely affect, Owner’s, Lessor’s or any Financing Party’s right, title and interest in and to the Aircraft or Airframe, or any Engine or Part, or under any Operative Document, then:

8.1.1	Wet Lease; Subleasing
(1)	Lessee may (or may permit any Permitted Sublessee to) operate the Aircraft for the benefit of a third party under a “wet lease” arrangement pursuant to which the Aircraft shall at all times (a) remain in the sole and direct possession, dominion and control of Lessee, (b) maintain its registration in the State of Registration without any amendment or modification as a consequence of such arrangement, (c) be operated solely and directly by regular employees of Lessee, and (d) be maintained, insured and otherwise operated by Lessee in accordance with all Laws applicable to Lessee and the requirements of each Operative Document (and pursuant to which no possessory rights whatsoever are granted to the wet lessee) (a “Wet Lease”).

(2)	Lessee may sublease the Aircraft to a Permitted Air Carrier for a period not extending beyond the end of the Lease Term and in any event not exceeding three years (not counting renewals), provided that:
(a)	Such Permitted Air Carrier (i) expressly acknowledges directly to Lessor, Owner and the Financing Parties their respective interest in the Aircraft and under the Operative Documents, (ii) covenants directly to Lessor, Owner and the Financing Parties not to do anything which would prejudice their respective interests, rights and benefits in the Aircraft or the Insurances or under the Operative Documents and (iii) agrees directly with Lessor that such Permitted Air Carrier’s rights under such lease shall be subject and subordinate to the rights of Lessor under this Agreement and that the leasing of the Aircraft to such Permitted Air Carrier and the right of the Permitted Air Carrier to the use, possession and enjoyment of the Aircraft shall terminate simultaneously with the giving by Lessor of any notice of termination pursuant to Section 13 or any other termination of the Lease Term.

(b)	The relevant sublease agreement shall contain such terms and provisions as shall ensure that the Permitted Air Carrier thereunder, if complying with the said terms and conditions, will comply with, and will not do anything which would contravene, the provisions of the Operative Documents, and shall not permit any further subleasing without the prior consent of Lessor, which consent may be withheld in Lessor’s sole discretion.

(c)	At the request of Lessor, Lessee shall assign the sublease agreement and any related documents to Lessor as security for Lessee’s obligations under the Operative Documents, such assignment to be in form and substance reasonably satisfactory to Lessor and to be consented to by the Permitted Air Carrier (for the avoidance of doubt, such assignment shall provide that Lessee shall be entitled to receive the rent payable under the assigned sublease agreement until such time as an Event of Default shall have occurred).

(d)	Lessee shall provide to Lessor evidence reasonably satisfactory to Lessor confirming that Insurances are and will remain in full force and effect in accordance with the terms of Section 11 during the term of the sublease or, if the Permitted Air Carrier is to maintain insurance coverage during the term of such sublease, Lessee or such Permitted Air Carrier shall have furnished to Lessor all such documents, evidence and information relating to insurance coverage as are reasonably required to satisfy Lessor that the proposed insurance coverage is on terms equivalent to the required Insurances (including, without limitation, the currencies of payment required under the Insurances) and is in all respects reasonably satisfactory.

(e)	Lessee shall obtain, at Lessee’s cost, a legal opinion from counsel reasonably acceptable to Lessor, addressed to Lessor, Owner and the Financing Parties and which is satisfactory in form and substance to Lessor, acting reasonably, confirming (i) that the priority, validity and enforceability of any existing ownership, leasehold, security and/or other interest held by Lessor, Owner or the Financing Parties on or in respect of the Aircraft under the Financing Security Documents will not be adversely affected by the relevant subleasing, (ii) if the Aircraft is to be registered on a register other than that of the initial State of Registration, that all necessary steps have been taken to ensure the continued priority, validity and enforceability of each such ownership, leasehold, security and/or other interest notwithstanding the transfer of the registration of the Aircraft to a register other than that of the initial State of Registration, (iii) the authority of the Permitted Air Carrier to enter the agreements described in this Section 8.1.1(2), the due execution and delivery of such agreements by the Permitted Air Carrier, the enforceability of such agreements and the priority and perfection of the sublease assignment described in Section 8.1.1(2)(c), and (iv) such other matters as may be requested by Lessor, acting reasonably.

(f)	Notwithstanding any other provision of this Section 8.1.1(2), no sublease permitted under this Section 8.1.1(2) shall involve any transfer of title to or ownership interest in the Aircraft or any Engine or Part thereof.

(g)	Lessee shall give Lessor at least 30 days’ prior written notice of any agreement to enter into the proposed subleasing, specifying the name of the proposed Permitted Air Carrier and the term of the proposed sublease and in the case of a sublease pursuant to which the Aircraft is to be registered outside the initial State of Registration, the name of the proposed State of Registration, provided that the State of Registration may be changed only if Lessor is satisfied, acting reasonably, that the interests of Lessor and Owner and of the Financing Parties shall not be adversely affected by such change.

(h)	Lessee shall give to Lessor, no later than 15 days prior to the proposed date of execution of any sublease agreement, a copy of the agreed form of such sublease agreement and Lessee shall deliver to Lessor no later than seven days after the date of execution of any sublease agreement a copy certified by an officer of Lessee of such sublease agreement.

(i)	Lessee will be responsible for and shall pay to Lessor on demand all reasonable costs and expenses (including reasonable attorneys fees and expenses and out-of-pocket expenses incurred in connection with any registrations required under Section 7.3.5 and other costs) payable or incurred by Lessor in connection with the subleasing and any reregistration (including any termination of such subleasing and any related reregistration) of the Aircraft.
8.1.2	Maintenance, Etc.

Lessee may (or may permit any Permitted Sublessee to) deliver or cause to be delivered possession of the Airframe or an Engine or any Part to the manufacturer thereof or to any Agreed Maintenance Performer for testing, service, repair, maintenance or overhaul work or for alterations, modifications or additions to the extent required or permitted by the terms hereof.

8.1.3	Installation of Engines on Other Airframes

Lessee may (or may permit any Permitted Sublessee to) install an Engine on any Airframe Manufacturer model A330-200 airframe (other than the Airframe) owned, leased or hire-purchased by Lessee if (1) such airframe is free and clear of all Liens except (A) Permitted Liens and those Liens which apply only to the engines (other than Engines and Parts installed on the Engines), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment installed on such airframe (but not the airframe as an entirety), and (B) the rights of the parties to any security agreement, mortgage, lease or hire-purchase agreement covering such airframe, (2) such security agreement, mortgage, lease or hire-purchase agreement effectively provides that such Engine shall not become subject to the interest of the Lien, ownership or leasehold interest of any party to such security agreement, mortgage, lease or hire-purchase agreement, notwithstanding the installation thereof on such airframe at any time while such Engine is owned by Owner, (3) neither (a) the provisions of any applicable Law or (b) the terms of any lease or other agreement or security interests to which such aircraft or engine is subject prohibit such installation or will have the effect at any time of divesting, prejudicing or impairing the title and interests of Owner, Lessor or the Financing Parties in respect of that Engine or under any Operative Document or Financing Security Document, and (4) the interests of the Indemnified Parties are protected in the same manner as if the Engine were installed upon the Airframe and (5) such Engine is not operated above 71,100 pounds thrust.

8.2	General

The rights of any Person (other than a mechanic or materialman to the extent of any mechanic’s or materialmen’s Lien) who receives possession of the Aircraft, Airframe, any Engine or any Part on or after the Delivery Date shall be subject and subordinate to all the terms of each Operative Document, including the covenants contained in this Section 8 and in Section 11 and the rights of Lessor to repossession pursuant to Section 13 and to avoid any transfer of possession by Lessee. No relinquishment or transfer of possession of the Aircraft, Airframe, any Engine or any Part on or after the Delivery Date shall in any way release, discharge or otherwise limit or diminish any of Lessee’s obligations to Lessor (it being agreed that notwithstanding any such transfer or relinquishment of possession, Lessee shall continue to be primarily liable and responsible for performance of all of its obligations under each Operative Document), or constitute a waiver of Lessor’s rights or remedies hereunder or affect the registration of the Aircraft or the interests of the Financing Parties in the Aircraft or under the Operative Documents or Financing Security Documents.

Lessor acknowledges that any consolidation or merger of Lessee or conveyance, transfer or lease of all or substantially all of Lessee’s assets otherwise permitted by the Operative Documents shall not be prohibited by this Section 8. In addition, Lessor acknowledges that the restrictions on assignment set forth in Section 14 shall not prohibit the exercise by Lessee of its rights under this Section 8.

9.	INDEMNITIES

9.1	General Indemnity

Subject only to the exceptions set forth in Section 9.2, Lessee hereby assumes liability for and hereby agrees on demand to indemnify and keep indemnified each Indemnified Party against, and agrees to protect, save and keep harmless each Indemnified Party from (whether or not the transactions contemplated in the Operative Documents are consummated), any and all Expenses from time to time imposed on, incurred by or asserted against any Indemnified Party in any way relating to or arising out of:
(1)	The Aircraft, the Airframe, any Engine or engine installed on the Aircraft, any Part, any Aircraft Documentation or any other thing delivered under any Operative Document;

(2)	The acceptance, delivery, lease, sublease, registration, deregistration, ownership, re-registration, possession, repossession, presence, operation, location, condition, use or non-use, control, management, airworthiness, overhaul, replacement, existence, insurance, storage, preparation, installation, testing, manufacture, design, modification, alteration, maintenance, repair, re-lease or sale or any other transfer or disposition (in the case of each such re-lease, sale or other transfer or disposition, after the occurrence of an Event of Default), return, transfer, exportation, importation, abandonment or other disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as the result of any such Lien) on, the Aircraft, the Airframe, any Engine or engine, any Part or any other thing delivered under any Operative Document (whether on the ground or in the air) or any interest therein regardless of when the same arises or whether it arises out of or is attributable to any act or omission, neglect (actual, implied or imputed) or otherwise, of any Indemnified Party; and

(3)	Any Operative Document, any of the transactions contemplated thereby (other than pursuant to any financing arrangements) or the enforcement of any of the terms thereof, including any breach or noncompliance by Lessee of any provision of any Operative Document or the enforcement of this Section 9, including any Expenses incurred, assumed or suffered by Lessor as a consequence of Lessee’s failure to accept the Aircraft in accordance with the Operative Documents.

9.2	Exceptions to General Indemnity
The indemnity provided for in Section 9.1 will not extend to any of the following Expenses of a particular Indemnified Party (but without limiting any rights of Lessor under Section 13):
(1)	Expenses to the extent caused by the gross negligence or willful misconduct of any Indemnified Party (other than willful misconduct imputed to such person by reason of its interest in the Aircraft or any Operative Document);

(2)	Taxes, it being agreed that Sections 9.3 and 9.6 and Schedule 6 set forth the agreements of Lessor and Lessee in relation to Taxes;

(3)	Expenses to the extent attributable to acts of an Indemnified Party or the Follow-On Operator, or events which occur after this Lease Agreement has terminated or expired and Lessee has returned the Aircraft to Lessor in the condition and manner required by this Lease Agreement (except in the case of an Event of Loss, in which case no return of the Aircraft shall be required), and which are not fairly attributable to acts, events or circumstances occurring prior to such termination or expiration and, if applicable, such return;

(4)	Expenses that Lessor has expressly agreed to pay under this Lease Agreement;

(5)	Expenses attributable to Lessor Liens;

(6)	Expenses to the extent caused by a breach by such Indemnified Party of any covenant, or by the inaccuracy or falsity of a representation or warranty made by such Indemnified Party, in this Lease Agreement or the documents and agreements delivered by such party to Lessee;

(7)	Expenses constituting amounts payable under any documents related to the debt or equity financing or refinancing of the Aircraft for the payment of principal, interest, break funding, make-whole fees or other similar fees;

(8)	Expenses constituting amounts payable to any Financing Party pursuant to any Financing Security Document (other than operational indemnities of the type and within the scope of operational indemnities contained in Section 9.1);

(9)	Expenses associated with the financing or structuring of any entity directly or indirectly holding an interest in Lessor (other than operational indemnities of the type and within the scope of operational indemnities contained in Section 9.1);

(10)	Expenses associated with claims attributable to the negotiation, execution and delivery of the Operative Documents;

(11)	Expenses attributable to any Lien which an Indemnified Party is required to remove pursuant to the terms of the Operative Documents;

(12)	Expenses that are internal or external costs related to the administration of normal course VAT compliance by Lessor or Owner in Lessee Jurisdiction (e.g., for services provided KPMG in connection with such VAT compliance);

(13)	Expenses to the extent attributable to events which occur prior to the Delivery Date and not attributable to any act or omission by Lessee in breach of the Operative Documents; and

(14)	Expenses directly or indirectly attributable to satisfying the requirements of the Department of Trade and Industry of Lessee Jurisdiction under the National Industrial Participation Programme.
9.3	Taxes

Lessee’s tax indemnity and other related agreements are contained in Schedule 6, which schedule is hereby incorporated in this Section 9.3 by reference.
9.4	Currency Indemnity
(1)	If any Indemnified Party or Tax Indemnitee receives an amount from Lessee in respect of Lessee’s liability under any Operative Document, or if such a liability is converted into a claim, proof, judgment or order, in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under any Operative Document, and if the amount received by such Indemnified Party or Tax Indemnitee, when converted into the contractual currency (at the market rate at which such Indemnified Party or Tax Indemnitee is able on the relevant date to purchase the contractual currency in New York or, at such Indemnified Party’s or Tax Indemnitee’s option, London with such other currency), is less than the amount owed by Lessee in the contractual currency, then Lessee shall on demand pay the amount of such deficit to such Indemnified Party or Tax Indemnitee, in the contractual currency, along with any costs or Taxes it shall have incurred or will incur in connection therewith.

(2)	Lessee waives any right it may have in any jurisdiction to pay any amount under any Operative Document in a currency other than that in which it is expressed to be payable.
9.5	Scope, Survival, Etc.
(1)	Lessee shall be obligated under this Section 9 and Schedule 6 as a primary obligor irrespective of whether an Indemnified Party or Tax Indemnitee shall also be indemnified, guaranteed or insured with respect to the same matter under any of the Operative Documents or otherwise by any other Person, and such Indemnified Party or Tax Indemnitee may proceed directly against Lessee under this Section 9 and/or Schedule 6 without first resorting to any such other rights of indemnification, guarantee or insurance and without declaring this Lease Agreement to be in default or taking other action under any Operative Document.

(2)	All indemnities provided for in this Section 9 (except as provided in in Section 9.2(3)) and Schedule 6 (except as provided in Section 2(3) of Schedule 6) shall survive and remain in full force and effect, notwithstanding the expiration or termination of the Lease Term or of any Operative Documents (other than as provided in Section 2 of Part II of Schedule 3), the return of the Aircraft and the payment in full of all sums payable under the Operative Documents.

(3)	Lessee acknowledges that the Indemnified Parties and Tax Indemnitees, or any of them, may authorize Lessor, by notice in writing to Lessor and Lessee, to make claims and demands under any indemnity under any Operative Document on behalf of such Indemnified Parties and Tax Indemnitees, and Lessee shall be obligated to make all payments pursuant to any such indemnity to Lessor, to the extent claimed by Lessor on behalf of such Indemnified Parties and Tax Indemnitees (it being understood that Lessee is entitled to, and shall, conclusively rely upon the instructions of Lessor with respect to the payment of amounts owing to any Indemnified Party or Tax Indemnitee under the indemnities); provided that before any Indemnified Party or Tax Indemnitee authorizes Lessor to make such claims or demands, such indemnified person must agree in writing to be bound by Section 9.5 and 19.6 and Section 6 of Schedule 6.

(4)	Each Indemnified Party and Tax Indemnitee will give prompt written notice to Lessee of any liability of which such party has knowledge for which Lessee is, or may be, liable under Section 9.1 or Schedule 6 provided that failure to give such notice will not prejudice or otherwise affect any of the rights of the Indemnified Parties or Tax Indemnitees under Section 9.1 or Schedule 6 except to the extent Lessee’s rights to contest are prejudiced or any penalties or interest is incurred as a result of such failure.

(5)	Lessee shall provide the relevant Indemnified Party or Tax Indemnitee with such information not within the control of such Person, as is in Lessee’s control or is reasonably available to Lessee, which such Person may reasonably request and Lessee shall otherwise cooperate with and consult with such Person so as to enable such Person to defend any action, suit or proceeding brought against such Person for which Lessee is responsible under this Section 9 or Schedule 6.

(6)	Provided no Default shall have occurred and be continuing, Lessee shall, following such cooperation and consultation, have the right to assume and conduct, at its own expense, promptly and diligently, the defense of the relevant Indemnified Party with respect to a claim under Section 9.1, provided that the following shall have occurred (each to the satisfaction of Lessor):
(a)	Lessee shall have consulted, and shall continue to consult, with Lessor as to the appropriate defense and conduct thereof and shall only instruct and retain counsel reasonably acceptable to Lessor;

(b)	Lessee shall have confirmed in writing that any such amounts payable in relation to such claim, in the event Lessee’s defense is unsuccessful, are covered by the terms of this Section 9;

(c)	such defense shall not adversely affect the ability of the Insured Parties to claim under any Insurances;

(d)	Lessor shall be entitled, upon consultation with and prior written notice to Lessee, to terminate Lessee’s participation in the defense of any claim where an act, delay or omission of Lessee, or the conduct of such defense by Lessee, indicates (in any case, in the reasonable view of Lessor) that the interests of any Indemnified Party may be materially adversely prejudiced by Lessee’s continued defense of such claim;

(e)	such defense or any related proceedings do not involve any material risk of the sale, forfeiture or seizure of, or the creation of a material Lien on, the Aircraft; and

(f)	Lessee shall not enter into a settlement or other compromise on Lessor’s behalf with respect to any Expense without the relevant Indemnified Party’s prior written consent.
The relevant Indemnified Party may participate at its own expense and with its own counsel in any judicial proceeding controlled by Lessee pursuant to this Section 9.5(6).
9.6	Indemnities Payable on an After-Tax Basis

Lessee agrees that, with respect to any payment or indemnity to an Indemnified Party or Tax Indemnitee under this Section 9 or Schedule 6, Lessee’s payment or indemnity obligations shall be increased by an amount, if any, which after taking into account any Tax benefits generated by such payment or liability and actually utilized by such Tax Indemnitee currently in reducing its liability for Taxes shall be necessary to hold such Indemnified Party or Tax Indemnitee harmless from all Taxes required to be paid by such Indemnified Party or Tax Indemnitee in respect of the receipt or accrual of such payment or indemnity (including any payment by such Indemnified Party or Tax Indemnitee of any Taxes in respect to any indemnity payments received or receivable (including any indemnity payments received by a Person other than an Indemnified Party but treated as taxable in the hands of such Indemnified Party) under this Section 9 or Schedule 6).
10.	RISK OF LOSS, DESTRUCTION AND REQUISITION, ETC.
10.1	Risk of Loss

Throughout the Lease Term and until the Return, Lessee shall bear all risk of loss, damage, theft or destruction of, or any other Event of Loss with respect to, the Aircraft, the Airframe, each Engine and each Part and the following provision of this Section 10 shall apply during such period (but not before).
10.2	Notice of Damage or Event of Loss
(1)	Lessee shall notify (with then available details) Lessor promptly (and in any case within five Business Days) of any loss or damage (whether or not constituting an Event of Loss) of or to the Aircraft, the Airframe or any Engine for which the cost of correction or repairs may exceed the Damage Notice Threshold and, if not constituting an Event of Loss, shall provide Lessor promptly with a proposal for carrying out the correction or repair, which repair shall minimize any diminution in marketability or residual value of the Aircraft resulting from such loss or damage. Lessee and Lessor agree that if any dispute arises about the scope or nature of such correction or repair, they shall consult with Airframe Manufacturer, Engine Manufacturer or other relevant manufacturer, as appropriate, and Lessee and Lessor agree to accept as conclusive, and be bound by, such manufacturer’s directions or recommendations as to the manner in which to carry out such correction or repair.

(2)	Upon the occurrence of (a) an event or circumstance which may (given the passage of time or otherwise) result in an Event of Loss of the Aircraft or any Engine, Lessee shall promptly notify Lessor of such event or circumstance and of the steps being taken (or proposed to be taken) with respect thereto and (b) an Event of Loss with respect to the Aircraft or any Engine, Lessee shall forthwith (and in any case within two Business Days after such occurrence) give Lessor written notice of such Event of Loss and Lessee shall take all reasonable steps in order to preserve the Aircraft or Engine, as applicable, including the Aircraft Documentation, for purposes of investigation.
10.3	Event of Loss With Respect to the Aircraft
(1)	By the earlier of (a) 180 days after the occurrence of an Event of Loss with respect to the Aircraft or (b) the date on which the applicable insurance or requisition proceeds are paid, Lessee shall pay or cause to be paid to Lessor the Stipulated Loss Value after taking into account any amounts already paid against Lessee’s obligation to pay the Stipulated Loss Value, unless (i) an amount equal to the Stipulated Loss Value was actually received by Lessor from the insurers or, in the case of a requisition, from the relevant Government Entity and (ii) Lessor was able, under applicable Law, to apply such amount against Lessee’s obligation to pay the Stipulated Loss Value.

(2)	Until the date on which the Stipulated Loss Value is paid in full, Lessee shall continue to pay all Rent—Periodic as scheduled and shall continue to perform all of its other obligations under the Operative Documents, except to the extent rendered impossible by the occurrence of such Event of Loss or rendered, in the reasonable opinion of Lessor, unnecessary. If the Stipulated Loss Value is paid in full on a date other than a Rent Payment Date, Lessor shall, so long as all other Secured Obligations then due and owing have been paid in full, refund or cause to be refunded to Lessee any paid but unaccrued Rent—Periodic.

(3)	Upon receipt by Lessor of the full amount of the Stipulated Loss Value pursuant to this Section 10.3, and if all Secured Obligations then due and owing have been paid or performed, then Lessor shall, (a) upon the joint written request of Lessee and each relevant insurance underwriter, convey or cause to be conveyed to the Person designated in such request title to the Aircraft (including the Engines and all Parts) without recourse or warranty (except as to absence of all rights of Owner and Lessor and all Lessor Liens) and subject to the disclaimer set forth in Section 4 of Part II of Schedule 3 and (b) return to Lessee (i) the Security Deposit or Letter of Credit, as applicable, and any Letter of Credit provided in lieu of paying Reserves in respect of life-limited Parts for each Engine and (ii) an amount equal to the then notional account balance of the Reserves and (c) any insurance proceeds from the Insurances required under this Section 11 paid to Lessor in excess of the Stipulated Loss Value due under clause (1) of this Section 10.3. Upon request by Lessee and assuming no Payment/Bankruptcy Default has occurred and is continuing, Lessor and Lessee shall discuss using a netting mechanism in respect of the payment of the amounts due to Lessee under this clause (3) and the payment of the Stipulated Loss Value due to Lessor under clause (1) of this Section 10.3.
10.4	Event of Loss With Respect to an Engine

If an Event of Loss occurs with respect to an Engine, under circumstances not constituting an Event of Loss with respect to the Aircraft, then:

(1)	Lessee shall promptly and, in any event, within 18 months after the occurrence of such Event of Loss (or, if earlier, the date of expiration or termination of the Lease Term), convey or cause to be conveyed to Owner with full title guarantee, as replacement for the Engine with respect to which such Event of Loss occurred, title to a Replacement Engine, free and clear of all Liens (other than Permitted Liens), provided that if Lessee has not so conveyed or caused to be so conveyed to Owner a Replacement Engine with six months after the occurrence of such Event of Loss, then Lessee shall pay, or cause the relevant insurers to pay or provide a letter of credit (substantially in the form attached to this Lease Agreement, mutatis mutandis) for, the replacement value of the Engine to Lessor, which amount or letter of credit shall deemed a part of the Security Deposit and which amount or letter of credit shall be returned to Lessee once Lessee has so conveyed or caused to be so conveyed to Owner a Replacement Engine (or otherwise when the Security Deposit is required to be returned under the Lease), provided further that in the event that Lessee satisfies the preceding proviso, Lessor agrees that in the event Lessor receives any insurance proceeds with respect to such Engine Event of Loss, such proceeds shall be paid over to Lessee.

(2)	Prior to or at the time of any conveyance of a Replacement Engine, Lessee shall comply with each of the following requirements:
(a)	Furnish Owner with a full warranty bill of sale, in form and substance reasonably satisfactory to Owner, conveying legal and beneficial title to Owner of such Replacement Engine, free of Liens (other than Permitted Liens), execute a supplement subjecting such Replacement Engine to this Lease Agreement and furnish such evidence and opinions relating to the transfer of title to such Replacement Engine and the effectiveness of such supplement as Owner or Lessor shall request.

(b)	File such instruments as are necessary or advisable in Owner’s or Lessor’s reasonable opinion to establish and protect the interests of Owner, Lessor and each Financing Party in any such Replacement Engine (whether under the Cape Town Agreements or otherwise).

(c)	Assign to Owner the benefit of all manufacturers’ and vendors’ warranties with respect to such Replacement Engine, if any.
(3)	Upon compliance by Lessee with the requirements of this Section 10.4, Lessor shall, upon the joint written request of Lessee and each insurer which contributed to the payment of any insurance proceeds with respect to the lost Engine, convey or cause to be conveyed to the Person designated in such request title to such Engine without recourse or warranty (except as to absence of all rights of Owner and Lessor and all Lessor Liens) and subject to the disclaimer set forth in Section 4 of Part II of Schedule 3, and such Engine shall thereupon cease to be an Engine leased hereunder and, for all purposes of the Operative Documents, the conveyed Replacement Engine shall be deemed part of the property leased hereunder, and shall be deemed an “Engine.”

(4)	No Event of Loss with respect to an Engine shall result in any reduction in or abatement of Rent.

(5)	Forthwith upon title to a Replacement Engine passing to Owner pursuant to this Section 10.4, Lessor and Lessee shall reasonably determine whether the life-limited Part Reserves then held by Lessor (in cash or in the form of a letter of credit) for the Engine replaced are at an appropriate level (based primarily on Engine Manufacturer’s list price for such parts), and within 14 days of such agreement (a) where the Reserves are held in cash, Lessor shall refund to Lessee any agreed excess or Lessee shall pay Lessor any agreed deficiency and (b) where the Reserves are held in the form of a letter of credit, Lessor shall agree an adjustment to the stated amount of such Letter of credit and Lessee shall arrange for an amendment to such letter of credit to reflect such new stated amount.
Other than as provided in this Section 10.4 and Section 1.5(7) of Schedule 2 and Section 1.1 of Part II of Schedule 4, Lessee shall not have the right to substitute any engine for an Engine.
11.	INSURANCE
11.1	Scope of Insurances

At all times during the Lease Term, and until the Aircraft is returned to Lessor in the condition and manner required by each Operative Document, Lessee shall maintain or cause to be maintained with respect to the Aircraft, at its own expense, the following described insurances with reputable insurers in the international aviation market:
11.1.1	Liability Coverage

Aviation legal liability and comprehensive general liability, including products, bodily injury (including passengers), property damage, personal injury, cargo, mail, baggage liability insurance (including War and Allied Risks), for a combined single limit of not less than the Stipulated Liability Coverage.
11.1.2	Hull and Spares Coverage

Hull all-risk ground and flight aircraft hull insurance covering the Aircraft, and all-risk spares insurance covering Engines and Parts while not treated as part of Aircraft for insurance purposes (including while in transit), (1) for an agreed value not less than the Stipulated Loss Value in respect of all-risk hull insurance and (2) for the full replacement value in respect of spares insurance.
11.1.3	War Hull and Spares Coverage

War-risk, hijacking and allied perils insurance, on form LSW555D or such other comparable form as is standard cover provided by the aviation insurance market, covering each of the perils specified in paragraphs (a) and (c) through (g), inclusive, of AVN.48B, including requisition by the government of registry of the Aircraft, in an amount at least equal to (1) the Stipulated Loss Value, in respect of hull coverage (and with an overall policy limit, any one loss and in all during the policy period, in an amount reasonably satisfactory to Lessor from time to time) and (2) full replacement value in respect of spares coverage.

11.1.4	General Requirements

The insurances required under Sections 11.1.1 through 11.1.3 shall (1) apply worldwide, subject to standard insurance market geographical limits, provided that such geographical limits do not exclude any area where the Aircraft is operated and that overflying of such excluded areas is covered, (2) be of the type and covering the same risks usually carried by comparable international airlines operating similar aircraft and engines on similar routes, and, in any case, covering risks of the kind customarily insured against by such air carriers with respect to aircraft operating on such routes, and shall be reasonably satisfactory in form and substance to Lessor, (3) be placed with insurers in the London markets (and if placed through brokers, through brokers) of recognized reputation, responsibility and substantial financial capacity, specializing in and normally participating in aviation insurance markets and otherwise satisfactory to Lessor, (4) in the case of hull and spares coverage, provide for deductibles (except in connection with a total loss) in such amounts as are customary with respect to aircraft and engines of the same type and used in the same manner as the Aircraft or Engines, as the case may be, by other similar air carriers, but in no event in an amount greater than the Stipulated Deductible Amount per aircraft or engine per occurrence and in no event shall any other form of self insurance be permitted with respect to the risks covered by any insurance required under this Section 11, and (5) otherwise comply with the requirements set forth in, and be consistent with the issuance of a valid Certificate of Insurance in the form of Exhibit B. For the avoidance of doubt, it is a specific requirement of this Lease Agreement that the insurances comply and be consistent with the provisions set out herein and in the form of Certificate of Insurance attached as Exhibit B.
11.2	Application of Proceeds of Hull Insurance
11.2.1	Aircraft Event of Loss

All proceeds of hull and hull war insurance up to the Stipulated Loss Value maintained in compliance with this Section 11 and received by Lessor as the result of the occurrence of an Event of Loss with respect to the Aircraft shall be paid in accordance this Lease Agreement and with Exhibit B.
11.2.2	Damage Not Constituting an Aircraft Event of Loss

All proceeds of casualty insurance maintained in compliance with this Section 11 and received with respect to damage to or loss of any part of the Aircraft (including an Engine) in circumstances not constituting an Event of Loss with respect to the Aircraft shall be paid in accordance with this Lease Agreement and Exhibit B.
11.3	Liability Insurance

After the last day of the Lease Term, provided such insurance is available to Lessee at no additional cost or at de minimis additional cost (or Lessor agrees to pay such additional cost), Lessee shall purchase and maintain, or cause to be purchased and maintained, at its own expense, liability insurance of the types (or the equivalent, which may include products liability cover) and in the amounts required under Section 11.1.1 and each Insured Party shall be named as an additional insured thereunder, for a period ending two years from the last day of the Lease Term, or until the next heavy check following the date of the Return of the Aircraft. This obligation shall survive and remain in full force and effect, notwithstanding the expiration or termination of the Lease Term or of any Operative Documents.

11.4	Reports, Etc.

Lessee shall furnish, or cause to be furnished, to Lessor on or before the Delivery Date and not later than the renewal date of any insurance, and otherwise upon reasonable request a Certificate of Insurance substantially in the form of Exhibit B and a broker’s letter in the form of Exhibit C.
11.5	Special Undertakings
(1)	Lessee shall comply with the terms and conditions of each policy of the insurances required by this Section 11 and shall not do, consent or agree to, or permit, any act or omission which (a) invalidates or may invalidate such insurances, (b) renders or may render void, voidable, unenforceable or otherwise not in full force in effect the whole or any part of any such insurances or (c) brings any particular liability within the scope of an exclusion or exception to such insurances.

(2)	Lessee will:
(a)	ensure that all legal requirements as to insurance of the Aircraft, any Engine or any Part which may from time to time be imposed by the Laws of the State of Registration or any state to, from or over which the Aircraft may be flown, in so far as they affect or concern the operation of the Aircraft, are complied with and, in particular, those requirements compliance with which is necessary to ensure that (i) the Aircraft is not in danger of detention or forfeiture, (ii) the Insurances remain valid and in full force and effect and (iii) the interests of the Indemnified Parties in the Insurances and the Aircraft, any Engine or any Part are not thereby prejudiced; and

(b)	not use, cause or permit the Aircraft, any Engine or any Part to be used for any purpose or in any manner not covered by the Insurances or outside any geographical limit imposed by the Insurances.
(3)	If at any time Lessee fails to maintain insurance in compliance with this Section 11, Lessor shall be entitled but not bound to do any of the following, without prejudice to any other rights which it may have under this Lease Agreement or any other Operative Document by reason of such failure, (a) to pay any premiums due or effect or maintain such insurance or otherwise remedy such failure in such manner as Lessor considers appropriate, and Lessee shall upon demand reimburse Lessor in full for any amount so expended together with interest at the Past Due Rate, from the date of expenditure by Lessor to the date of reimbursement by Lessee, and/or (b) at any time while such failure is continuing, require the Aircraft to remain at any airport or proceed to and remain at any airport designated by Lessor until such failure is remedied to Lessor’s satisfaction.
11.6	Change of Circumstance and Industry Practice

In the event that there is a material change in the generally accepted industry-wide practice with regard to the insurance of similar aircraft or any material change with respect to the insurance of similar aircraft based or operated in any jurisdiction in which the Aircraft may then be based or operated (whether relating to all or any of the types of insurance required to be effected under this Section 11), such that Lessor, on the basis of advice received from an independent insurance advisor of international reputation, shall be of the reasonable opinion that the insurance required pursuant to this Section 11 is insufficient to protect the respective interests of Lessor and/or any other Insured Parties, the insurance requirements set forth in this Section 11 shall, following consultation with Lessee and its insurance advisors, be amended so as to include such additional or varied requirements as Lessor (upon the advice of such independent insurance advisor) may reasonably consider appropriate.
11.7	Additional Insurance

Lessee acknowledges that each of Lessor and Owner has an insurable interest in the Aircraft. Each of Lessor and Owner shall have the right to obtain insurance in its own name and at its own expense with respect to such insurable interest to the extent that obtaining such insurance does not have the effect of raising the cost of the Insurances required hereunder. Lessee shall render each of Lessor and Owner all reasonable assistance requested by it in order that it may adequately protect such insurable interest. Lessee agrees that the maximum amounts payable to it or to others for its account or to be applied in discharge of its obligations by any underwriter or carrier of insurance maintained by Lessee upon the occurrence of an Event of Loss with respect to the Aircraft shall be limited to the Stipulated Loss Value unless the maintenance of any such insurance in an amount in excess of such Stipulated Loss Value does not prejudice Lessor’s or Owner’s interests under the insurances otherwise required by this Section 11 or prevent Lessor or Owner from obtaining such insurances as it requires. At Lessor’s request, Lessee shall have Lessee’s policies for the Aircraft amended so as to cover, in addition to the insurance required under this Section 11, Lessor’s or Owner’s insurable interest therein, provided that the agreement and cooperation of the primary insurer has been obtained and that Lessor, in such case, reimburses Lessee in the amount of the additional premium required to provide such additional coverage.
12.	EVENTS OF DEFAULT

A fundamental term and condition of this Lease Agreement is that none of the following events shall occur and that the occurrence of any of the following events shall constitute a repudiatory breach of this Lease Agreement (but not a termination) and an “Event of Default” (whether any such event shall be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Government Entity):
12.1	Payments
(1)	Lessee shall have failed to make any periodic or scheduled payment in accordance with any Operative Document (including any payment of Rent—Periodic, Reserves, Return Compensation Payments or Stipulated Loss Value) within three Business Days after the date the same shall have become due; or

(2)	Lessee shall have failed to make any other payment in accordance with the Operative Documents when the same shall have become due and such failure shall continue for seven Business Days after Lessee’s receipt of written demand therefor by the party entitled thereto; or

12.2	Covenants; Representations and Warranties
(1)	Lessee shall have failed to carry and maintain any insurance required to be maintained under Section 11 (or a notice of cancellation in relation to such insurance is issued), the Aircraft shall be operated in contravention of the requirements of the conditions of any such insurance, or Lessee shall breach any warranty or condition of any such insurance that would invalidate in whole or material part or result in the cancellation of such insurance; or

(2)	Lessee shall have failed to accept delivery of the Aircraft when obliged to do so under Section 2 or have otherwise failed to perform its obligations under the Operative Documents with the effect that the delivery of the Aircraft is delayed, provided that Lessee and Lessor shall work together to coordinate the delivery scheduling to the extent of any flexibility permitted by the Airframe Manufacturer Purchase Agreement (for the avoidance of doubt, this Section 12.2(2) shall have no force or effect after the Delivery Date); or

(3)	Lessee shall have failed to return the Aircraft at the end of the Lease Term as and in the condition required by Schedule 4, except as provided in Exhibit G; or

(4)	Lessee suspends or ceases or threatens to suspend or cease to carry on all or a substantial part of its business or operations; or

(5)	Lessee disposes or threatens to dispose of all or a substantial part of its assets, whether by one or a series of transactions, related or not, except as permitted in Section 6.2.4; or

(6)	Lessee shall have failed in any material respect to comply with, observe or perform, or shall fail to cause to be complied with, observed and performed, any of its covenants, agreements or obligations under any Operative Document (except as set forth in clause (2) or (3) above) and, except to the extent provided above in this Section 12, if such failure is capable of remedy, such failure shall continue for 30 days (five days in the case of Sections 4, 6.2.2, 6.2.5, 8 and 14.2 of the Lease Agreement) after the earlier of written notice thereof to Lessee; or

(7)	Any representation or warranty made by Lessee in any Operative Document shall have proven to have been incorrect, inaccurate or untrue in any material respect as of the time made or repeated and, only if the same is capable of cure, such incorrectness, inaccuracy or untruth shall have (a) continued for a period of 30 days after written notice thereof to Lessee and (b) is material at the end of such period; or

(8)	During the Lease Term Eurocontrol (or any authority on its behalf), the relevant body of the European Union (or any authority on its behalf) responsible for charges relating to the European Union Emission Trading Scheme or any other authority notifies Lessor that there are material navigation, landing, airport, emission or similar charges due from Lessee, and such material charges remain outstanding for a period of 30 days from the date of such notice, provided that (1) no Event of Default shall arise under this Section 12.2(8) for so long as such charges are being contested in good faith and by appropriate proceedings, an adequate bond has been provided and such proceedings do not involve any material danger of the detention, interference with use or operation or sale, forfeiture or loss of the Aircraft; and (2) such 30-day period shall not apply if there is any material risk of detention, interference with use or operation or sale, forfeiture or loss of the Aircraft; or
12.3	Voluntary Bankruptcy, Etc.

Lessee shall have (1) commenced any proceeding or filed any petition seeking relief under any applicable bankruptcy, insolvency, liquidation, administration, receivership or other similar Law, including in terms of the Insolvency Act 1936 or any business rescue proceedings, (2) consented to or acquiesced in the institution of, or failed to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (3) applied for or consented to the appointment of a conciliator, receiver, trustee, custodian, administrator, sequestrator or similar official for itself or for substantially all of its property or assets, (4) filed an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) proposed or entered into any composition or other arrangement, or made a general assignment, for the benefit of creditors or declared a moratorium on the payment of indebtedness, (6) become insolvent or suspended payments on, become unable to, admitted in writing its inability to or failed generally to pay, substantially all of its debts as they become due, or (7) sought its own liquidation, reorganization, dissolution, administration or winding up; or

12.4	Involuntary Bankruptcy, Etc.

A proceeding shall have been commenced or a petition shall have been filed, in either case, without the consent or application of Lessee, seeking (1) relief in respect of Lessee or of substantially all of its property or assets under any applicable bankruptcy, insolvency, liquidation, administration, receivership or similar Law, including in terms of the Insolvency Act 1936 or any business rescue proceedings, (2) the appointment of a conciliator, receiver, trustee, custodian, administrator, sequestrator or similar official for Lessee or for substantially all of its property or assets, or (3) the liquidation, reorganization, dissolution, administration or winding up of Lessee; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be issued and shall not immediately be stayed; or

12.5	Existence, Validity, Etc.
(1) It is or becomes unlawful for Lessee to perform any of its obligations under any Operative Document to which it is a party, or (2) any Operative Document to which it is a party is or becomes wholly or partly illegal, invalid or unenforceable or (3) the existence, validity, enforceability or priority of the rights of Owner or Lessor of the Aircraft or under any Operative Document or otherwise, are or become illegal, invalid or unenforceable or are challenged by Lessee or any other Person claiming by or through Lessee, or (4) the existence, validity, enforceability or priority of the rights of the Financing Parties under the Financing Security Documents are challenged by Lessee or any other Person claiming by or through Lessee, other than, in the cases of each of clauses (1) through (4) of this Section 12.5, as provided in the legal opinions provided to Lessor under Schedule 7 ; or
12.6	Indebtedness or Lease Default
(1)	Lessee shall have failed to pay any amount in respect of any Indebtedness, when and howsoever due, or Lessee shall breach any other provision contained in any agreement or instrument relating to any indebtedness, and (a) such failure to pay or such breach shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, (b) the maturity of such indebtedness has been accelerated and (c) the aggregate outstanding amount of all indebtedness under any such agreements or instruments which has been accelerated exceeds, in the aggregate, US$20,000,000 (or the equivalent thereof); or
(2)	Lessee shall breach any provision of any aircraft lease agreement (other than an Other Lease Agreement), and such breach shall continue after the applicable grace period, if any, specified in such agreement, if, as a result of such breach, the relevant lessor has terminated the leasing of the relevant aircraft and attempted to repossess such aircraft on an involuntary basis; or

(3)	any “Event of Default” shall have occurred and be continuing under any Other Lease Agreement; or
12.7	Judgments

One or more judgments are rendered against Lessee that either (1) impose on it an obligation for the payment of money in excess of US$20,000,000 (or the equivalent thereof) in the aggregate or (2) grant to any Person equitable relief of any nature that would, if enforced, be reasonably expected to have a Material Adverse Effect and, in the case of any such judgments, the same shall remain undischarged for a period of 10 days or more, during which time execution of such judgment or judgments shall not be effectively stayed nor adequate bonding fully covering such judgment or judgments exist; or
12.8	Adverse Change

A Material Adverse Effect shall occur; or

12.9	Change in Ownership

Any single Person or group of Persons acquire control, directly or indirectly, of Lessee without the Lessor’s prior written consent.
13.	REMEDIES

13.1	Event of Default

Upon the occurrence of any Event of Default and so long as the same shall be continuing, Lessor shall have the right to, in each case exercisable in Lessor’s sole discretion, (1) accept such Event of Default as a repudiation of this Lease Agreement and terminate the Lease Term and/or terminate this Lease Agreement and each other Operative Document and (2) whether or not Lessor exercises its rights under clause (1), do all or any of the following, at its option and in its sole discretion whereupon all rights of Lessee under this Lease Agreement and the Operative Documents shall cease forthwith (but without prejudice to the continuing obligations of Lessee thereunder), in addition to such other rights and remedies which Lessor may have under Law:
13.1.1	Retake Possession

Upon the written demand of Lessor and at Lessee’s expense, cause Lessee to return promptly, and Lessee shall return promptly, the Aircraft and any part thereof (including the Aircraft

Documentation) as Lessor may so demand to Lessor or its order in the manner and condition required by, and otherwise in accordance with all the provisions of, this Lease Agreement as if such were being returned at the expiration of the Lease Term, or Lessor at its option, may enter upon the premises where the Aircraft or any part thereof is located and take immediate possession of and remove the same by summary proceedings or otherwise, and Lessee waives any right it may have under Law to a hearing prior to repossession of the Aircraft or any part thereof (and/or, at Lessor’s option, store the same at Lessee’s premises until disposal thereof by Lessor), all without liability accruing to Lessor for or by reason of such entry or taking of possession or removing whether for the restoration of damage to property caused by such action or otherwise, and Lessor is hereby irrevocably by way of security for Lessee’s obligations under this Lease Agreement appointed attorney for Lessee in causing the redelivery and will have all the powers and authorizations necessary for taking that action.
13.1.2	Termination or Enforcement

Terminate this Lease Agreement and any other Operative Document, terminate the leasing of the Aircraft hereunder by Lessee (whereupon all of Lessee’s rights in relation to the Aircraft shall cease forthwith) and/or exercise any other right or remedy which may be available to it under Law or proceed by appropriate court action to enforce the terms hereof and/or exercise any other power, right or remedy which may be available to Lessor hereunder or under Law. Without limiting the generality of the foregoing Lessor shall have the right:
(1)	to require Lessee to move the Aircraft to a location designated by Lessor and cease operating the Aircraft except as expressly authorized or directed by Lessor (and, to the extent not inconsistent therewith, with Lessee to comply with all of its obligations hereunder and under each other Operative Document);

(2)	to require Lessee, and Lessee will, at request of Lessor, take all steps necessary to effect (if applicable) deregistration of the Aircraft and its export from the country where the Aircraft is for the time being situated and the Lessee Jurisdiction and any other steps necessary to enable the Aircraft to be redelivered to Lessor in accordance with this Lease Agreement;

(2)	to require Lessee and Lessee will, at request of Lessor and at Lessee’s expense, take all steps necessary to ensure all rights under any warranty from any manufacturer, vendor, sub-contractor or supplier with respect to the Aircraft are assigned, including the obtaining of any such party’s consent to such assignment, to Owner and/or Lessor to the extent such warranties have not expired otherwise than through the assignment itself; and

(3)	without need of any consent, authorization or action of Lessee, to cause the Aircraft to be deregistered by the Aviation Authority, and to be made ready for export and to be exported out of the country where the Aircraft is for the time being situated and the Lessee Jurisdiction, and to cause all rights of Lessee in respect of the Aircraft and this Lease Agreement and each other Operative Document under or in connection with or resulting from the registration of the Aircraft or the recordation of the Operative Documents with the Aviation Authority or otherwise, to be terminated and extinguished. In furtherance of the foregoing, Lessor shall be entitled and empowered to act in the name and in the place of Lessee as may be necessary or desirable, in Lessor’s sole discretion, including with respect to the execution of documents and instruments, to effect such deregistration, derecordation, exportation, termination and extinguishment.

Lessee hereby irrevocably and by way of security for its obligations under this Lease Agreement appoints Lessor as its attorney to execute and deliver any documentation and to do any act or thing required in connection with the foregoing.

(4)	to refuse to perform an obligation, or take any other action required, under any Operative Document, and such refusal shall not alter or reduce Lessee’s obligations under the Operative Documents.
13.1.3	Application of Funds, Etc.
(1)	Without limiting any other provision of this Lease Agreement or of any other Operative Document, Lessor shall have the right to continue to hold any amounts (including the Security Deposit) received or held in respect of any Secured Obligations, and to withhold or set off against all amounts otherwise payable to Lessee hereunder or under any other Operative Document, and to use and apply in whole or in part any or all of such amounts, withholdings and setoffs to and against the Secured Obligations (in whatever order and according to whatever priority Lessor may choose), and any such use, application or setoff shall be absolute, final and irrevocable.

(2)	If any sum paid or recovered in respect of the liabilities of Lessee under this Lease Agreement or any other Operative Document is less than the amount then due, Lessor may apply that sum to amounts due from Lessee under this Lease Agreement or any other Operative Document in such proportions and order and generally in such manner as Lessor may determine.

(3)	Lessor may set off any Secured Obligation against any obligation owed by Lessor (or an Affiliate of Lessor) to Lessee, regardless of the place of payment or currency. If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in London or, at its option, New York, for the purpose of the set-off. Amounts which would otherwise be due to Lessee from Lessor will fall due only if and when Lessee has paid all Secured Obligations, except only to the extent Lessor otherwise agrees or sets off such amounts against payments owing to it pursuant to the foregoing provisions of this clause (3).

(4)	Notwithstanding the above, Lessor confirms its obligations under Section 4 with respect to the return of the Security Deposit and any Letter of Credit.
13.1.4	Damages

In addition to (but not in duplication of) Lessor’s rights under Section 9.1, recover from Lessee, and Lessee shall on demand indemnify Lessor and/or Owner for, all damages (other than consequential damages except to the extent set forth in clause (2) below) suffered by Lessor and/or Owner in connection with such Event of Default or the exercise of Lessor’s and/or Owner’s remedies with respect to such Event of Default, including each of the following:
(1)	All accrued and unpaid Rent—Periodic payable hereunder in respect of any period prior to Return of the Aircraft to Lessor in the condition and otherwise in the manner required under this Lease Agreement.

(2)	All Expenses incurred by Owner and/or Lessor and/or each Participant in connection with such Event of Default or the exercise of Lessor’s and/or Owner’s remedies with respect to such Event of Default, including (a) all reasonable costs and expenses incurred in connection with recovering possession, deregistration, exportation of the Airframe or any Engine and/or all reasonable costs and expenses in placing such Airframe or Engine in the configuration, condition and repair required by Schedule 4 and the other provisions of this Lease Agreement and all lost Rent—Periodic payments during such recovery and reconditioning, and in addition (to the extent not duplicative of any reasonable costs and expenses incurred to place such Aircraft in the configuration, condition and repair required by Schedule 4) all unpaid Reserves and Return Compensation Payments, and (b) all damages incurred by Lessor and/or Owner in connection with such Event of Default, including all losses suffered by Lessor and/or Owner because of its inability to place the Aircraft on lease with another lessee on terms as favorable to it as this Lease Agreement or because whatever use, if any, to which Lessor and/or Owner is able to put the Aircraft upon its return to Lessor, or the amount received by Lessor and/or Owner upon a sale or other disposal of the Aircraft, is not as profitable to Lessor and/or Owner as leasing the Aircraft for the remainder of the scheduled Lease Term in accordance with the terms of this Lease Agreement would have been, including in each case, amounts corresponding to the payments of Rent—Periodic which would have been due from the Return of the Aircraft to Lessor until the Aircraft is placed on lease or otherwise disposed of by Lessor and/or Owner, provided that in the case where the only Event of Default is a Event of Default under Section 12.2(3) then Lessor’s damages under this clause (b) shall be capped at an amount equal to 15 months of Fair Market Rent.

(3)	Any break funding cost which is incurred in repaying funds raised to finance the Aircraft or in unwinding any interest rate swap or forward interest rate agreement.
Lessor will use commercially reasonable endeavors to mitigate any such amounts for which Lessee is responsible under clause (2)(b) above, but Lessor shall not be obliged to consult with Lessee concerning any proposed course of action or to notify Lessee in advance of the taking of any particular action. Lessor shall provide a statement, with reasonable details, of any amount claimed under this Section 13.1.4.

For the avoidance of doubt and without limiting Lessor’s other rights under this Section 13 or under Section 9, in connection with the occurrence of any Event of Default, Lessor shall have the right to demand, and Lessee shall on demand pay to Lessor, damages to equal all Expenses incurred by Owner and/or Lessor in connection with such Event of Default.

For the purposes of this Section 13.1.4, “Fair Market Rental” shall mean the monthly rental (excluding reserves) contained in any lease to a Follow-On Operator, provided that if no such lease exists “Fair Market Rental” shall be the monthly rental value (excluding reserves) which would be obtained for the Aircraft in an arm’s-length transaction between an informed and willing lessee under no compulsion to lease and an informed and willing lessor in possession under no compulsion to lease and assuming that the condition of the Aircraft was in compliance with the terms of the Operative Documents (including being in the Return Condition), which value shall be determined by mutual agreement of Lessor and Lessee within five Business Days of request by either Lessor or Lessee. In the absence of mutual written agreement within such period, each of Lessor and Lessee shall appoint within five Business Days an internationally recognized firm of independent aircraft appraisers to determine and agree the Fair Market Rental. If either Lessor or Lessee fails to appoint such an appraisal firm within such period, the Fair

Market Rental Value shall be determined by the one appointed appraisal firm. If the two appraisal firms are so appointed and fail to determine and agree a Fair Market Rental within 15 Business Days, then each appraisal firm shall submit its determination of the Fair Market Rental before the end of such 15 Business Day period and Lessor shall request the American Arbitration Association (or any successor organization thereto) in New York, New York to appoint a third internationally recognized firm of independent aircraft appraisers, which third appraisal firm shall select within 10 Business Days the determination of one of the two initially appointed appraisal firms as being closest to the Fair Market Rental Value, and such determination shall be the Fair Market Rental for purposes of this Section 13.1.4. The cost of all appraisal firms shall be borne by Lessee.
13.1.5	Sale or Re-lease of Aircraft

If an Event of Default occurs, Lessor and/or Owner shall have the right to sell or re-lease or otherwise deal with the Aircraft at such time and in such manner and on such terms as Lessor considers appropriate in its absolute discretion, free and clear of any interest of Lessee, as if this Lease Agreement had never been entered into, subject to Lessor’s obligation to mitigate as provided in the penultimate paragraph of Section 13.1.4.
13.2	General

Any amount referred to in any Operative Document which is payable to or retainable by Lessee thereunder shall not be paid to or retained by Lessee while a Payment/Bankruptcy Default shall have occurred and be continuing, but instead such amount shall be held by or paid over to Lessor, as security for the Secured Obligations, to be held and applied against the Secured Obligations as and when due. At such time as there shall not be continuing any Payment/Bankruptcy Default, such amount shall be paid to Lessee to the extent not so applied.

14.	TRANSFER OF LEASE

14.1	Transfer by Lessor

14.1.1	Right to Transfer

Lessor may, without the consent of Lessee, at any time:
(1)	sell, transfer, assign absolutely or otherwise dispose of its right, title and interest in and to this Lease Agreement, any other Operative Document and the Aircraft, to any Person, including pursuant to a sale and leaseback or a novation of this Lease Agreement together with a sale of the Aircraft (any such transaction, an “Absolute Transfer”); or

(2)	mortgage, assign or otherwise grant an interest or transfer as security all or any portion of its right, title and interest in and to this Lease Agreement, any Operative Document and/or the Aircraft, to any Person, including pursuant to a secured loan financing (any such transaction, a “Security Transfer”); or
Participant may, without the consent of Lessee, at any time sell, transfer, assign absolutely or otherwise dispose of Participant’s right, title and interest in and to Owner (any such transaction, a “Participant Transfer”).

In the case of any Absolute Transfer, Security Transfer or Participant Transfer, Lessor will notify Lessee no later than 10 days prior to any transfer and Lessee agrees to promptly execute and deliver in connection with any transfer such documents and assurances (including executing a consent to the assignment, transfer or a novation agreement, as applicable, and procuring the reissuance of insurance certificate(s) to reflect such transaction and the taking of all necessary steps to obtain consequential amendments to the Financial Approval, if so required) and to take such further action as Lessor may reasonably request to establish or protect the rights and remedies created or intended to be created in favor of the transferees in connection with any transfer, provided that any such transfer shall comply with the conditions specified in Section 14.1.2.
14.1.2	Conditions

As conditions precedent to any Absolute Transfer, Security Transfer or Participant Transfer becoming effective:
(1)	Lessor will procure that the transferee shall have executed and delivered to Lessee a letter of quiet enjoyment in respect of Lessee’s use and possession of the Aircraft which shall contain a covenant substantially in the form of Section 6.1.1.

(2)	Lessor shall have reimbursed to Lessee (or following such transfer shall promptly reimburse to Lessee) its reasonable out-of-pocket expenses actually incurred in connection with co-operating with Lessor in relation to any such transfer referred to in this Section 14.1, provided that such expenses are substantiated to Lessor’s reasonable satisfaction and provided further that no Event of Default has occurred and is continuing.

(3)	Lessee’s obligations under the Operative Documents shall not, as measured at the time of the completion of such transfer, increase as a consequence of such transfer (other than in respect of Taxes, which are addressed in Schedule 6) and Lessee’s rights and benefits under the Operative Documents shall not, as measured at the time of the completion of such transfer, be diminished as a consequence of such transfer. Neither a change in the Person or Persons to whom, or for whose benefit, Lessee performs its obligations under the Operative Documents, nor an increase in the number of, or change in the nature of, beneficiaries under any indemnification, insurance or other obligation shall, in each case, constitute by itself or in the aggregate an increase in the obligations of Lessee under the Operative Documents.

(4)	In the case of an Absolute Transfer only, all obligations of Lessor under the Operative Documents which arise from and after such transfer shall have been assumed by the transferee of Lessor pursuant to an agreement enforceable by Lessee; thereupon, without the necessity of any further action by any Party the assigning Lessor shall be released from all of the obligations so assumed.

(5)	In the case of an Absolute Transfer, Lessor shall ensure that such transferee shall at the time of transfer shall have a combined capital and surplus or tangible net worth not less than US$30,000,000 or the obligations of such transferee under the Operative Documents be guaranteed (pursuant to a guarantee reasonably acceptable to Lessee, with Lessee confirming that the form of guarantee attached to this Lease Agreement is acceptable to Lessee) by an entity with at the time of transfer a net worth of not less than

US$30,000,000. Lessor will procure that Lessee shall have received a certified balance sheet from either the transferee or the guarantor, as applicable.

(6)	In the case of a Participant Transfer, Lessor shall ensure that such transferee shall provide a guarantee reasonably acceptable to Lessee (with Lessee confirming that the form of guarantee attached to this Lease Agreement is acceptable to Lessee) and guaranteeing the obligations of Lessor under the Operative Documents issued by an entity with at the time of transfer a net worth of not less than US$30,000,000. Lessor will procure that Lessee shall have received a certified balance sheet from either the transferee or the guarantor, as applicable.
Without prejudice to any rights of any Indemnified Party under any Operative Document in effect on or after the occurrence of an Absolute Transfer or Participant Transfer, after such transfer and Lessee shall comply with the terms and conditions of Section 11.3 with respect to “Lessor” or Participant, as the case may be and each other Indemnified Party (as determined immediately prior to such Absolute Transfer) as if the effective date of such transfer were the last day of the Lease Term.

14.2	Assignment or Transfer by Lessee

Lessee may not, without the prior written consent of Lessor, assign or transfer (including by merger or consolidation other than as permitted by Section 6.2.4) any of its right, title or interest in, or delegate any of its obligations under, any Operative Document, and any such assignment, transfer or delegation without the prior written consent of Lessor shall be null and void. This Section 14.2 is not intended to be a restriction on Lessee’s rights under Section 8.1.1(2).

14.3	Successors and Assigns

Subject to the foregoing, the terms and provisions of each Operative Document shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns and permitted transferees.

15.	NO SETOFF, COUNTERCLAIM, ETC.

This Lease Agreement is a net lease and Lessee’s obligation to pay Rent is and shall be absolute and unconditional and shall not be abated, suspended, diminished, reduced, delayed, discontinued, terminated or otherwise affected by any condition, circumstance, act or event of any kind whatsoever, including any of the following: (1) the unavailability, interruption or cessation in use of the Aircraft for any reason, (2) any defect in the title, airworthiness, merchantability, fitness for any purpose, condition, design, specification or operation of any kind or nature of the Aircraft, or the ineligibility of the Aircraft for any particular use or trade or for registration or certification, or (3) any other circumstance, happening or event whatsoever, whether or not similar to the foregoing, which but for this provision would or might have the effect of terminating or in any other way affecting any obligation of Lessee hereunder, it being the express intention of Lessor and Lessee that all Rent and other amounts payable by Lessee under any Operative Document shall be payable in all events, unless the obligation to pay the same shall be terminated pursuant to the express provisions of this Lease Agreement. Lessee hereby waives, to the extent permitted by Law, any and all rights which it may have or which at any time hereafter may be conferred upon Lessee, by Law or otherwise, to terminate, cancel, quit or surrender any Operative Document, or to abate, suspend, defer, reduce or otherwise fail to comply in full with any obligation imposed upon Lessee thereunder or in relation hereto, except termination of this Lease Agreement in accordance with the express provisions hereof.

Nothing in this Section 15 shall be construed to limit any right Lessee may have to independently pursue any claim for damages that it may have against Lessor or any other Indemnified Party under this Lease Agreement, Law or otherwise.

16.	FURTHER ASSURANCES, ETC.

16.1	Further Assurances

Without limiting the other obligations and liabilities of Lessee under the Operative Documents, Lessee agrees to promptly and duly execute and deliver to Lessor such further documents and assurances and take such further action as Lessor may from time to time reasonably request in order to effectively carry out the intent and purpose of the Operative Documents and to establish, perfect and protect the rights and remedies created or intended to be created in favor of Owner, Lessor and each Financing Party thereunder and in the Aircraft or any part thereof or any permanent replacement of any Engine or Part installed in accordance with this Lease Agreement, including any filing, registration, documentation or other action which Lessor may request under or in relation to the Cape Town Agreements.

16.2	Lessor’s Performance of Lessee’s Obligations

If Lessee fails to make any payment of Rent or fails to perform or comply with any agreement, covenant or obligation contained in any Operative Document, Lessor shall have the right, but not the obligation, at its election and without waiver of any of its rights or remedies against Lessee, to perform or comply with such covenant, agreement or obligation and/or pay such amount, and the amount of such payment and any Expenses incurred by Lessor in connection with such payment or the performance of or compliance with such agreement, covenant or obligation, as the case may be, together with interest at the Past Due Rate, shall be payable by Lessee to Lessor upon demand as Rent—Supplemental. The taking of any action by Lessor pursuant to this Section 16.2 shall not constitute a waiver or release of any obligation of Lessee under any Operative Document nor a waiver of any Default which may arise out of Lessee’s nonperformance of such obligation, nor an election or waiver by Lessor of any right or remedy available to Lessor under or in relation to any Operative Document.

16.3	No Implied Waivers; Rights Cumulative
(1)	No failure on the part of any Person to exercise and no delay in exercising any right, power, remedy or privilege under any Operative Document or provided by statute or at law or in equity or otherwise shall impose any liability upon such Person or shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach or as an acquiescence thereto, nor shall any single or partial exercise of any such right, power, remedy or privilege impair, prejudice or preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. No acceptance of partial payment or performance shall, whether or not expressly stated, be or be deemed to be a waiver of any breach then existing or a waiver or release of full payment and performance. No notice to or demand on any Person shall in any case entitle such Person to any other or further notice or demand in other or similar circumstances or constitute a waiver of the right of any other Person to any other or further action in any circumstances without notice or demand.
(2)	Nothing contained in any Operative Document shall be construed to limit in any way any right, power, remedy or privilege of any Person under any Operative Document or now or hereafter existing at law or in equity. Each and every right, power, remedy and privilege of any Person under the Operative Documents (a) shall be in addition to and not in limitation of, or in substitution for, any other right, power, remedy or privilege under any Operative Document or at law or in equity, (b) may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by Lessor and such Person and (c) shall be cumulative and not mutually exclusive, and the exercise of one shall not be deemed a waiver of the right to exercise any other. Lessor may decline to exercise any rights or remedies herein without incurring any liability to any Person.
17.	CONFIDENTIALITY

Each of Lessee and Lessor shall keep each Operative Document (and all terms and provisions hereof and thereof) confidential and shall not disclose, or cause to be disclosed, the same (except to the extent that the same is already in the public domain other than by breach of this Section 17) to any Person, without the prior written consent of the other, except (1) to prospective and permitted transferees of Lessor or any Financing Party or to any prospective Financing Party or to any prospective sublessee, and their respective legal counsel, accountants, insurance brokers and other advisers, (2) in connection with any enforcement of any Operative Document, (3) to its Affiliates or prospective Affiliates or the Affiliates of any Financing Party or prospective Financing Party, (4) to the professional advisers of the foregoing or (5) as may be required by Law, provided that any and all disclosures of all or any part of such documents and/or information which are permitted by this Section 17 shall be made only to the extent necessary to meet the specific requirements or needs of the Persons to whom such disclosures are hereby permitted and the disclosing party shall inform such Persons of the confidential nature of such documents and/or information.

18.	GOVERNING LAW AND JURISDICTION

18.1	English Law

THIS LEASE AGREEMENT AND EACH OTHER OPERATIVE DOCUMENT, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

18.2	Jurisdiction

Each of Lessor and Lessee hereby agrees that the English courts are to have non-exclusive jurisdiction to settle any disputes between them which may arise in connection with this Lease Agreement or any other Operative Document, and by execution and delivery of this Lease Agreement each of Lessor and Lessee hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Lessor and Lessee waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings between them in connection with the Operative Documents and agrees that a judgment or order of an English court in connection with an Operative Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. Nothing herein shall limit the right of either Lessor or Lessee to bring any legal action or proceeding or obtaining execution of judgment against the other in any other appropriate jurisdiction or concurrently in more than one jurisdiction. Each of Lessor and Lessee further agrees that, subject to applicable Law, a final judgment in any action or proceeding arising out of or relating to this Lease Agreement or any other Operative Document shall be conclusive and may be enforced in any other jurisdiction outside England by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the indebtedness or liability therein described, or in any other manner provided by Law.
18.3	Process Agent
(1)	Lessee hereby irrevocably designates, appoints and empowers Lessee’s United Kingdom Office at Fifth Floor, Elsinore House, 77 Fulham Palace Road, London W6 8AD, as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Lessor and Lessee arising out of or relating to any Operative Document. Such service may be made by mailing or delivering a copy of such process in care of the appropriate process agent described in this Section 18.3 and Lessee hereby irrevocably authorizes and directs its designated process agent to accept such service on its behalf. Lessee further agrees that failure by a process agent appointed in accordance with the foregoing terms to notify Lessee of the process shall not invalidate the proceeding concerned. Notwithstanding the foregoing, nothing herein shall affect the rights of either party to serve process in any other manner permitted by applicable Law. Lessee shall maintain such process agent, or such other Person located within England as may be acceptable to Lessor, as its agent for service of process in England during the Lease Term and six months thereafter, at Lessee’s sole cost and expense. Lessor will send to Lessee a copy of any documents delivered to the process agent promptly after delivering such documents to the process agent.

(2)	Lessor hereby irrevocably designates, appoints and empowers Law Debenture Corporate Services Limited (company number 3388362) at Fifth Floor, 100 Wood Street, London EC2V 7EX, as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Lessor and Lessee arising out of or relating to any Operative Document. Such service may be made by mailing or delivering a copy of such process in care of the appropriate process agent described in this Section 18.3 and Lessor hereby irrevocably authorizes and directs its designated process agent to accept such service on its behalf. Lessor further agrees that failure by a process agent appointed in accordance with the foregoing terms to notify Lessor of the process shall not invalidate the proceeding concerned. Notwithstanding the foregoing, nothing herein shall affect the rights of either party to serve process in any other manner permitted by applicable Law. Lessor shall maintain such process agent, or such other Person located within England as may be acceptable to Lessee, as its agent for service of process in England during the Lease Term and six months thereafter, at Lessor’s sole cost and expense. Lessee will send to Lessor a copy of any documents delivered to the process agent promptly after delivering such documents to the process agent.

18.4	Waiver of Immunity

Lessee irrevocably and unconditionally agrees that if Lessor brings legal proceedings against it or its assets in relation to this Lease Agreement or any other Operative Document no immunity from such legal proceedings (which will be deemed to include suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of Lessee or with respect to its assets. Lessee further irrevocably and unconditionally (1) waives any such right of immunity which it or its assets now have or may in the future acquire and (2) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

19.	MISCELLANEOUS

19.1	Amendments

No provision of any Operative Document may be amended, changed, waived or discharged orally, but only by an instrument in writing specifying the provision intended to be amended, changed, waived or discharged and signed by each party hereto or thereto; and no provision of any Operative Document shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or other matter not specifically set forth in an agreement in writing and signed by each party hereto or thereto.

19.2	Severability

If any provision of any Operative Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law (1) all other provisions thereof shall remain in full force and effect in such jurisdiction and (2) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

19.3	Counterparts

Any Operative Document and any amendments, waivers, consents or supplements hereto or thereto may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

19.4	Chattel Paper

To the extent, if any, that this Lease Agreement constitutes chattel paper (as defined in the Uniform Commercial Code in effect from time to time in any applicable jurisdiction) no security interest in this Lease Agreement may be created through the transfer or possession of any counterpart other than as provided on the cover page of this Lease Agreement.

19.5	Time of the Essence

Subject only to the periods of grace referred to in Section 12, time shall be of the essence as regards the performance by each of Lessee and Lessor of its respective obligations under each Operative Document.

19.6	Notices

All notices, requests and other communications to Lessee or Lessor under any Operative Document shall be in writing (for this purpose, “writing” includes fax or email), shall refer specifically to such Operative Document and shall be personally delivered or sent by fax or email, or sent by overnight courier service (e.g., Federal Express), in each case to the respective address specified in Schedule 5 hereto or such other address as such Person may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective when received or, if by fax or email, when “confirmed” by the sending fax machine or email software, provided that any such notice by fax or email so “confirmed” after 6:00 p.m., for the recipient, shall be effective on the next succeeding local Business Day.

19.7	Language

All notices to be given under each Operative Document shall be in English. All documents delivered to Lessor pursuant to each Operative Document will be in English, or if not in English, will be accompanied by a certified English translation. The language of each Operative Document, and the language of its interpretation, is English. If there is any inconsistency between the English version of any Operative Document and any version in any other language, whether or not such other version is executed by Lessor or Lessee, the English version will prevail for all purposes.

19.8	Entire Agreement

Save for the Officer’s Certificate dated 10 December 2009 furnished by Lessee to Lessor’s Affiliate, this Lease Agreement and the other Operative Documents constitute the entire agreement between the parties concerning the subject matter hereof, and supersede all previous proposals, agreements, understandings, negotiations and other written and oral communications in relation hereto. The parties acknowledge that there have been no representations, warranties, promises, guarantees or agreements, express or implied, except as set forth herein or in the other Operative Documents.

19.9	Logo Usage

Lessee agrees that Lessor’s affiliates Aircastle Limited and/or Aircastle Advisor LLC may use the name, logos, trademarks, and service marks of Lessee on and in connection with its internet website and other marketing materials to identify the Lessee as a customer, provided that this Section 19.9 is not intended to create any code share or marketing affiliation or partnership between Lessor and Lessee.

19.10	Relationship of the Parties

Nothing in this Lease Agreement or the other Operative Documents shall create (or be deemed or construed to create) a partnership, joint venture, agency, fiduciary relationship, and/or any other affiliation, relationship or association between the parties hereto of any kind other than the relationship of lessor and lessee as explicitly and specifically stated in this Lease Agreement and the other Operative Documents. The relationship between the Lessor and the Lessee is limited to that of lessor and lessee as set forth in this Lease Agreement and the other Operative Documents. Nothing contained in this Lease Agreement or any other Operative Documents shall permit or obligate (or be construed as permitting or obligating) the Lessor to act as a financial or business advisor or consultant to the Lessee and/or to control the Lessee or conduct the Lessee’s operations. Each party acknowledges that it is experienced with respect to the subject matter of this Lease Agreement and the other Operative Documents and has made its own independent decisions regarding such subject matter. Each party further acknowledges that it has had the opportunity to obtain the advice of experienced and sophisticated counsel of its own choosing in connection with the negotiation and execution of this Lease Agreement and the other Operative Documents and to obtain the advice of such counsel with respect to all matters contained herein and therein.
19.11	Rights of Third Parties
(1)	Each Financing Party, Indemnified Party, Tax Indemnitee and Insured Party may rely on and enforce the rights expressed to be conferred on it under this Lease Agreement together with any ancillary rights against the Lessee under the Contracts (Rights of Third Parties) Act 1999.

(2)	The consent of any Indemnified Party, Tax Indemnitee or Insured Party, as the case may be (in each case, other than the Lessor), is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this Lease Agreement, or any provision of any thereof or provisions ancillary thereto.

(3)	Except as expressly stated in Section 19.7(1), the terms of this Lease Agreement may be enforced only by a party to it or a party’s successors and permitted transferees and assigns.
20.	EXPENSES

Whether or not the transactions contemplated herein shall be consummated and except as expressly provided in any Operative Document (other than Section 9.1), each party shall be responsible for its own costs and expenses (including legal fees and expenses) in connection with the preparation, negotiation, execution and delivery of the Operative Documents on the date hereof and on the Delivery Date and the consummation of the transactions contemplated herein; provided, however, that Lessee shall pay all filing and registration fees, as well as any stamp duty with respect to the execution, filing and registration of the Operative Documents and any other documents required to be executed thereunder by any applicable authority in order to register or perfect the Aircraft or Lessor’s or Owner’s interest, or any Financing Party’s interest, if such Financing Party’s interest has been created as of the Delivery Date, in the Aircraft or the Lease Agreement.
[Intentionally Left Blank]

IN WITNESS whereof this Deed has been duly executed as a deed and delivered the day and year first above written.

EXECUTED as a DEED	)
By	)
its duly authorized attorney-in-fact	)
for and on behalf of	)
WELLS FARGO BANK NORTHWEST,	)
NATIONAL ASSOCIATION,	)
not in its individual capacity	)
but solely as Owner Trustee	)
in the presence of:	)

Attorney-in-Fact

Witness:
Name:
Address:
Occupation:
[Signatures continued on next page]

EXECUTED as a DEED	)
By	)
its duly authorized attorney-in-fact	)
for and on behalf of	)
SOUTH AFRICAN AIRWAYS (PTY) LTD.	)
)

Attorney-in-Fact
in the presence of:

Witness:
Name:
Address:
Occupation:

By	)
its duly authorized attorney-in-fact	)
for and on behalf of	)
SOUTH AFRICAN AIRWAYS (PTY) LTD.	)
)

Attorney-in-Fact
in the presence of:

Witness:
Name:
Address:
Occupation:

SCHEDULE 1
DEFINITIONS
PART I
Defined Terms
The following terms shall have the following meanings:
“Absolute Transfer” is defined in Section 14.1.1(1) of the Lease Agreement.
“Acceptance Certificate” means the Acceptance Certificate, dated the Delivery Date, signed by Lessee and confirmed by Lessor, substantially in the form of Exhibit A.
“AD” means any airworthiness directive of the Aviation Authority or the relevant aviation authority in the state of design for any of the Airframe, the Engines and any Part (which for the avoidance of doubt shall include EASA with respect to the Airframe, the Engines and any Part) and applicable to the Airframe, either Engine or any Part and any modification thereto or to the Aircraft Documentation.
“Administrative Agent” means the Person designated by Lessor as Administrative Agent from time to time by notice to Lessee. The initial Administrative Agent shall be Aircastle Advisor LLC.
“Affiliate” means (1) in relation to a Person other than Lessee, any other Person directly or indirectly controlling, controlled by or under common control with that Person and (2) in relation to Lessee, any other Person directly or indirectly controlled by that Person. For the avoidance of doubt, where Wells Fargo Bank Northwest, N.A., as owner trustee, is the Lessor, an Affiliate of Lessor shall mean an Affiliate of the relevant trust itself, as a separate legal entity and not of Wells Fargo Bank Northwest, N.A. (in its individual capacity or as a trustee of another trust).
“Agreed Maintenance Performer” means, during the Lease Term, any EASA approved maintenance performer having a valid repair station license for the relevant work and as agreed in advance by Lessor and Lessee.
“Airbus Warranties Agreement” means the warranty agreement to be entered into on or prior to the Delivery Date by, inter alia, the Airframe Manufacturer, the Owner, the Lessor, the Lessee and the Security Trustee in relation to warranties in respect of the Airframe.
“Aircraft” means, collectively, the Airframe and the Engines and, unless the context does not permit, the Aircraft Documentation.
“Aircraft Documentation” means the documentation described in Section 1.4 of Schedule 2 to the Lease Agreement.
“Aircraft Status Report” means a report substantially in the form of Exhibit D.
“Airframe” means, collectively, (1) the Airframe Manufacturer Model A330-200 airframe (except only Engines or engines from time to time installed thereon), with Airframe Manufacturer production number [                    ] and (2) any and all Parts so long as the same shall be incorporated or installed in or attached to such airframe, and any and all Parts removed therefrom so long as title to such removed Parts shall remain vested in Owner in accordance with the terms of Section 1.2 of Schedule 2 to the Lease Agreement.
“Airframe Check—6Y” means a “6-year Structural Check,” as defined in the MPD, including all lower level inspections , systems and functional checks, typical component overhauls, and all repairs and overhauls and inspections scheduled at the six-year interval, flight deck and cabin interior refurbishment and typical cleaning and cosmetic repairs. If Airframe Manufacturer amends the MPD to extend or reduce the interval between checks then, upon request of Lessor or Lessee, Lessor and Lessee shall agree an amendment to this Lease to put Lessor and Lessee in the same substantive position as on the date hereof, especially with respect to Section 2 of Schedule 2 and to Schedule 4.
“Airframe Check—12Y” means a “12-year Structural Check,” as defined in the MPD, including all lower level inspections, systems and functional checks, typical component overhauls, and all repairs and overhauls and inspections scheduled at the 12-year interval, flight deck and cabin interior refurbishment and typical cleaning and cosmetic repairs. If Airframe Manufacturer amends the MPD to extend or reduce the interval between checks then, upon request of Lessor or Lessee, Lessor and Lessee shall agree an amendment to this Lease to put Lessor and Lessee in the same substantive position as on the date hereof, especially with respect to Section 2 of Schedule 2 and to Schedule 4.
“Airframe Flight Cycle” means one takeoff and landing of the Airframe, provided that for purposes of determining cycles of utilization of a Part (e.g., the Landing Gear or the APU), the relevant “Airframe” for purposes of the preceding clause shall be the airframe or airframes on which such Part has been used during the period of such use.
“Airframe Flight Hour” means each hour or part thereof elapsing from the moment the wheels of the Airframe leave the ground on takeoff until the wheels of the Airframe touch the ground on landing following such flight, provided that for purposes of determining hours of utilization of a Part (e.g., the Landing Gear or the APU), the relevant “Airframe” for purposes of the preceding clause shall be the airframe or airframes on which such Part has been used during the period of such use.
“Airframe Manufacturer” means Airbus S.A.S.
“Applicable Accounting Principles” generally accepted accounting principles in the Lessee Jurisdiction, as such principles may at any time or from time to time be varied by any applicable financial accounting rules, but otherwise applied on a basis consistent with prior periods.
“APU” means (1) the auxiliary power unit identified by manufacturer’s serial number in the Acceptance Certificate and (2) any auxiliary power unit substituted for such auxiliary power unit in accordance with the Lease Agreement.
“APU Basic Shop Visit” means, with respect to the APU, the full restoration of the core sections(compressor and power ) in accordance with the APU manufacturer’s recommendations.
“APU Hour” means each hour or part thereof from the moment the APU is started until the APU is turned off.
“Assignment of Insurances” means the assignment of the benefits and proceeds of the insurances to be entered into, on or about the Delivery Date, between the Lessee and the Lessor in relation to the Insurances (other than any liability insurances).

“Authorizations” means each and every approval, waiver, authorization, consent, license, certificate or order of, or registration with, or requirement for the giving of prior notice to, or the taking of any action in respect of, the Aviation Authority, any other Government Entity in the Lessee Jurisdiction or any other Government Entity having jurisdiction over Lessee, the operation of the Aircraft or any action or transaction contemplated by any Operative Document, including the Financial Approval.
“Aviation Authority” means the civil aviation authority of the Lessee Jurisdiction and any person, governmental department, bureau, commission or agency succeeding to all or any of its functions.
“Baseline Specification” means the Airframe Manufacturer A330-200 standard specification document number reference G 000 02000 issue 4.5, dated April 30, 2008.
“BFE” means buyer furnished equipment as described in Schedule 3.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Johannesburg and New York.
“Cape Town Agreements” means the Cape Town Convention as supplemented by the Cape Town Aircraft Protocol (in each case, utilizing the English-language version thereof).
“Cape Town Aircraft Protocol” means The Protocol to the Cape Town Convention, opened for signature in Cape Town, South Africa, on November 16, 2001 (utilizing the English-language version thereof).
“Cape Town Convention” means The Convention on International Interests in Mobile Equipment, opened for signature in Cape Town, South Africa, on November 16, 2001 (utilizing the English-language version thereof).
“contractual currency” is defined in Section 9.4 of the Lease Agreement.
“Damage Notice Threshold” means US$500,000.
“Default” means any Event of Default or any condition, circumstance, act or event which, upon the giving of notice, the lapse of time and/or the fulfillment of any other condition would constitute or give rise to an Event of Default.
“Delivery Condition” means the condition of the Aircraft as required in Schedule 3 of the Lease Agreement.
“Delivery Date” means the date, local time at the Delivery Location, on which the Aircraft is delivered by Lessor in accordance with the Lease Agreement.
“Delivery Documentation” means, collectively, any and all log books, records, manuals and other data or documents delivered with the Aircraft, including such data and documents as described in Annex 2 to Schedule 3 of the Lease Agreement.
“Delivery Location” means the Airframe Manufacturer’s delivery center for the Aircraft or such other location as Lessor and Lessee shall mutually agree.
“Dollars” and “US$” mean the lawful currency of the United States.

“EASA” means the European Aviation Safety Agency or any other organization or authority that, under the laws of the European Union, shall from time to time have jurisdiction over, amongst other things, aircraft airworthiness and safety standards for the European Union and references to “EASA” shall, where the context so allows, include a reference to the JAA.
“EASA Condition” means, in respect of the Aircraft, being in a condition suitable for (upon due application) immediate issuance, without waiver, by any EASA member country of a Standard Certificate of Airworthiness for Transport Category Aircraft and operation under EU-OPS 1 (or successor regulations).
“Engine” means (1)(a) each of the Engine Manufacturer Model Trent 772B engines listed by Engine Manufacturer’s serial numbers in the Acceptance Certificate and originally installed on the Airframe at the time of delivery to Lessee hereunder whether or not from time to time thereafter installed on the Airframe or installed on any other airframe and (b) any Replacement Engine which may from time to time be substituted, pursuant to the terms hereof, for either of such Engines, and (2) in each case, any and all Parts incorporated or installed in or attached thereto or any and all Parts removed therefrom so long as title thereto shall remain vested in Owner in accordance with the terms of Section 1.2 of Schedule 2 to the Lease Agreement after removal from such Engine, provided that at such time as an engine shall be deemed part of the property leased hereunder in substitution for an “Engine,” pursuant to the applicable provisions hereof, the replaced Engine shall cease to be an “Engine” hereunder. The term “Engines” means, as of any date of determination, all Engines then leased hereunder.
“Engine Basic Shop Visit” means, with respect to each Engine, any shop visit that:
(1)	is performed on such Engine in accordance with the Engine Manufacturer’s Engine Management Programme and the Engine Manufacturer’s Engine Manual and results from such Engine’s performance deterioration detected by condition and trend monitoring,

(2)	includes the Overhaul (Level 3 or higher refurbishment), as defined in the Engine Manufacturer’s, Engine Management Programme, of any of the following engine modules: Module 1 LP Fan Shaft & Rotor, Module 2 Intermediate Pressure Compressor, Module 3 Intermediate Case, Module 4 High Pressure System, Module 5 Intermediate Pressure Turbine, Module 6 External Gear Box, Module 7 Low Pressure Compressor Case, Module 8 Low Pressure Turbine, and

(3)	fully restores each such module’s performance and service life using the workscope defined in the Engine Manufacturer’s Engine Maintenance Manual and the Engine Manufacturer’s Engine Maintenance Planning Guide and so that such module can reasonably be expected (as determined by the Engine Manufacturer if Lessor and Lessee fail to agree) to run for the average meantime between performance restorations (based on Engine Manufacturer data) for engines of the same model as the Engine.
“Engine Flight Cycle” means, with respect to any Engine, one takeoff and landing of the airframe (including the Airframe) on which such Engine is then installed, provided that for purposes of determining cycles of utilization of a Part, the relevant “Engine” for purposes of the preceding clause shall be the engine on which such Part has been used during the period of such use.
“Engine Flight Hour” means each hour or part thereof (rounded to the nearest one-tenth of an hour) elapsing from the moment the wheels of the airframe (including the Airframe) on which such Engine is then installed leave the ground on takeoff until the wheels of such airframe touch the ground on landing following such flight, provided that for purposes of determining hours of utilization of a Part, the relevant “Engine” for purposes of the preceding clause shall be the engine on which such Part has been used during the period of such use.
“Engine Manufacturer” means Rolls-Royce plc.
“Event of Default” is defined in Section 12 of the Lease Agreement.
“Event of Loss” means, with respect to the Aircraft, the Airframe or any Engine, any of the following events, conditions or circumstances with respect to such property:
(1)	[Intentionally Omitted]

(2)	The destruction of or damage of such property which renders (a) repair of such property uneconomical or (b) such property permanently unfit for normal use by Lessee or Lessor.

(3)	Any loss of or damage to such property or other occurrence which the insurers determine or agree to be a total loss.

(4)	The confiscation, condemnation, seizure, forfeiture, requisition or similar taking of the title to such property (for any reason whatsoever and whether de jure or de facto).

(5)	The confiscation, condemnation, seizure, requisition or similar taking by any Government Entity or purported Government Entity of use or hire of such property which shall have resulted in the loss of possession or use of such property by Lessee for a period that continues until the earlier of (a) the date that is 180 days following the commencement of such loss of possession or use (or, if earlier, the last day of the Lease Term) and (b) the date upon which the Aircraft is modified in such a manner as would render conversion of such property for use in normal commercial passenger service impractical or uneconomical.

(6)	The disappearance, hijacking or theft (including a confiscation, condemnation, seizure, forfeiture, requisition or similar taking of title or use not otherwise included in this definition) of such property which shall have resulted in the loss of possession or use of such property by Lessee for a period that continues until the earlier of (a) the date that is 30 days following the commencement of such loss of possession or use (or, if less, the remaining Lease Term) and (b) the date upon which the Aircraft is modified in such a manner as would render conversion of such property for use in normal commercial passenger service impractical or uneconomical.

(7)	In the case of an Engine only, any divestiture or impairment of any right, title or interest of Owner or Lessor in or to an Engine as a result of the installation of such Engine on any other airframe in violation of Section 8 of the Lease Agreement.
An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe. An Event of Loss with respect to one or more Engines without loss of the Airframe shall not be deemed an Event of Loss with respect to the Aircraft.
“Expense” means any and all costs, expenses (including any and all reasonable legal fees and expenses and the fees and expenses of other professional advisers and investigators), claims, losses, liabilities, obligations, damages, judgments, fees, penalties or fines (whether criminal or civil) of any kind or nature whatsoever, whether direct or indirect, whether passive or active or under the doctrine of strict liability.
“FAA” means the US Federal Aviation Administration and any Person succeeding to all or any of its functions.
“Final Inspection” means the inspection of the Aircraft by Lessor, and any other Inspecting Parties (as observers only), during any part of the inspections, checks, and demonstration flights required pursuant to Schedule 4 to the Lease Agreement or otherwise performed in connection with the Return.
“Final Maintenance” means the work to be performed by Lessee in order to cause the Aircraft to meet the requirements of Schedule 4 to the Lease Agreement.
“Financial Approval” means the approvals that are required to be obtained from the SARB from time to time in respect of the transactions contemplated by the Operative Documents.
“Financing Party” means (1) each Person, if any, providing or arranging debt or equity financing or refinancing related to the Aircraft, or providing any guarantee or insurance in relation to any such financing or refinancing and (2) the Security Trustee, if any in each case provided that reasonable notice of such party’s identity and role shall have been provided to Lessee. For the avoidance of doubt, Participant shall be deemed a Financing Party.
“Financing Security Documents” means all documents related to the debt or equity financing or refinancing of the Aircraft and providing for a security, mortgage or other interest in the Aircraft or any Operative Document, as such documents are identified with reasonable notice by Lessor to Lessee from time to time.
“Flight Charges” means all flight charges, route navigation charges, navigation service charges and all other fees, charges or Taxes payable for the use of or for services provided at any airport or otherwise payable to any airport, airport authority, navigation or flight authority or other similar entity or for any services provided in connection with the operation, landing or navigation of aircraft.
“Follow-On Operator” means any Person acquiring title to or the right to use the Aircraft after the end of the Lease Term (whether or not such Person is an airline or other operator).
“Government Entity” means (1) any national, state or local government of any country or any international authority (including in each case, any central bank or fiscal, tax or monetary authority), (2) any board, commission, department, division, instrumentality, court, agency, territory, possession or political subdivision of any entity described in clause (1) above, however constituted; (3) any association, organization or institution of which any entity described in clause (1) or (2) above or any state is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant; and (4) any taxing authority of any entity described in any of clauses (1), (2) or (3) above.
“Headlease” shall mean that certain Lease Agreement (CAC [                    ]), dated on or about the Delivery Date, between Lessor and Owner (provided that if Owner is Lessor, there will be no Headlease).
“Indebtedness” of any Person means, on any date, all indebtedness of such Person as of such date, and shall include the following: (i) all indebtedness of such Person for monies borrowed or raised; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade liabilities due within 30 days); (iv) all obligations to pay rent or liquidated damages of such Person under leases; (v) all indebtedness secured by security interest or right of possession on any asset of such Person, whether or not such Person has assumed or is otherwise liable for such indebtedness; (vi) all indebtedness of others guaranteed in any manner, directly or indirectly, by such Person (or in effect guaranteed indirectly, by such Person through an agreement intended to have the effect of indebtedness or to assure the holder of indebtedness of such obligor against loss, whether through an obligation of such Person to purchase property or services or to maintain such obligor’s financial condition or otherwise); (vii) all reimbursement obligations of such Person in respect of letters of credit, foreign currency sale agreements and bankers’ acceptances, except such as are obtained by such person to secure performance of obligations (other than for monies borrowed or raised or similar obligations) incurred in the ordinary course of such Person’s business; and (vii) all obligations of such Person under interest rate, currency, commodity or other swap or hedging transactions, marked to market as if termination had occurred.
“Indemnified Party” means Lessor, Owner, Wells Fargo Bank Northwest, National Association, in its individual capacity, Remarketing Servicers, Administrative Agent, any backup remarketing servicer, each Financing Party, Manufacturing Inspector and the successors and permitted transferees and assigns of each of the foregoing, and the directors, officers, corporate stockholders, partners, employees, contractors, servants and agents of each of the foregoing.
“Inspecting Party” is defined in Section 1.3.1 of Part II of Schedule 4 to the Lease Agreement.
“Insurances” means insurances in respect of the Aircraft and includes, without limitation, any insurances required by Section 11 of the Lease Agreement.
“Insured Party” means each Indemnified Party.
“Insurers” means the insurers under the Insurances.
“Landing Gear” means (1) the landing gear assemblies (Left Main, Right Main and nose) of the Aircraft identified by the respective serial numbers in the Acceptance Certificate and (2) any landing gear assembly substituted for any such identified landing gear assembly in accordance with the Lease Agreement.
“Landing Gear Overhaul” means any full overhaul of the Landing Gear, carried out in accordance with the Landing Gear manufacturer’s overhaul manual and the MPD.
“Lease Agreement” means the Lease Agreement (CAC [                    ]), between Lessor and Lessee, to which this Schedule 1 is attached.
“Lease Term” means the period commencing on the Delivery Date and, unless earlier terminated pursuant to the provisions of any Operative Document, ending on the Lease Term—Expiry Date.
“Lease Term Expiry Date” means:
(1)	the date corresponding to the Delivery Date in the 120th month after the Delivery Date or if there is no such date in such month, the last day of such month or

(2)	at Lessee’s option, the date designated by Lessee in an irrevocable notice not less than 24 months before the last day of the then scheduled Lease Term, provided that (a) Lessee’s right to designate such date is conditioned upon no Event of Default having occurred and being continuing on the date such notice is given and (b) the date designated shall not be less than 120 months or more than 144 months after the Delivery Date and shall be between February 1 and May 15, and in either case , and if such date is not a Business Day then the Lease Term—Expiry Date shall be the next succeeding Business Day.
“Lessee Jurisdiction” means the Republic of South Africa.
“Lessee’s Maintenance Program” means Lessee’s Aviation Authority-approved, written maintenance, inspection and repair program and schedule for Airframe Manufacturer A330-200 aircraft as designed in accordance with the airframe, engine and parts manufacturer’s respective planning documents and recommendations, as in effect on the Delivery Date and thereafter as amended with the consent of the Lessor, not to be unreasonably withheld.
“Lessor Jurisdiction” means the United States.
“Lessor Lien” means any Lien in respect of the Aircraft, either Engine or any Part which results from acts or omissions of Lessor or Owner.
“Letter of Credit” is defined in Section 4.4 of the Lease Agreement.
“Letter of Credit Bank Minimum Rating” means a senior, unsecured and unguaranteed long-term debt rating of A (Standard & Poor’s) and A2 (Moody’s).
“Letter of Credit Validity Date” means the date that is 30 days after the Lease Term Expiry Date.
“Lien” means any mortgage, pledge, lien, charge, encumbrance, hypothecation, lease, sublease, seizure, right of detention, exercise of rights, security interest, judgment, writ, order or other claim or right of possession of any kind or nature whatsoever, however and wherever created or arising and whether or not consensual (including any agreement or arrangement to give or effect any of the foregoing and any conditional sale or other title retention agreement).
“Major Modifications” shall include any Modification that (1) a material Modification that cannot be reversed and the Aircraft restored to its original condition and as if such Modification had not been made, (2) materially changes the interior layout of the Aircraft (e.g., involves the removal or relocation or any galley or lavatory), (3) effects changes to the Aircraft structure or electrical systems or affects performance of the Aircraft, (4) adversely affects interchangeability or replaceability of Parts, (5) invalidates or impairs any warranty with respect to the Aircraft or any Engine or Part or (6) adversely affects the eligibility of the Aircraft to obtain an airworthiness certificate from the Aviation Authority or any EASA member country aviation authority or to be operated under EU-OPS 1, but in all cases shall exclude any Modification to the extent that it is part of a Required Action.
“Manufacturing Inspector” means a company(ies) to be designated from time to time by Lessor, which will inspect the Aircraft during the manufacturing process prior to the Delivery Date.
“Material Adverse Effect” means (1) as of any date, a change between the date hereof and such date, in the business, assets, financial condition or prospects of Lessee, or (2) the occurrence of any other event or the existence of any circumstance that in each case of clauses (1) and (2) has or will have a material adverse effect on (a) the ability of Lessee to perform its obligations under any Operative Document to which it is or will be a party or (b) the rights or interests of Owner or Lessor in the Aircraft or under any Operative Document to which it is or will be a party.
“Modification” means any modification, addition, alteration, removal or other change (including performance of ADs and SBs) to the Airframe, any Engine or any Part.
“Modification Parts” means those Parts installed on the Aircraft in connection with a Modification.
“MPD” means the then latest revision of the Airframe Manufacturer’s maintenance planning document for A330-200 aircraft.
“Obsolete Parts” means Parts that Lessee has determined in its reasonable judgment to be no longer suitable or appropriate for use on the Airframe or such Engine (and which are not replaced).
“Operative Documents” means the Lease Agreement, the Acceptance Certificate, the Headlease, the Assignment of Insurances, the Airbus Warranties Agreement and the Rolls-Royce Warranties Agreement and any acknowledgment or other document to which Lessee is a party relating to the Financing Security Documents and any other document which Lessor and Lessee agree is an “Operative Document.”
“Other A330 Aircraft” means the other five A330-200 aircraft (CAC [                    ], CAC [                    ], CAC [                    ], CAC [                    ], CAC [                    ]) subject to lease agreements, dated as of the date hereof, between Wells Fargo Bank Northwest, N.A., as owner trustee, and Lessee.
“Other Lease Agreement” means any other aircraft lease agreement between (1) Lessor or any Affiliate of Lessor and (2) Lessee or any Affiliate of Lessee.
“Owner” means a Person to be designated by Lessor prior to the Delivery Date or any subsequent Person(s) to which the original Owner transfers its interest in Owner.
“Participant” means a Person to be designated by Lessor prior to the Delivery Date or any subsequent Person(s) to which the original Participant transfers its interest in Owner in accordance with the Lease Agreement.
“Parts” means any and all appliances, parts, components, modules, navigation, avionics and communications equipment, computers, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (including the APU and the Landing Gear but excluding complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine, so long as title thereto shall remain vested in Owner, in accordance with the terms of Section 1.2 of Schedule 2 to the Lease Agreement, and any loose equipment identified in the Acceptance Certificate.
“Past Due Rate” means a rate equal to a fluctuating rate per annum equal to 250 basis points above the Prime Rate of Citibank, New York and in effect from time to time, provided that such rate as determined from time to time shall not in any event be higher than the highest rate per annum permitted from time to time under any applicable Law.
“Payment/Bankruptcy Default” means any Event of Default or any condition, circumstance, act or event described in Section 12.1, 12.3 or 12.4, which, upon the giving of notice, the lapse of time and/or the fulfillment of any other condition would constitute or give rise to an Event of Default.

“Permitted Air Carrier” means (1) any Affiliate of Lessee and (2) any carrier that Lessor may from time to time approve in writing, such approval not to be unreasonably withheld or delayed.
“Permitted Jurisdiction” means any country (1) which is not the subject of United States, Lessor Jurisdiction, Lessee Jurisdiction, European Union, France, Germany, the United Kingdom or United Nations sanctions or United Nations Security Council directives or (2) to or in which the operation of the Aircraft is not prohibited by the laws of the United States, Lessor Jurisdiction, Lessee Jurisdiction European Union, France, Germany or the United Kingdom or by the Lease Agreement or any other Operative Document.
“Permitted Lien” means any Lien referred to in clauses (a) through (e), inclusive, of Section 6.2.2 of the Lease Agreement.
“Permitted Sublease” means a sublease permitted under Section 8.1.1(2) of the Lease Agreement.
“Permitted Sublessee” means any Permitted Air Carrier under a sublease permitted by Section 8.1.1 of the Lease Agreement.
“Person” means any individual, corporation, trust, partnership, unincorporated association, joint venture, association, joint-stock company, government or Government Entity.
“Remarketing Servicer” means one or more Persons designated by Lessor as Remarketing Servicer from time to time by notice to Lessee. The initial Remarketing Servicers shall be Aircastle Advisor LLC and Aircastle Advisor (Ireland) Limited acting individually or jointly.
“Rent” means, collectively, Rent—Periodic and Rent—Supplemental.
“Rent Payment Date” means (i) the Delivery Date and (ii) the day which corresponds to the Delivery Date in each month during the Lease Term after the month in which the Delivery Date occurs (or if there is no such corresponding day in any such month, the last day of such month); provided that the last day of the Lease Term shall not be a “Rent Payment Date.”
“Rent—Periodic” means the rent payable in respect of the Lease Term with respect to the Aircraft pursuant to Section 3.1 of the Lease Agreement.
“Rent—Periodic Amount” is defined in Exhibit G to the Lease Agreement.
“Rent—Supplemental” means all amounts, liabilities and obligations (other than Rent—Periodic) which Lessee assumes, agrees or otherwise becomes liable to pay to Lessor, any Indemnified Party or Tax Indemnitee or any other Person under any of the Operative Documents, including payments of or in respect of the Security Deposit, Reserves, Return Compensation Payments, Stipulated Loss Value, Expenses, Taxes, interest accrued pursuant to Section 3.3.3 of the Lease Agreement or other amounts payable under any indemnities.
“Replacement Engine” means an Engine Manufacturer Model Trent 772B engine or an improved model having a modification status, value, thrust rating and utility at least equal to such engine, including all warranty rights with respect to any such engine, which (1) is suitable for installation and use on the Airframe without impairing the value or utility of the Aircraft and (2), in the case of accumulated Engine Flight Hours and Engine Flight Cycles since new, be substantially equivalent to the Engine it is replacing.

“Required Actions” is defined in Section 1.3.1 of Schedule 2 to the Lease Agreement.
“Reserves” means all amounts payable under Section 2 of Schedule 2 to the Lease Agreement.
“Return” means the return of the Aircraft by Lessee to Lessor at the Return Location (or such other location as may be agreed by Lessor and Lessee) in the condition and manner required by Schedule 4 to the Lease Agreement and the other provisions of the Operative Documents, as evidenced by the execution by Lessor, and the delivery to Lessee, of the Return Acceptance Certificate.
“Return Acceptance Certificate” means the acceptance certificate to be delivered by Lessor to Lessee pursuant to Section 1.4 of Part II to Schedule 4 to the Lease Agreement in substantially the same form as the Acceptance Certificate (mutatis mutandis).
“Return Compensation Payments” means all amounts payable under Section 2 of Part II of Schedule 4 to the Lease Agreement.
“Return Condition” means the condition of the Aircraft as described in Schedule 4 of the Lease Agreement.
“Return Location” means the location of the Final Maintenance or such other location as may be agreed by Lessor and Lessee.
“Rolls-Royce Warranties Agreement” means the engine warranty agreement to be entered into on or prior to the Delivery Date by, inter alia, the Engine Manufacturer, the Owner, the Lessor, the Lessee and the Security Trustee in relation to warranties in respect of the Engines.
“SARB” means the South African Reserve Bank.
“SCN” shall mean an Airframe Manufacturer Specification Change Notice (howsoever denominated) that reflects any change from the Baseline Specification, and shall include any Manufacturer Specification Change Notice (MSCN).
“SB” means any service bulletin as, where not expressly specified in any Operative Document, issued by Airframe Manufacturer, Engine Manufacturer or the manufacturer of any Part.
“Scheduled Delivery Date” means the date the Aircraft is delivered by the Airframe Manufacturer, such date currently scheduled for a date in [______].
“Security Deposit” means all of the amounts held by Lessor from time to time under Sections 4.1 and 4.2 of the Lease Agreement.
“Security Deposit Installment—1” is defined in Exhibit G to the Lease Agreement.
“Security Deposit Installment—2” is defined in Exhibit G to the Lease Agreement.
“Security Deposit Installment—3” is defined in Exhibit G to the Lease Agreement.
“Secured Obligations” means Lessee’s (or any Affiliate of Lessee’s) obligations under the Lease Agreement and each other Operative Document and under each Other Lease Agreement and each other document designated as an operative document (howsoever denominated) under each such Other Lease Agreement.
“Security Transfer” is defined in Section 14.1.1(2) of the Lease Agreement.
“Security Trustee” means the designated representative, howsoever denominated, of one or more of the Financing Parties, as such representative is identified by Lessor to Lessee from time to time.
“State of Registration” means the Lessee Jurisdiction.
“Stipulated Deductible Amount” is defined in Exhibit G to the Lease Agreement.
“Stipulated Liability Coverage” is defined in Exhibit G to the Lease Agreement.
“Stipulated Loss Value” is defined in Exhibit G to the Lease Agreement.
“Taxes” includes any and all present or future fees (including license, documentation and registration fees), taxes (including income, gross receipts, sales, rental, use, turnover, value-added, goods and services, property (tangible or intangible), excise, franchise, capital, user, transfer, doing business and stamp taxes or duties), licenses, levies, imposts, duties, recording charges or fees, or other charges, assessments, deductions or withholdings of any nature whatsoever, together with any assessments, penalties, late payment charges, notary charges, fines, additions to tax or other similar liabilities with respect to any of the foregoing and interest on any of the foregoing.
“Tax Indemnitee” means Lessor, Owner and Participant, and any successor, transferee or assign of any of the foregoing and any Person that is a member of a group that files a consolidated or combined tax return that includes Lessor or Participant.
“Tax Savings” means, with respect to any Person, any actual current reduction in the Taxes payable by that Person (other than any reduction in Taxes in respect of which that Person is indemnified against by Lessee).
“United States” and “US” mean the United States of America.

PART II
Construction
1.	In each Operative Document, unless expressly provided otherwise therein, a reference to:
(a)	Each of “Lessor” or “Lessee” or any other Person includes, without prejudice to the provisions of such Operative Document, any successor in title to it and any permitted assignee or permitted transferee and, in the case of any Government Entity, any Government Entity succeeding to all or any of its functions.

(b)	The word “including” shall be construed as “including, without limitation.”

(c)	Words importing the plural include the singular and vice versa.

(d)	Any document includes that document as amended, from time to time in accordance with its terms, and any document entered into in substitution or replacement therefor.

(e)	The words “this Agreement,” “this Lease Agreement,” “hereby,” “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in such Operative Document refer to such Operative Document as a whole including the Schedules and Exhibits, and all Annexes, Attachments and Supplements thereto, and not to any particular provisions of such Operative Document.

(f)	A Section or an Exhibit or a Schedule or an Annex is a reference to a section of, or an exhibit or a schedule or an annex to, such Operative Document.

(g)	An amendment includes a supplement, novation or re-enactment and “amended” is to be construed accordingly.

(h)	A “Law” (1) includes any statute, decree, constitution, any kind of regulation, order and circular order, judgment or directive of any Government Entity (including the Financial Approval and the National Industrial Participation Programme of the Department of Trade and Industry); (2) includes any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (3) includes any judicial or administrative or fiscal interpretation or official statement or application thereof and (4) is a reference to that provision as amended.

(i)	A “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month except that if there is no numerically corresponding day in the calendar month in which that period ends, that period shall end on the last Business Day in that calendar month.

(j)	A “quarter” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the third succeeding calendar month except that if there is no numerically corresponding day in the calendar month in which that period ends, that period shall end on the last Business Day in that calendar month.

(k)	The Cape Town Convention and the Cape Town Aircraft Protocol shall be read and interpreted together as a single instrument as required by Article 6(1) of the Cape Town Convention.
2.	Headings used in each Operative Document are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, such Operative Document.

SCHEDULE 2
OPERATIONAL MATTERS
1.	MAINTENANCE; OPERATION; ETC.

As between Lessor and Lessee and except as expressly provided herein, during the Lease Term Lessee shall have sole responsibility for the operation, maintenance, servicing, repair, inspection and testing of the Aircraft and shall bear all costs in connection therewith.

1.1	Maintenance and Repairs

1.1.1	General Maintenance

Lessee, at its own expense, shall, at all times during the Lease Term and until the Aircraft is returned pursuant to the requirements of the Lease Agreement, maintain, service, repair, test, inspect and overhaul the Aircraft, or cause the Aircraft (subject to Section 8 of the Lease Agreement) to be maintained, serviced, repaired, tested, inspected and overhauled in accordance with:
(1)	Lessee’s Maintenance Program;

(2)	the rules and regulations of the Aviation Authority; and

(3)	Lessee’s general maintenance practices and without discrimination.
The workscope, to the extent practically available, for any maintenance that constitutes Final Maintenance or that will affect the amount of Reserves reimbursable under the Lease Agreement or Return Compensation Payments payable under the Lease Agreement shall be provided to Lessor for review (but not approval) prior to the commencement of such maintenance (or as soon as practical thereafter). Lessor shall have the right to increase such workscope above the workscope required by this Lease Agreement subject to Lessee’s consent (such consent not to be unreasonably withheld (for example, if such increase in workscope will result in material additional downtime for the Aircraft, Engine or Part, as applicable, Lessee may not consent)), provided that Lessor shall reimburse Lessee for any incremental labor and material costs associated with such increase.

For the avoidance of doubt, Lessee may not perform any maintenance that will materially affect the amount of Reserves reimbursable under the Lease Agreement or Return Compensation Payments payable hereunder prior to the required date for such maintenance, unless required by the Lease Agreement or any other Operative Document, without the consent of Lessor (not to be unreasonably withheld).

1.1.2	Repairs

Lessee shall procure that all repairs to the Aircraft shall be (1) accomplished in accordance with the applicable manufacturer’s repair manual, (2) otherwise accomplished in accordance with the rules and regulations of the Aviation Authority and EASA and (3) in respect of repairs to the exterior of the Aircraft, flush repairs. All temporary repairs shall be performed in accordance with the Airframe Manufacturer’s structural repair manual and shall be replaced with permanent repairs in accordance with the Airframe Manufacturer’s structural repair manual or accompanied with an EASA approved RAS issued by the Airframe Manufacturer prior to the end of the Lease Term. Without limiting the foregoing, all repairs shall be properly documented and Lessee shall ensure that the aircraft records will include repair details, bill of materials used, dirty finger print records and any associated paperwork / correspondence.

1.1.3	Agreed Maintenance Performer

Lessee shall ensure that only an Agreed Maintenance Performer services, maintains, overhauls, repairs or performs any Modifications on or to the Aircraft or any installed engine or part.

1.2	Replacement of Parts

1.2.1	Replacement of Parts Required

Lessee shall replace, at its own expense, all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever with replacement parts as set forth in this Section 1.2, and Lessee may not remove any Part (other than Obsolete Parts) for any other reason, provided that (x) Lessee may remove Modification Parts pursuant to Section 1.3.3 of this Schedule 2 and (y) Lessee (or any Permitted Sublessee or any Agreed Maintenance Performer) may temporarily remove in the ordinary course of maintenance, service, repair, overhaul or testing of the Aircraft, any Part, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use provided that Lessee shall reinstall or replace with a replacement part such Part as promptly as practicable (or the end of such maintenance, service, repair, overhaul or testing, whichever is earlier) and (z) Lessee (or any Agreed Maintenance Performer) may temporarily remove any Part if reasonably necessary for use on other Aircraft operated by Lessee, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use provided that Lessee shall reinstall or replace such Part with a replacement part within 60 days (or the end of the Lease Term, whichever is earlier). Each such replacement part incorporated or installed in or attached or added to the Airframe or any Engine shall:
(1)	Be free and clear of all Liens except for Permitted Liens.

(2)	Be in as good operating condition, and have the same interchangeable modification status as, be no more than 110% older (in age, cycles or hours) than, and have a value and utility at least equal to, the Part replaced (assuming it was in the condition and repair required under this Lease Agreement) and be OEM parts and not parts manufactured with PMA approval unless previously approved by Lessor in writing.

(3)	Be of the same make and the same or more advanced model.

(4)	Have a current, legal and valid release certificate/airworthiness approval tag identified as FAA Form 8130-3 or EASA Form 1.
Other than in connection with Clause (y) or (z) above, Lessee may use a replacement part that does not comply with the requirements of this Section 1.2.1 if a complying part cannot be procured or installed within the available ground time of the Aircraft, provided that the original Part is reinstalled or the non-complying part is removed and replaced by a complying part, in each case as promptly as practicable (and in any event on or before the last day of the Lease Term).

1.2.2	Ownership of Parts

Except as provided in the final paragraph of this Section 1.2.1, immediately upon any part (including Modification Parts) becoming incorporated in, installed on or attached to the Airframe or any Engine, without further act:
(1)	title to such part vest, with full title guarantee, in Owner, free and clear of all Liens other than Permitted Liens and such part shall become subject to the Lease Agreement and any Financing Security Documents and be deemed a “Part” of such Airframe or such Engine for all purposes hereof; and

(2)	title to any replaced Part shall thereupon vest in Lessee, free and clear of all rights of Owner and Lessor and all Lessor Liens and shall no longer be deemed a Part.
Lessee will, at its own expense, take all such steps and execute, and procure the execution of, all such instruments as Lessor may reasonably require and which are necessary to ensure that title so passes to Owner according to all applicable laws. At any time when requested by Lessor, Lessee will provide evidence to Lessor’s reasonable satisfaction that title has so passed to Owner.

All Parts (other than Modification Parts removed in accordance with Section 1.3 of this Schedule 2 and Obsolete Parts) at any time removed from the Aircraft shall remain the property of Owner, no matter where located, until such time as such Parts shall be replaced by Parts which have been incorporated or installed in or attached to the Airframe or any Engine and which meet the requirements set forth in Sections 1.2.1(1)-(4) of this Schedule 2. Obsolete Parts with a value equal to or more than US$50,000 shall either be retained by Lessee and returned with the Aircraft or shall be shipped to Lessor as a location to be designated by Lessor for such part at such time. Obsolete Parts with a value less than US$50,000 may be retained by Lessee.

If any part which does not comply with the requirements of Sections 1.2.1(1)-(4) of this Schedule 2 is incorporated in, installed in or attached to the Aircraft, title to such part shall not vest in Owner and title to the replaced part shall not vest in Lessee until a part complying with such Section 1.2.1(1)-(4) is incorporated, installed in or attached to the Aircraft.

1.3	Modifications and Inspections

1.3.1	Required Modifications and Inspections

Without limiting Lessee’s obligations under Section 1.1 of this Schedule 2, Lessee shall, at its own expense (subject to Section 1.3.8 of this Schedule) procure that (1) all AD Modifications and all alert SB Modifications applicable to the Aircraft and due or recommended during the Lease Term are completed on a timely basis and (2) all AD inspections and all alert SB inspections due or recommended during the Lease Term are completed on a timely basis (clauses (1) and (2), collectively, “Required Actions”).

1.3.2	Lessee Modifications

Lessee, at its own expense, may from time to time add further parts or accessories and make such Modifications to the Airframe or any Engine as Lessee may deem desirable in the proper conduct of its business, provided that:
(1)	Lessee shall not, without Lessor’s prior written consent, not to be unreasonably withheld, make any Major Modifications to the Aircraft (other than any Modification to the extent that it is part of a Required Action), and, in connection with obtaining such consent, Lessee shall provide Lessor with advance copies of all designs, plans, diagrams, drawings and data to be used by Lessee in accomplishing such Major Modifications. Upon completion of such modification, Lessee shall obtain an EASA supplemental type certificate for such Major Modification or, in lieu thereof, reverse such Modification and return the Aircraft to the condition it was in prior to such Modification so that the Aircraft is in EASA Condition;

(2)	No such Modification (other than any Modification to the extent that it is part of a Required Action) shall (a) diminish the value, marketability or utility of the Airframe or such Engine, (b) damage the Aircraft or (c) impair the condition or airworthiness thereof, assuming in each case the Airframe or such Engine is in the condition and repair required to be maintained by the terms of each Operative Document, provided that with respect to any Modification that only diminishes the marketability of the Aircraft and/or results in minor repairable damage to the Aircraft, then Lessee shall be permitted to perform such Modification provided that prior to the last day of the Lease Term Lessee reverses such Modification and restores the Aircraft to a condition as if such Modification had not been made; and

(3)	Subject to Section 1.3.8 of this Schedule 2, Lessor shall not be required under any circumstances to pay directly or indirectly for any Modifications.
1.3.3	Reversal of Modification at Lessee’s Option

Notwithstanding the foregoing, Lessee may, at any time during the Lease Term and at its own expense, reverse any Modification, provided that (1) such Modification is not required to have been made pursuant to the terms hereof and (2) Lessee restores the Aircraft to a condition as if such Modification had not been made.

1.3.4	[Intentionally Omitted]

1.3.5	Title to Removed Modification Part

Upon the removal by Lessee of any Modification Part and reversal of the related Modification as provided in Sections 1.3.3 or 1.3.4 of this Schedule 2, title in such Modification Part shall, without further act, vest in Lessee free and clear of all rights of Owner and Lessor and all Lessor Liens, and such Modification Part shall no longer be deemed a Part of the Airframe or Engine from which it was removed. Any Modification Part not removed by Lessee as above provided prior to the return of the Airframe or Engine to Lessor hereunder shall remain the property of Owner.

1.3.6	Passenger Communication/Entertainment Equipment

Notwithstanding Section 1.2 of this Schedule 2, Lessee may from time to time install on the Aircraft equipment that is leased or conditionally sold to Lessee (and title to such equipment shall remain vested in the lessor or conditional vendor thereof) if (1) such equipment is passenger communications and entertainment equipment and (2) it can be removed without causing material damage to the Aircraft and any damage caused by such removal is, prior to Return, repaired so that the Aircraft is restored to a condition as if such installation had not been made.

1.3.7	Service Bulletin Kits

During the Lease Term, Lessee shall from time to time request, and shall install or retain in storage, all SB kits relating to the Aircraft, any Engine or any Part which are available to Lessee at no cost other than shipping and handling costs. If any “no cost” period lapses without Lessee acquiring such kit, Lessee shall be obligated to acquire such kit at the manufacturer’s then cost for such kit.

1.3.8	AD Modification Cost Sharing

With respect to each Modification required during the Lease Term by an EASA AD (excluding, for the avoidance of doubt, any Modification required by an Aviation Authority AD which is not also required by an EASA AD) issued during the last two years of the scheduled Lease Term, complied with on a terminating basis during the Lease Term and having a cost of compliance (determined as provided below) in excess of US$100,000, Lessor shall reimburse Lessee, subject to the following provisions, for a portion of the cost of compliance with such modification as follows:

R = (60 - M)/60) x (C - US$100,000)

where

“R” means the portion of the cost of compliance with such modification to be reimbursed to Lessee.

“M” means the number of months (including parts thereof counted based on number of days elapsed) between (1) the earlier of (a) the date of actual completion of such modification and (b) the originally required date of mandatory compliance and (2) the scheduled end of the Lease Term.

“C” means the cost of compliance with such modification at the normal commercial labor charge rates (but without mark-up for profit if Lessee or any Affiliate of Lessee performs the work) of the Agreed Maintenance Performer(s) performing such modification, plus reasonable cost of materials, less any subsidy, warranty payment or other benefit provided to Lessee (but in any case not including loss or expenses incurred because of inability to operate the Aircraft).

Lessee shall submit to Lessor detailed and substantiated labor and material invoices for all such costs for which reimbursement is sought under this Section 1.3.8. Lessor shall pay to Lessee all amounts reimbursable hereunder on the last day of the Lease Term, or if later, promptly following Lessor’s receipt of such detailed and substantiated labor and material invoices.

Nothing in this Section 1.3.8 shall be construed an obligation of Lessor to do anything other than to reimburse Lessee for the portion of the cost of certain ADs.

1.4	Documentation

During the Lease Term, Lessee shall maintain:
(1)	the Delivery Documentation and all other documentation delivered to Lessee with respect to the Aircraft, either Engine or any Part by Lessor, Airframe Manufacturer, Engine Manufacturer or other vendor or maintenance or repair facility;

(2)	all other logbooks, records, manuals, data, drawings or other documents that are required to be maintained during the Lease Term under the terms of any Operative Document, by the Aviation Authority, EASA, the MPD, Airframe Manufacturer, Engine Manufacturer or the manufacturer of any Part and those that are provided to Lessee or otherwise maintained during the Lease Term with respect to the Aircraft including, in the case of each life-limited Part, accurate back-to-birth records; and

(3)	updates or additions to any of the foregoing and renewals, revisions and replacements to any of the foregoing from time to time created or obtained, including all revisions and updates to any of the foregoing, and any new manuals and documents created, following the completion of modifications or alterations to the Aircraft;
all of which shall be maintained in the English language, current and up-to-date (through subscription by Lessee to Airframe Manufacturer and Engine Manufacturer update services and with all documents and records unique to the Aircraft to be maintained unique to the Aircraft) and be kept by the Lessee in its possession at a location approved by the Aviation Authority in fire proof storage containers in an area free from any risk of flooding and not, without the Lessor’s prior written consent, be in the possession or control of any person other than the Lessee. Any Modifications accomplished to the Aircraft during the Lease Term, and not reversed before the end of the Lease Term, which result in a P/N, wiring diagram or operational change shall be incorporated into the applicable manufacturer’s manuals on a permanent basis. Records with respect to each Airframe Check—6Y, Airframe Check—12Y, Engine Basic Shop Visit, Engine repair, Landing Gear Overhaul and APU Basic Shop Visit performed during the Lease Term shall be sent to Lessor in electronic form promptly upon completion of each such event.

Any Aircraft Documentation which Lessee is no longer required to retain under the provisions of Lessee’s Maintenance Program and the requirements of EASA and/or the Aviation Authority shall be returned to Lessor at Return (with the exception of technical log pages and daily, weekly and smaller check work packs).

1.5	Operation
(1)	Lessee shall not operate the Aircraft (or permit the operation of the Aircraft) in violation of any Law of any Government Entity having jurisdiction over Lessee or the Aircraft, in violation of the MPD, any manufacturer’s operating manuals, recommendations or instructions, in violation of any airworthiness certificate, license or registration relating to the Aircraft issued by any such Government Entity, or in violation of U.N. sanctions or restrictions. In addition, Lessee shall not operate the Aircraft (or permit the operation of the Aircraft) in violation of any export Laws (howsoever denominated) applicable to

Lessor or Owner. Lessee shall at all times during the Lease Term maintain a valid transport category airworthiness certificate for the Aircraft in full force and effect.
(2)	Lessee shall not operate or locate the Aircraft or permit the Aircraft to be operated or located (1) outside of the Permitted Jurisdictions, (2) in any area excluded from coverage by, or in any manner or for any purpose excepted from coverage under, any insurance policy in effect or required by the terms of the Lease Agreement or (3) in any war zone or in any recognized or threatened area of hostilities unless covered to the satisfaction of Lessor by appropriate insurance (including war-risk and allied perils).

(3)	Lessee shall not use, or permit the use of, the Aircraft for testing or for training, qualifying or reconfirming the status of flight crew members other than employees of Lessee, and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other Airframe Manufacturer Model A330-200 aircraft owned or operated by Lessee.

(4)	Lessee shall ensure that the crew and engineers, if any, employed by it in connection with the operation and maintenance of the Aircraft have the qualifications and hold the licenses required by the Aviation Authority and Laws applicable to Lessee.

(5)	Lessee shall use the Aircraft solely in commercial or other operations for which Lessee is duly authorized by the Aviation Authority and Laws applicable to Lessee.

(6)	Lessee shall not use the Aircraft for the carriage of:
(a)	whole animals living or dead (other than living humans) except in the cargo compartments according to I.A.T.A. regulations, and except domestic pet animals carried in a suitable container to prevent the escape of any liquid and to ensure the welfare of the animal;

(b)	acids, toxic chemicals, other corrosive materials, explosives, nuclear fuels, nuclear wastes, or any nuclear assemblies or components, except as permitted for passenger aircraft under the “Restriction of Goods” schedule issued by I.A.T.A. from time to time and provided that all the requirements for packaging or otherwise contained therein are fulfilled;

(c)	any other goods, materials or items of cargo which could reasonably be expected to cause damage to the Aircraft and which would not be adequately covered by the Insurances; or

(d)	with Lessee’s knowledge, any illegal item or substance.
(7)	Provided that no Event of Default shall have occurred and be continuing, Lessee may install, and allow to remain installed, an Engine Manufacturer Trent 772B engine on the Airframe other than an Engine so long as such engine is airworthy and otherwise complies with the requirements of the Aviation Authority and all Laws applicable to Lessee.

(8)	In connection with Owner’s tax planning and structuring, Lessee has agreed not to, and Lessee shall not, use or permit the use of the Aircraft on any route that both originates and terminates in the United States. Promptly following the end of each calendar quarter Lessee shall provide Lessor with sufficient information in written form so that Lessor can determine (a) the total number of landings for the Aircraft during the calendar quarter and (b) the total number of landings and the total number of takeoffs, in each case for the Aircraft in the United States during the calendar quarter, identifying the airport(s) for such United States takeoffs and landings (e.g., copies of Pegasus printouts or the equivalent).

(9)	Neither Engine shall be operated above 71,100 pounds thrust
1.6	Identification Plates, Etc.

On or before the Delivery Date, Lessor shall affix, and thereafter Lessee shall at all times maintain in respect of the Airframe and each Engine a fireproof and legible identification plate of a reasonable size, in the location specified below, that contains the following legends or any other legend requested from time to time by Lessor in writing:
(1)	In the case of the Airframe, in the upper sill of the left-hand forward entry door, adjacent to Airframe Manufacturer’s plate, “THIS AIRCRAFT IS OWNED BY WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, AS OWNER TRUSTEE, AND IS HELD UNDER LEASE BY SOUTH AFRICAN AIRWAYS (PTY) LTD.”

(2)	In the case of each Engine, in a clearly visible place in close proximity to the manufacturer’s plate, “THIS ENGINE IS OWNED BY WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, AS OWNER TRUSTEE AND IS HELD UNDER LEASE BY SOUTH AFRICAN AIRWAYS (PTY) LTD.”
1.7	Inspection

At all reasonable times and upon at least 10 days prior written notice to Lessee, Lessor’s or Security Trustee’s personnel and/or its authorized representatives may (at Lessor’s or Security Trustee’s risk and expense or, if such inspection is made in connection with or following an Event of Default, with no notice and at Lessee’s expense) inspect the Airframe and Engines and inspect and make copies of the Aircraft Documentation and Lessee’s Maintenance Program, and if such inspection is made at the time of any maintenance operation, such Persons may inspect behind any panels, bays or other apertures that have already been opened in the course of such maintenance operation, provided that no exercise of such inspection right shall unreasonably interfere with the normal operation or maintenance of the Aircraft by Lessee or any Permitted Sublessee. Neither Lessor nor Security Trustee shall have a duty to make any such inspection nor shall it incur any liability or obligation by reason of making or not making any such inspection. Lessee shall take such action as may reasonably be required by Lessor or Security Trustee to facilitate its inspection, including without limitation facilitating access to any premises where the Aircraft is located. Except during the final 24 months of the Lease Term or during the continuance of an Event of Default, all inspections by Lessor or Security Trustee and their authorized representatives provided for under this Section 1.7 shall, in regard to Lessor or Security Trustee be limited to one inspection of any kind contemplated by this Section 1.7 during any calendar year. During the period commencing 730 days prior to the scheduled expiry date and ending on such scheduled expiry date, there shall be no limit on the number of inspections by Lessor or Security Trustee and their authorized representatives provided for under this Section 1.7.

2.	MAINTENANCE RESERVES

2.1	Maintenance Reserves and Adjustments

2.1.1	Amounts
(1)	The contents of this section are in Exhibit G to the Lease Agreement.

(2)	Lessee shall pay the following amounts to Lessor:
(a)	On the 15th day of each calendar month following the Delivery Date, the aggregate amount accrued in accordance with Section 2.1.1(1) of this Schedule 2 during the preceding calendar month.

(b)	On the last day of the Lease Term, the aggregate amount accrued in accordance with Section 2.1.1(1) of this Schedule 2 during the Lease Term and not theretofore paid.
2.1.2	[Intentionally Omitted]

2.1.3	[Intentionally Omitted]

2.1.4	Letter of Credit in Lieu of Engine Life-Limited Parts Reserves

Lessee may elect, by notice to Lessor on or before the Delivery Date, to provide a letter of credit to Lessor in lieu of paying Reserves in respect of life-limited Parts for each Engine (as provided in Section 2.1.1(1)(d) of this Schedule 2). The letter of credit shall comply with the requirements of Section 4.4 of the Lease Agreement except that the initial stated amount of the letter of credit will be in an amount equal to the product of (1) 2 (being the number of Engines), (2) 500 (being the agreed expected cycle utilization of the Engines for one year) and (3) the Reserve Rate set forth in Section 2.1.1(1)(d) of this Schedule 2 as escalated through the Delivery Date. Lessee shall cause the stated amount of the letter of credit to be increased on or before each anniversary of the Delivery Date by an amount equal to the product of (1) 2 (being the number of Engines), (2) the expected cycle utilization of the Engines for the next year of the Lease Term as agreed by Lessor and Lessee (but in no case less than 500 cycles) and (3) the Reserve Rate set forth in Section 2.1.1(1)(d) of this Schedule 2 as escalated through such anniversary. At Return Lessee shall pay Lessor for each Engine an amount equal to the Reserves that Lessor would be holding at Return had Lessee paid reserves for life-limited Parts for each Engine through the Return in accordance with this Section 2 (without regard to this Section 2.1.4) and upon such payment and satisfaction of all the Secured Obligations due at Return Lessor shall return such letter of credit to Lessee. Lessor agrees that it shall not draw such letter of credit for an amount greater than the Reserves that Lessor would be holding at Return had Lessee paid reserves for life-limited Parts for each Engine.

2.2	Reimbursement

Lessor shall, subject to the other provisions of this Section 2 and provided that no Payment/Bankruptcy Default has occurred and is then continuing, reimburse Lessee for the actual costs incurred by Lessee in respect of labor and materials consumed during, and following completion of, the following maintenance during the Lease Term:

(1)	Any Airframe Check—6Y, Airframe Check—12Y, excluding APU and Landing Gear and excluding components (unless such components are scheduled to be overhauled at that check in accordance with the MPD and their lives are fully restored).

(2)	[Intentionally Omitted]

(3)	The replacement of any Engine life-limited Part with a new Part, provided that (a) the reimbursement for any such part shall be reduced by an amount equal to the product of (i) the Dollar amount listed in Section 2.1.1(2)(c) of this Schedule 2, as adjusted by this Section 2, and (ii) the percentage for such part contained in Annex 1 to this Schedule 2 and (iii) (A) the approved cycle-life of such removed Engine life-limited Part less (B) the total cycles then accumulated on such removed Engine life-limited Part and (b) such reimbursement shall be for the cost of the part only and not for its installation.

(4)	An APU Basic Shop Visit.

(5)	A scheduled Landing Gear Overhaul.
excluding, in each case, (i) any maintenance resulting from design faults or damage covered by warranty or caused by accidental damage, foreign objects, faulty maintenance or operational mishandling; (ii) any cost items which are the costs of transportation or are exchange, handling or similar costs or charges, (iii) any cost which is in excess of the relevant manufacturer’s list price for the relevant parts or maintenance work; and (iv) any maintenance, overhaul, renewal, replacement or repair cost which is reimbursable out of any insurance claim (assuming, for these purposes, that no deductibles applied to the relevant insurances).

2.3	Account Balances

Lessor shall keep a notional running account in respect of the Airframe, each Engine (life-limited Parts subaccounts), the Landing Gear and the APU to which shall be credited all amounts in respect thereof received under the above Section 2.1 hereof, and debited all sums paid in respect thereof by Lessor to, or on behalf of, Lessee under the above Section 2.2. The life-limited Part subaccount for each Engine to be maintained using a further subaccount for each part using the percentage allocation contained in Annex 1 to this Schedule 2, such life-limited Part allocation to be adjusted on the Delivery Date and each anniversary of the Delivery Date based on the Engine Manufacturer’s then current list price for such Parts and their respective intervals.

For the avoidance of doubt, it is agreed and acknowledged that the Reserves are additional Rent based on Lessee’s utilization of or the time elapsed on the Aircraft during the Lease Term and are the sole and exclusive property of Lessor. The purpose of the notional accounts and sub-accounts referred to in this Section 2.3 is solely to determine the amount of Lessor maintenance reimbursement obligation under this Section 2 and Lessee has no right or interest whatsoever in such accounts or the Reserves. Similarly, Lessor shall have no obligation to perform the relevant maintenance or to assure that it has been performed correctly.

2.4	No Negative Balances

Lessor shall not be obliged to pay any sum under Section 2.2 of this Schedule 2 to the extent the amount requested would exceed the lesser of (1) the balance in the relevant notional account (or sub-account, as the case may be) at and as of the time the relevant maintenance event was completed and (2) the balance of such notional account (or sub-account, as the case may be) at the time Lessor is required pursuant to this Section 2 to make a payment to Lessee in respect of such request. In any case in which the amount reimbursed to Lessee under Section 2.2 is not sufficient to pay the cost of the relevant work, Lessee shall be obligated to meet all excess costs from its own resources. No shortfall may be carried forward or made the subject of any further claim for reimbursement.

2.5	Payments

Lessee shall promptly submit to Lessor detailed and substantiated labor and material invoices (including the final statement showing a zero balance due) for all maintenance for which reimbursement is sought under this Section 2 and, in any event, not later than the 90th day following receipt by Lessee of such invoices from the Agreed Maintenance Performer (or, if such maintenance is performed by Lessee, not later than the 90th day following completion of such maintenance). Lessor shall pay to Lessee all amounts reimbursable hereunder promptly upon its receipt of such invoices and any other substantiating documentation reasonably requested by Lessor.

ANNEX 1 TO
SCHEDULE 2
LLP ALLOCATION

Fan
LP Rotor Fan Disk	5.48%
LP Rotor Shaft	0.97%
Fan Blades	17.61%
Annulus Fillers	5.27%

Intermediate Pressure Compressor
IP Rotor Compressor Shaft	16.28%
IP Rotor Rear Shaft	0.88%

High Pressure Compressor
HP Compressor Rotor	26.75%

High Pressure Turbine
HP Turbine Rotor Disc	10.93%

Intermediate Pressure Turbine
IP Turbine Rotor Disc	1.11%
IP Turbine Rotor Shaft	5.01%

Low Pressure Turbine
LP Turbine Stage 1 Disc	1.95%
LP Turbine Stage 2 Disc	1.95%
LP Turbine Stage 3 Disc	2.37%
LP Turbine Stage 4 Disc	1.36%
LP Turbine Rotor Shaft	2.09%

100%

SCHEDULE 3
DELIVERY CONDITIONS AND DELIVERY PROCEDURES
PART I
Delivery Condition
1.	CONDITION OF AIRFRAME AND ENGINES

On the Delivery Date, the Aircraft shall be delivered new from the Airframe Manufacturer in compliance with the Baseline Specification and otherwise, subject to availability, as follows:

1.1	SCNs

With the following SCN selections and any MSCNs applicable to the Aircraft:

		Price
EPAC/TDU	TITLE	USD 01/08

	ATA 02 Certification
CL02.10.134/37	Compliance status report — EU OPS equivalent of JAR OPS 1, subparts K and L	5,000
CL02.10.133/01	Full compliance with FAR Amendment 121-306 new assist space requirements	6,900
CL02.40.100/01	Rudder leading edge painting according to vertical stabilizer dominant color	No Charge
CL02.40.101/01	External livery	116,500

	ATA 03 General Aircraft Design Criteria
CL03.20.321.57	A330-2xx dual weight variant — MTOW to 236 t, MLW to 182 t, MZFW to 170 t / MTOW to 238 t, MLW to 182 t, MZFW to 168 t	No Charge

	ATA 11 Placards and markings
CL11.00.124/01	Installation of leasing plate on engines	No Charge
CL11.00.124/02	Installation of leasing plate on forward LH passenger door	No Charge
CL11.00.124/03	Installation of leasing plate on cockpit rear partition	No Charge
CL11.00.124/04	Installation of leasing plate on APU	No Charge
CL11.30.110/04	Passenger placards and signs alternate marking — English only	No Charge

	ATA 21 Air Conditioning
CL21.20.110/06	Particle filter element — LE BOZEC, PN 430B100-3	No Charge
CL21.28.105/08	Installation of lower deck fwd cargo compartment ventilation system and temp control (A330/A340-300)	404,100
CL21.70.102/03	Combined VOC/ozone catalytic converters alternate equipment — ENGELHARDT, PN 44142002	6,500

		Price
EPAC/TDU	TITLE	USD 01/08
	ATA 23 Communications
	GLOBAL IFE	546,400
	GLOBAL CIDS	40,000
CL23.00.100/12	Installation of an automatic ELT with remote control panel in the cockpit — ELTA ADT 406 AF	15,900
CL23.11.110/06	Activation of HF datalink function for HFDR1 on Fans A and Fans A+ configuration	42,500
CL23.11.135/02	Dual HF system alternate equipment — HONEYWELL	No Charge
CL23.11.157/09	Dual HFDR system — HONEYWELL	36,600
CL23.12.130/02	VDR — HONEYWELL, PN 064-50000-0505	No Charge
CL23.12.130/18	VDR transceivers capable mode 2 — HONEYWELL, RTA-50D, PN 965-1696-051	No Charge
CL23.28.110/16	High rate SATCOM avionics MCS 7000 (7 channels — AERO H+) with RFUIA — HONEYWELL	No Charge
CL23.36.334/07	IFE Media content loading at Final Assembly Line	6,200
CL23.50.126/36	Boomsets alternate equipment — SENNHEISER type HME46-C, PN 046-55-999-0231	No Charge
CL23.50.144/13	Installation of headset for fourth occupant — SENNHEISER type HD 46-K1, PN 046-69-999-0931	850
CL23.70.110/02	Installation of Cockpit Door Surveillance System (CDSS)	25,500
CL23.71.175/06	CVR — HONEYWELL, PN 980-6022-001	No Charge
	Additional i5000 data wiring — cabin redundancy at FDB-FDB level	Incl. In Global IFE
	Cable raceway relocation in B/C	TBD

	ATA 24
CL24.56.134/03	Additional 15 kVA galley power supply in door n° 4 area	32,900

	ATA 25 Cabin & Cockpit
CL25.23.500/01	INTERIOR COLOR SCHEME DEFINITION	Incl. In Cabin
	GLOBAL EMERGENCY EQUIPMENT	10,000
	GLOBAL CABIN LAYOUT	1,390,000
	GALLEY COOLING	25,100
	GLOBAL ISPSS	10,400
CL25.24.164/07	Deletion of lateral OHSC at door 3 level	Incl. in Cabin
CL25.35.050/01	Installation of galley catering equipment (BFE)	Incl. in Cabin
CL25.45.100/01	Lavatory equipment selection (SFE)	Incl. in Cabin
CL25.26.205/40	Installation of curtains according to curtain definition checklist	Incl. in Cabin
CL25.74.200/01	Structural and system provisions for a main deck FCRC	Incl. In FCRC install
CL25.74.210/06	Inst. Of main deck FCRC based on prov.— dual pilot compmnt (temp. Ctrl in AAP) (SFE)	446,200
CL25.75.231/02	Installation of a large staircase housing/stowage at door 3 for LDMCR (large entrance cutout) (BFE)	Incl. In LDMCR install
CL25.75.235/02	Structural and system provision for LDMCR at door 3 with large entrance cut-out	Incl. In LDMCR install

Price
EPAC/TDU	TITLE	USD 01/08
CL25.75.240/01	Installation of an LDMCR in the aft lower deck cargo compartment (BFE)	605,000
CL25.11.140 / 11	Captain and first officer seat covering with grey sheepskin	9,200
CL25.50.160/02	Installation of sidewall lining protections in lower deck cargo compartments	16,900
CL25.65.100/06	Installation of one pair of fireproof gloves (BFE) — BENNETT SAFETYWEAR LTD, PN FKK8-35KL	Incl. in EE
CL25.40.245/08	Provision for installation of lavatory at position L74 (TYPE Z)	Incl in Cabin
CL25.52.100/01	Installation of additional tie-down points in lower deck forward cargo compartment	20,800
CL25.30.359/51	Structural and system provisions for installation of galley at location 31.100	Incl in Cabin
CL25.34.750/01	Floor Thermal insulation	Incl. in Galley cooling

ATA 26 Fire protection
CL26.13.101/02	APU fire extinguisher — KIDDE AEROSPACE, PN 472 412-1	No Charge
CL26.21.107/std	Engine fire extinguishers — PACIFIC SCIENTIFIC	STD
CL26.23.106/std	Cargo fire extinguishers — KIDDE	STD
CL26.24.110 / 12	Cockpit portable fire extinguisher (SFE) — TOTAL FEUERSCHUTZ, PN 74-20	900
CL26.24.600 / 22	Installation of halon fire extinguisher in cabin (SFE) — TOTAL FEUERSCHUTZ, PN 74-20	Incl. in Global EE

ATA 27 Flight controls
CL27.50.103/01	Flap track ‘sealed for life’ roller bearings — KAMATICS, PN 27F5757306X.20X	19,300

ATA 29 Hydraulic power
CL29.10.113/05	Electro Motor Pumps (EMP) — EATON AEROSPACE, PN 974540	No Charge

ATA 31 Indicating/Recording systems
CL31.33.114/14	Flight Data Recorder (FDR) (256 w/s) — HONEYWELL, PN 980-4700-042	No Charge

ATA 32 Landing Gear
CL32.40.100/24	A330 — Wheels and brakes HONEYWELL (2 500 LPO)	No Charge
CL32.41.140/32	A330 — Radial tires (MLG) — BRIDGESTONE, PN APR06911	No Charge
CL32.41.141/04	A330-200/300 & A340-300 — Radial tires (NLG) — BRIDGESTONE, PN APR06500	No Charge

ATA 33 Lights
	Global lighting	54,200
CL33.24.150 / 02	B/C Lavatory lighting — Reduced dimmed illumination	No Charge

Price
EPAC/TDU	TITLE	USD 01/08
CL33.24.150 / 03	Y/C Lavatory lighting — Reduced dimmed illumination	No Charge
CL33.25.200 / 02	Installation of in-seat reading light in B/C	No Charge
CL33.26.115 / 01	Self dimmed Lavatory Occupied Signs	3,700

		Price
EPAC/TDU	TITLE	USD 01/08
	ATA 34 Navigation
CL34.15.112/01	Angle of attack sensor — BF GOODRICH AEROSPACE, PN 0861ED	No Charge
CL34.20.203/02	ISIS — baro setting in inches Hg	3,900
CL34.20.203/04	ISIS — display of metric altitude	3,900
CL34.41.125/26	Dual weather radar HONEYWELL with PWS and autotilt activation, new dual antenna mount	56,000
CL34.42.100/17	Radio altitude automatic call-outs	4,000
CL34.42.113/13	Radio altimeter — HONEYWELL Quantum line	No Charge
CL34.51.108/09	DME — HONEYWELL, PN 066-50013-1212	No Charge
CL34.52.102/01	Compliance with ADS-B OUT regulation for NRA	3,600
CL34.00.300/01	RNP AR/SAAAR capability (Step 1)	70,000
CL34.55.102/09	VOR/MARKER receivers alternate equipment — HONEYWELL, PN 066-50012-1212	No Charge
CL34.58.310/34	MMR alternate equipment providing ILS and GPS functions with FLS/GLS capability — ROCKWELL COLLINS	No Charge

	ATA 35 Oxygen
CL35.11.110/02	In-situ replenishment facility for cockpit oxygen cylinder (A330/A340) — EROS, PN DKR142	32,500
CL35.11.112/01	Flight crew oxygen cylinder 115 cu ft (steel) — EROS, PN 891511-14	1,900
CL35.22.021/11	Installation of one additional mask in each oxygen box (chemical system)	6,700
CL35.30.106 / 03	One PBE in cockpit — DAe SYSTEMS GmbH, PN E28180-10 (SFE)	300
CL35.32.490 / 01	Portable oxygen device — General information and typical installation	Incl. in Global EE
CL35.32.505 / 21	Installation of PBE in cabin (SFE) — DAe SYSTEMS GmbH, PN E28180-10	Incl. in Global EE
CL35.32.601 / 01	Instal. of portable oxygen cylinder — AVOX SYSTEMS INC 4.25 cuft outlet code A, PN 9700-A1A-BF23A	Incl. in Global EE
CL35.32.640 / 02	Installation of demo oxygen mask — AVOX SYSTEMS INC, PN 289-1002	Incl. in Global EE
CL35.32.650 / 01	Installation of manual release tool for passenger oxygen system — B/E AEROSPACE ISG, LENEXA	Incl. in Global EE

	ATA 38 Water/Waste
CL38.00.222/02	Certificate of sanitary construction for water and waste system compliance with USPHSS	No Charge
CL38.00.222/03	Disinfections result certificate for potable water system	No Charge
CL38.11.112/01	Installation of a third potable water tank (total capacity 1 050 liters)	42,800
CL38.11.116/01	Water quantity preselection of potable water at service panel (A330 and A340-300)	12,800
CL38.12.102/04	Installation of potable water filter housing and cartridge 1 micrometer dechlorinating	900

		Price
EPAC/TDU	TITLE	USD 01/08
	ATA 46 Information Systems
CL46.21.100/10	Airbus AOC software for ATSU (Fans A+) (weights in kg) — HONEYWELL	No Charge
CL46.21.105/01	Activation of ARINC 623 in the ATSU	7,200
CL46.21.111/01	Activation of VDL mode 2 function in the ATSU	37,600

	ATA 47
CL47.10.100 / 01	Installation of system provision for Fuel Tank Inerting System (FTIS)	107,000

	ATA 51 Structure
CL51.22.230/04	Intermediate coat paint system (LOW VOC/CF primer) fuselage and vertical stabilizer	41,100

	ATA 52 Doors
CL52.51.103/02	Installation of deadbolt for manual locking of cockpit door	No Charge
CL52.51.104/01	Install damping devices to reduce noise by door slam	14,500

	ATA 55 Stabilizer
CL55.30.101/01	Metal sheet cover on vertical stabilizer	15,700

	ATA 56 Windows
CL56.10.104/10	PPG INDUSTRIES front and side windows (chemically tempered)	No Charge

	ATA 72 Engines
CL72.00.117/03	Engines selection — RR TRENT 772B	No Charge

	ATA 79 Oil
CL79.20.100/13	Engine, engine accessories and APU lubricating oil — BP 2197	No Charge
Note: CL03.20.321.57 (Dual weight variant) is subject to successful certification by the relevant aviation authorities. For information only, such certification is currently scheduled for September 2010.

Lessee shall have the right to select the following SCN, provided that Lessee gives Lessor notice of such selection at least 30 days prior to any Airframe Manufacturer deadline for making such selection:

Price
EPAC/TDU	TITLE	USD 01/08

ATA 02 Certification
CL02.12.122/04	ETOPS up to 240 minutes	TBD

1.2	BFE

With the following BFE selections:

		Price
EPAC/TDU	TITLE	USD 01/09	COMMENTS
CL23.00.100/12	Installation of an automatic ELT with remote control panel in the cockpit — ELTA ADT 406 AF	$10,000
CL23.28.110/16	High rate SATCOM avionics MCS 7000 (7 channels — AERO H+) with RFUIA — HONEYWELL	$318,164
CL23.30.017/33	Thales Avionics TopSeries (i5000) — IFE	$2,824,912	Recurring Cost per aircraft
CL23.30.017/34	Thales Avionics TopSeries (i5000) — IFE	$0	Non Recurring Cost per fleet
CL25.21.20.00	Seat Cover Fabric/Leather — Lantal	$90,000
CL25.21.460/60	Sicma Majesty — Business Class Seats	$1,693,613	Recurring Cost per aircraft
CL25.21.460/61	Sicma Majesty — Business Class Seats	$371,250	Non Recurring Cost per fleet
CL25.21.470/80	Webber 5750 — Economy Class Seats	$781,129	Recurring Cost per aircraft
CL25.21.470/81	Webber 5750 — Economy Class Seats	$451,862	Non Recurring Cost per fleet
CL25.21.710/02	Installation of 110 VAC / 60 Hz PED power outlets in B/C seat — KID-SYSTEME GMBH	(Incl in IFE cost)
CL25.22.300/03	Installation of high comfort floor-mounted cabin attendant seat (Goodrich Interiors) forward door 2, LH, at location 53	$23,000
CL25.22.300/04	Installation of high comfort floor-mounted cabin attendant seat (Goodrich Interiors) forward door 2, RH, at location 55	$23,000
CL25.26.205/40	INSTALLATION OF CURTAINS ACCORDING TO CURTAIN DEFINITION CHECKLIST	$10,000
	INSTALLATION OF CARPETS	$30,000
CL25.27.313/01	Installation of wall-mounted baby bassinet based on provisions — INNOVINT	$1,000
CL25.30.005/01	AIM Aviation Henshalls — Galleys	$1,149,222	Recurring Cost per aircraft
CL25.30.005/02	AIM Aviation Henshalls — Galleys	$309,959	Non Recurring Cost per fleet
CL25.34.410/31	Installation of 4500 BTU/h air chiller unit — B/E AEROSPACE, PN 236-8	Incl in Galley
CL25.34.410/51	Installation of 7000 BTU/h air chiller unit — B/E AEROSPACE, PN 267-100	Incl in Galley Equipment

		Price
EPAC/TDU	TITLE	USD 01/09	COMMENTS
CL25.35.050/01	Installation of galley catering equipment	See Table below
CL25.65.00.00	Seat Belts	$10,000
CL25.65.100/06	Installation of one pair of fireproof gloves — BENNETT SAFETYWEAR LTD, PN FKK8-35KL	$30
CL25.66.00.00	Life Vests	$10,000
CL25.75.231/02	Installation of a large staircase housing/stowage at door 3 for LDMCR (large entrance cutout)	$670,605	Recurring Cost per aircraft
CL25.75.231/03	Installation of a large staircase housing/stowage at door 3 for LDMCR (large entrance cutout)	$0	Non Recurring Cost per fleet
CL25.75.240/01	Installation of an LDMCR in the aft lower deck cargo compartment	$97,575	Recurring Cost per aircraft
CL25.75.240/02	Installation of an LDMCR in the aft lower deck cargo compartment	$0	Non Recurring Cost per fleet
CL33.25.200 / 02	Installation of in-seat reading light in B/C	Incl in Business Class Seats
CL46.21.100/10	Airbus AOC software for ATSU (Fans A+) (weights in kg) — HONEYWELL	$11,587

     Table. Galley Catering Equipment

																		S/S Price
Item	Equipment	Supplier	P/N	Price	Status	G1A	G1R	G2F	G2A	G4F	G4L	G4R	S3R	S2R	S2L	Total	S/S Price	(01/ 09 USD)
1	WATER BOILER	B/E Aerospace	4360004-85-00-18	€4,998.00	BFE	0	0	0	0	0	1	0	0	0	0	1	€4,998	$7,997
2	HOT CUP	DRIESSEN	JA028003	$300	BFE	1	0	1	0	0	1	0	0	0	0	3	$900	$900
6	ESPRESSO MAKER	IACOBUCCI	HFE-2005-01	€10,500	BFE	1	0	1	0	0	0	0	0	0	0	2	€21,000	$33,600
6	MOUNTING RAIL	IACOBUCCI	CA2-01	€1,000	BFE	1	0	1	0	0	0	0	0	0	0	2	€2,000	$3,200
7	STEAM OVEN	B/E Aerospace	4323100-01-6622	€10,298	BFE	2	0	2	1	0	3	4	0	0	0	12	€123,576	$197,722
8	TRASH COMPACTOR	MONOGRAM	3210005WB106	$47,000	BFE	0	0	0	1	0	1	0	0	0	0	2	$94,000	$94,00
9	COFFEE MAKER	B/E Aerospace	4510-42LG-00	$7,174	BFE	2	0	2	3	0	2	2	0	0	0	11	$78,914	$78,914
	COFFEE MAKER RAIL	B/E Aerospace	64759-151	$1,002	BFE	2	0	2	3	0	2	2	0	0	0	11	$11,022	$11,022
	INSULATED SERVER	B/E Aerospace	3520-0603-01	$0		2	0	2	3	0	2	2	0	0	0	11	$0	$0
10	Air Chiller 4500BTU	B/E Aerospace	236-8	$22,849	BFE	1	0	0	0	0	0	0	0	0	0	1	$22,849	$22,849
11	Air Chiller	B/E Aerospace	267-100	$23,951	BFE	0	0	1	1	0	1	1	0	0	0	4	$95,804	$95,804

bbbb1.4	LOPA
In the configuration as pictured in the LOPA attached as Annex 1 to this Schedule 3.

Any Airframe Manufacturer paperwork (including any SCNs) signed by both Lessee and Lessor (or an Affiliate) shall be deemed an amendment to this Schedule 3.

2.	AIRCRAFT DOCUMENTATION

Lessor shall deliver to Lessee at the Delivery Location the Delivery Documentation.

3.	WARRANTIES

With effect from the Delivery Date and for the period of the Lease Term, Lessor will make available to Lessee, and authorize Lessee to exercise, such rights as Lessor may have under any warranty with respect to the Aircraft, any Engine or any Part made by any manufacturer, vendor, storage company, sub-contractor or supplier, to the extent that the same may be made available to Lessee and subject to any terms and conditions set forth in the relevant agreement with the relevant manufacturer, vendor, storage company, subcontractor or supplier including any necessary consents.

4.	TRAINING AND OTHER SERVICES

No Airframe Manufacturer training is being provided by Lessor with respect to the Aircraft.

5.	PERFORMANCE GUARANTEE

With effect from the Delivery Date and for the period of the Lease Term, Lessor assigns to Lessee, and authorizes Lessee to exercise, such rights (including the right to payment) as Lessor may have under the performance guarantees received from Airframe Manufacturer with respect to the Aircraft pursuant to a letter agreement dated on or about December 16, 2009.

PART II
Delivery Procedures
1.	PRE-DELIVERY INSPECTION

1.1	Inspection Process

Lessee shall inspect the Aircraft and participate in a demonstration flight of the Aircraft to be conducted by Lessor or its designee at the Delivery Location. Lessee shall participate in such inspections and demonstration flight and shall give Lessor prompt notice of any potential discrepancies from the condition of the Aircraft as described in Part 1 of this Schedule 3. Lessor and Lessee shall enter into a Airframe Manufacturer “Participation Agreement” in form and substance reasonably satisfactory to Lessor and Lessee.

1.2	Discrepancies

Any discrepancy from the condition of the Aircraft as described in Part 1 of Schedule 3 which is identified in writing to Lessor by Lessee on or prior to the Scheduled Delivery Date and which is not corrected by Lessor or Airframe Manufacturer on or prior to the Delivery Date shall be corrected by Airframe Manufacturer or its designee, at Airframe Manufacturer’s cost and expense, after the Delivery Date pursuant to a commitment letter procured from Airframe Manufacturer by Lessor or, if Lessor is unable to procure such a commitment letter with respect to such discrepancy, shall be corrected by Lessee or its designee and Lessor shall reimburse Lessee at 100% of Lessee’s reasonable actual cost for such correction, payable on demand (together with detailed and substantiated labor and material invoices for all such amounts for which reimbursement is sought). Lessee’s rights under such commitment letter or, if applicable, its right to make such a claim for reimbursement shall be Lessee’s sole remedy for noncompliance, and Lessee shall not have the right to refuse acceptance of the Aircraft because of such discrepancies unless the existence of such discrepancies would prevent the use of the Aircraft in Lessee’s expected commercial operation.

2.	CHANGES IN DELIVERY DATE

If on the Scheduled Delivery Date any of the conditions precedent specified in Schedules 7 or 8 has not been met or waived in accordance with such Schedules, then the delivery of the Aircraft under this Lease Agreement shall be delayed beyond the Scheduled Delivery Date and Lessee shall accept delivery of the Aircraft on the first Business Day after the Scheduled Delivery Date on which all of such conditions precedent have been so satisfied or waived. Notwithstanding the foregoing, if delivery of the Aircraft under the Lease Agreement is delayed more than 365 days past the last day of [______], either party hereto (unless such delay is caused by such party failing to satisfy a condition precedent for which it is responsible as set forth in Schedule 7 or 8, as applicable) may, by written notice to the other, terminate this Lease Agreement and each other Operative Document, whereupon, except as otherwise provided in Section 13 of the Lease Agreement, (1) Lessor shall return to Lessee the Security Deposit and/or the Letter of Credit and any amounts of Rent—Periodic paid by Lessee prior to such termination and (2) neither Lessor nor Lessee shall have any further obligation to the other hereunder or thereunder.

If the Delivery Date has not occurred on or prior to the Scheduled Delivery Date, and Lessee does not exercise its option to terminate this Agreement pursuant to this Section 2, Lessor shall pay to Lessee Lessee’s Share of any per diem delay penalty actually paid by Airframe Manufacturer for the Aircraft with respect to the period from the Scheduled Delivery Date through the Delivery Date. If the Delivery Date occurs then such amount shall be paid by

Lessor to Lessee promptly after the Delivery Date and if the Delivery Date does not occur or a Payment/Bankruptcy Default has occurred and is continuing then Lessee shall not be entitled to any share of such penalty. For purposes of this paragraph, “Lessee’s Share” shall be such per diem delay penalty payable, and actually paid, by Airframe Manufacturer to the extent it exceeds Lessor’s costs and expenses arising out of such delay, including, without limitation Lessor’s cost of funds for any pre-delivery payments held by Airframe Manufacturer.

If an Event of Loss occurs with respect to the Aircraft prior to the Delivery Date and the Aircraft is not being replaced by the Airframe Manufacturer pursuant to the purchase agreement for the Aircraft and the Scheduled Delivery Date postponed accordingly, then this Lease Agreement and each other Operative Document shall automatically terminate and (1) Lessor shall return to Lessee the Security Deposit and/or the Letter of Credit and any amounts of Rent—Periodic paid by Lessee prior to such termination and (2) neither Lessor nor Lessee shall have any further obligation to the other hereunder or thereunder.

3.	DISCLAIMER

EFFECTIVE UPON ACCEPTANCE OF THE AIRCRAFT BY LESSEE, WHICH SHALL BE EVIDENCED BY DELIVERY OF THE AIRCRAFT TO LESSEE AND LESSEE’S EXECUTION OF THE ACCEPTANCE CERTIFICATE, THE AIRCRAFT SHALL BE LEASED UNDER THE LEASE AGREEMENT “AS-IS, WHERE-IS, WITH ALL FAULTS” AND LESSEE AGREES, ACKNOWLEDGES AND ACCEPTS THAT NO INDEMNIFIED PARTY MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER CONCERNING THE AIRCRAFT. EFFECTIVE UPON ACCEPTANCE OF THE AIRCRAFT BY LESSEE, WHICH SHALL BE EVIDENCED BY DELIVERY OF THE AIRCRAFT TO LESSEE AN LESSEE’S EXECUTION OF THE ACCEPTANCE CERTIFICATE, LESSEE, FOR THE BENEFIT OF EACH INDEMNIFIED PARTY, HEREBY WAIVES, RELEASES AND RENOUNCES ALL WARRANTIES, REPRESENTATIONS AND OTHER INDEMNITIES, GUARANTIES, OBLIGATIONS AND LIABILITIES OF ANY INDEMNIFIED PARTY AND ANY RIGHTS, CLAIMS AND REMEDIES OF LESSEE, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, IN EACH CASE, WITH RESPECT TO THE AIRCRAFT, ANY ENGINE, ANY PART, ANY AIRCRAFT DOCUMENTATION OR ANY OTHER THING DELIVERED, LEASED, SOLD OR TRANSFERRED UNDER ANY OPERATIVE DOCUMENT, INCLUDING:
(1)	ANY WARRANTY AS TO THE AIRWORTHINESS, VALUE, CONDITION, DESCRIPTION, DESIGN OR OPERATION THEREOF, OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE ABSENCE OF ANY DEFECT THEREIN;

(2)	ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE;

(3)	ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

(4)	ANY OBLIGATION OR LIABILITY WITH RESPECT TO ANY ACTUAL OR ALLEGED PATENT OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT;

(5)	ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT IN STRICT OR ABSOLUTE LIABILITY OR ARISING

FROM THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, ACTUAL OR IMPUTED, ACTIVE OR PASSIVE;
(6)	ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OR DAMAGE TO THE AIRCRAFT, ANY ENGINE, ANY PART, ANY AIRCRAFT DOCUMENTATION OR ANY OTHER THING, AND

(7)	FOR ANY LOSS OF USE, REVENUE OR PROFIT OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.
DELIVERY BY LESSEE TO LESSOR OF THE ACCEPTANCE CERTIFICATE WILL BE CONCLUSIVE PROOF AS BETWEEN LESSOR AND LESSEE THAT LESSEE HAS EXAMINED AND INVESTIGATED THE AIRCRAFT AND THE AIRCRAFT DOCUMENTATION, THAT THE AIRCRAFT AND THE AIRCRAFT DOCUMENTATION ARE SATISFACTORY TO LESSEE AND THAT LESSEE HAS IRREVOCABLY AND UNCONDITIONALLY ACCEPTED THE AIRCRAFT FOR LEASE HEREUNDER WITHOUT ANY RESERVATIONS WHATSOEVER.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE BY ANY STATUTE OR OTHERWISE THAT MAY LIMIT OR MODIFY LESSOR’S RIGHTS OR LIMIT OR MODIFY LESSEE’S OBLIGATIONS AS DESCRIBED IN THIS LEASE AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT.

LESSEE HEREBY CONFIRMS THAT IT HAS BEEN ADVISED OF AND FULLY UNDERSTANDS THE LEGAL IMPORT AND IMPLICATIONS OF THIS SECTION 4 AND THAT THE PROVISIONS OF THIS SECTION 4 ARE APPROPRIATE IN A TRANSACTION OF THIS KIND.

FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT AFFECT OR DIMINISH IN ANY WAY LESSEE’S RIGHTS AGAINST AIRFRAME MANUFACTURER, ENGINE MANUFACTURER OR THE MANUFACTURER OF ANY PART.

4.	POST DELIVERY

As soon as they are available but in any event within 30 days after the Delivery Date Lessee shall provide the following to Lessor:
(1)	Evidence of the registration of the Aircraft in accordance with Section 7 of the Lease Agreement, including a copy of the Certificate of Registration issued by the Aviation Authority.

(2)	A copy of the certificate of airworthiness for the Aircraft issued by the Aviation Authority.

(3)	A copy of the Air Operator’s Certificate (with reference to the Aircraft) issued by the Aviation Authority.

(4)	Any other evidence that the Aircraft has been validly registered under the laws of the State of Registration and all other filing and registrations required by the Lease Agreement have been made.

ANNEX 1 TO
SCHEDULE 3
LOPA

ANNEX 2 TO
SCHEDULE 3
DELIVERY DOCUMENTATION
Where applicable data will be established in general compliance with ATA Specification 2200 (iSpec2200), Information Standards for Aviation Maintenance
The following index identifies the Technical Data provided in support of the Aircraft.
The explanation of the table is as follows:

NOMENCLATURE	Self-explanatory.

ABBREVIATED DESIGNATION (Abbr)	Self-explanatory.

AVAILABILITY (Avail)
Technical Data can be made available :
•	ON-LINE (ON) through the relevant service on Airbus|World, and / or

•	OFF-LINE (OFF) through the most suitable means applicable to the size of the concerned document (e.g CD or DVD).
FORMAT (Form)
Following Technical Data formats may be used:
•	SGML — Standard Generalized Mark-up Language, which allows further data processing by the Buyer.

•	XML — Extensible Mark-up Language, evolution of the SGML text format to cope with WEB technology requirements.

•	CGM — Computer Graphics Metafile, format of the interactive graphics associated with the XML and /or SGML text file delivery.

•	PDF (PDF) — Portable Document Format allowing data consultation.

•	Advanced Consultation Tool — refers to Technical Data Consultation application that offers advanced consultation & navigation functionality compared to PDF. Both browser software & Technical Data are packaged together.

•	P1 / P2 — refers to manuals printed on one side or both sides of the sheet.

•	CD-P — refers to CD-Rom including Portable Document Format (PDF) Data.

TYPE	C	CUSTOMIZED. Refers to manuals that are applicable to an individual Airbus customer/operator fleet or aircraft.

	G	GENERIC. Refers to manuals that are applicable for all Airbus aircraft types/models/series.

E	ENVELOPE. Refers to manuals that are applicable to a whole group of Airbus customers for a specific aircraft type/model/series.

QUANTITY (Qty)	Self-explanatory for physical media.

DELIVERY (Deliv)	Delivery refers to scheduled delivery dates and is expressed in either the number of corresponding days prior to first Aircraft delivery, or nil (0) corresponding to the first delivery day.

The number of days indicated shall be rounded up to the next regular revision release date.

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
OPERATIONAL MANUALS AND DATA
Flight Crew Operating Manual	FCOM	OFF	P2	C	2*	90	Electronic dispatch, update and consultation of operating manuals through e —documentation modules is the Airbus “Less Paper in the Cockpit” standard.(FCOM, MEL and airline designed documents).

Paper FCOM (2 sets per crew / one copy per aircraft at dlivery) shall only be supplied if No electronic dispatch, update and onboard consultation of the required regulatory operating manuals

PDF is fallback solution to paper / suitable for on-ground reference only.

FCOMOn-Line Advanced Consultation Tool refers to electronic FCOM/OEB consultation, OEB download and FCOM customization process through the LPC administrator tool, for electronic onboard aircraft consultation in the LPC context

							SGML shall be used to process Buyer’s own FCOM for delivery to flight crew
	FCOM	OFF	CD-P	C	5	90
	FCOM	ON	PDF	C	N/A	90
	FCOM	ON	Advanced Consultation Tool	C	N/A	90
	FCOM	OFF	Advanced Consultation Tool on CD	C	5	90
	FCOM	OFF	SGML	C	1	90

Flight Crew Training Manual	FCTM	OFF	CD-P	C	10	90	FCTM is a supplement to FCOM, a “Pilot’s guide” for use in training and in operations
	FCTM	ON	PDF	C	N/A	90
	FCTM	OFF	XML	C	1	90	XML data for further processing/customization by the Buyer

Cabin Crew Operating Manual	CCOM	OFF	CD-P	C	10	90	LR Aircraft: Basic for A340-500/-600 Aircraft

A330-200/A340-300 > only for aircraft equipped with enhanced cabin (Mod 48819)

SA Aircraft: Basic for A318. Basic for all A319/A320/A321 equipped with new CIDS /FAP

CCOM not available for aircraft with old CIDS re-installed ( A319 Mod 34898, A320 Mod 34856, A321 Mod 34997 )

							XML data are for further processing by the Buyer
		ON	PDF	C	N/A	90
		OFF	XML	C	1	90

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
Flight Manual	FM	OFF	P2	C	1	0	Plus one copy per Aircraft at Delivery
	FM	OFF	CD-P	C	5	0
	FM	ON	PDF	C	N/A	0

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
OPERATIONAL MANUALS AND DATA
Master Minimum Equipment List	MMEL	OFF	P2	C	2	180	Plus one copy per Aircraft at Delivery
	MMEL	OFF	CD-P	C	2	180	PDF CD is fallback solution to paper for on-ground consultation only (For Temporary Revisions & OEB’s, refer to paper)
	MMEL	ON	PDF	C	N/A	180
MMEL	OFF	SGML	C	1	180	SGML data, including Parts 1 and 2, for further processing by the Buyer.

SGML is recommended for issue of the Customer MEL

							Note: Airbus Starter Pack (for conversion of SGML Data to Adobe. Framemaker or MS Word RTF format) available with relevant training.

Quick Reference Handbook	QRH	OFF	P2	C	2	90	Per crew quantity / Plus one copy per Aircraft at Delivery

Trim Sheet	TS	OFF	WordDoc	C	1	0	Office Automation format (.doc) for further processing by the Buyer

Weight and Balance Manual	WBM	OFF	P1	C	1	0	Fleet customized WBM for reference in central Library (*) plus one copy per Aircraft at Delivery. For the WBM the flight deck copy is an advance copy only of the customized manual, not subject to revision or updating. Weighing Equipment List delivered two weeks after Aircraft Delivery
	WBM	OFF	CD-P	C	5	0	Available for SA aircraft

	WBM	ON	PDF	C	N/A	0	Available for SA aircraft

Performance Engineer’s Programs	PEP	ON	Performance Computation Tool	C	1	90	A collection of aircraft Performance software tools in a common interface.
	PEP	OFF	Performance Computation Tool on CD	C	N/A	90

Performance Programs Manual	PPM	OFF	CD-P	C	1	90	Explains how to use the PEP & contains specific Data for engineers, which are not contained in the FCOM

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
MAINTENANCE AND ASSOCIATED MANUALS
AirN@v / Maintenance, including: Aircraft Maintenance Manual — AMM Illustrated Parts Catalog (Airframe)- IPC Illustrated Parts Catalog (Powerplant)- PIPC* Trouble Shooting Manual — TSM Aircraft Schematics Manual — ASM Aircraft Wiring Lists — AWL Aircraft Wiring Manual- AWM Electrical Standard Practices Manual-ESPM	AirN@v	ON	Advanced Consultation Tool	C	N/A	90
	AirN@v	OFF	Advanced Consultation Tool on DVD	C	20	90	Recommended basic delivery quantity *to be supplied by Propulsion Systems Manufacturer concurrently with the Airframe IPC.

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
1. AirN@v / Associated Data Consumable Material List — CML Standards Manual — SM Electrical Standard Practices Manual — ESPM Tooling Data — TD (*)	AirN@v	ON	Advanced Consultation Tool	G	N/A	360	Tooling Data invcludes the previous Tool and Equipment Manual (TEM) Support Equipment Summary (SES) and Tool and Equipment Index (TEI) information.
							Tooling Data first issue in AirN@v /Associated Data scheduled for end 2007
	AirN@v	OFF	Advanced Consultation Tool on DVD	G	20	360

Technical Follow-up	TFU	OFF	CD-P	E	20	90	TFU for Trouble shooting & maintenance, to be used with AirN@v

Aircraft Maintenance Manual	AMM	ON	PDF	C	N/A	90
	AMM	OFF	CD-P	C	3	90	Fallback solution to AirN@v / Maintenance
	AMM	OFF	SGML	C	1	90	If selected by the Buyer, SGML format will not be automatically supplied. Effective delivery will only take place at the time of explicit request from the Buyer Graphics in CGM, in general compliance with iSpec 2200

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
Aircraft Schematics Manual	ASM	ON	PDF	C	N/A	90
	ASM	OFF	CD-P	C	3	90	Fallback solution to AirN@v / Maintenance:
	ASM	OFF	SGML	C	1	90	If selected by the Buyer, SGML format will not be automatically supplied. Effective delivery will only take place at the time of explicit request from the Buyer Graphics in CGM, in general compliance with iSpec 2200

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
MAINTENANCE AND ASSOCIATED MANUALS (Cont’d)

Aircraft Wiring List	AWL	ON	PDF	C	N/A	90
	AWL	OFF	CD-P	C	3	90	Fallback solution to AirN@v / Maintenance. AWL PDF will be discontinued in 2009 after implementation of the AirN@v / Maintenance Technical Data Upgrade programme.
AWL	OFF	SGML	C	1	90	If selected by the Buyer, SGML format will not be automatically supplied. Effective delivery will only take place at the time of explicit request from the Buyer
							(Graphics in CGM, in general compliance with iSpec 2200 )

Aircraft Wiring Manual	AWM	ON	PDF	C	N/A	90
	AWM	OFF	CD-P	C	3	90	Fallback solution to AirN@v / Maintenance
AWM	OFF	SGML	C	1	90	If selected by the Buyer, SGML format will not be automatically supplied. Effective delivery will only take place at the time of explicit request from the Buyer
							(Graphics in CGM, in general compliance with iSpec 2200 )

Consumable Material List	CML	OFF	SGML	G	1	180	If selected by the Buyer, SGML format will not be automatically supplied. Effective delivery will only take place at the time of explicit request from the Buyer

Ecam System Logic Data	ESLD	ON	PDF	E	N/A	90
	ESLD	OFF	CD-P	E	5	90

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
MAINTENANCE AND ASSOCIATED MANUALS (Cont’d)
Electrical Load Analysis	ELA	OFF	PDF/RTF/ Excel	C	1	+30	One ELA supplied for each Aircraft, delivered one month after Aircraft Delivery PDF File + Office automation format RTF & Excel file delivered on one single CD for ELA updating by the Buyer

Electrical Standard Practices Manual	ESPM	OFF	SGML	G	1	90	If selected by the Buyer, SGML format will not be automatically supplied
Effective delivery will only take place at the time of explicit request from the Buyer
							(Graphics in CGM, in general compliance with iSpec 2200 )

Electrical Standard Practices booklet	ESP	OFF	P2*	G	20	90	*Pocket size format booklets which provide maintenance personnel with quick and easy access for identifying of electrical equipment and the required tooling

Flight Data Recording Parameter Library	FDRPL	OFF	Advanced Consultation Tool on CD	E	5	90

Illustrated Parts Catalog (Airframe)	IPC	ON	PDF	C	N/A	90
	IPC	OFF	CD-P	C	3	90	Fallback solution to AirN@v / Maintenance IPC PDF will be discontinued in 2009 after implementation of the AirN@v / Maintenance Technical Data Upgrade programme.
IPC	OFF	SGML	C	1	90	If selected by the Buyer, SGML format will not be automatically supplied. Effective delivery will only take place at the time of explicit request from the Buyer
							(Graphics in CGM, in general compliance with iSpec 2200)

Illustrated Parts Catalog (Powerplant)	PIPC	ON	PDF	C	N/A	90
PIPC	OFF	CD-P	C	20	90	Integrated in the SA aircraft IPC for IAE V2500 A1/A3 Engines.

Integrated in the LR A340-500/-600 aircraft IPC for RR Trent 500 Engines.

							For other Aircraft and engine types, supplied by Propulsion Systems Manufacturer concurrently with the Airframe IPC.

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
MAINTENANCE AND ASSOCIATED MANUALS (Cont’d)
AirN@v / Planning, including Maintenance Planning Document — MPD	AirN@v	ON	Advanced Consultation Tool	E	N/A	360	The application also includes MPD data in PDF, MS Excel and TSDF / Text Structured Data File formats + SGML file for further processing by the Buyer

							Life Limited Parts information is included in the Airworthiness Limitation Section ( ALS ) of the SMD
	AirN@v	OFF	Advanced Consultation Tool on DVD	E	5	360

Scheduled Maintenance Data, including Maintenance Review Board Report —MRBR Airworthiness Limitation Section — ALS	SMD	ON	PDF	E	NA	360
	SMD	OFF	CD-P	E	5	360
Tool & Equipment Bulletins	TEB	OFF	P2	E	5	N/A

Tool and Equipment Drawings	TED	ON	Advanced Consultation Tool	E	N/A	360	On-line Consultation from Engineering Drawings Service

AirN@v / Engineering, including: Airworthiness Directives / AD Consignes de Navigabilite / CN ( French DGAC ) All Operator Telex / AOT Operator Information Telex / OIT Flight Operator Telex / FOT Modification / MOD Modification Proposal / MP Service Bulletin / SB Service Information Letter / SIL Technical Follow-Up / TFU Vendor Service Bulletin / VSB	Enginerring Technical Data Service	ON	Advanced Consultation Tool	C	N/A	90	Outstations with no On-Line connection to Airbus|World to be supplied with one DVD set
	AirN@v	OFF	Advanced Consultation Tool on DVD	C	5	90

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
Trouble Shooting Manual	TSM	ON	PDF	C	N/A	90
	TSM	OFF	CD-P	C	3	90	Fallback solution to AirN@v / Maintenance
	TSM	OFF	SGML	C	1	90	If selected by the Buyer, SGML format will not be automatically supplied. Effective delivery will only take place at the time of explicit request from the Buyer (Graphics in CGM, in general compliance with iSpec 2200 )

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
STRUCTURAL MANUALS
AirN@v / Repair , including: Structural Repair Manual (*) — SRM Non Destructive Testing Manual — NTM	AirN@v	ON	Advanced Consultation Tool	E	N/A	90	The Nacelle SRM shall be supplied by the relevant Powerplant Supplier
		OFF	Advanced Consultation Tool on DVD	E	5	90
SRM	OFF	SGML	E	1	90	If selected by the Buyer, SGML format will not be automatically supplied.
Effective delivery will only take place at the time of explicit request from the Buyer
							(Graphics in CGM, in general compliance with iSpec 2200 )

Structural Repair Manual	SRM	ON	PDF	E	N/A	90
		OFF	CD-P	E	5	90	Fallback solution to AirN@v- Repair

Non Destructive Testing Manual	NTM	ON	PDF	E	N/A	90
		OFF	CD-P	E	5	90	Fallback solution to AirN@v- Repair

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
OVERHAUL DATA
AirN@v / Workshop, including: Component Maintenance Manual — Manufacturer CMMM Duct Fuel Pipe Repair Manual- DFPRM	AirN@v	ON	Advanced Consultation Tool	E	N/A	180	AirN@v / Workshop first issue scheduled for early 2008.
		OFF	Advanced Consultation Tool on DVD	E	5	180

Component Maintenance Manual — Manufacturer CMMM	CMMM	ON	PDF	E	N/A	180
		OFF	CD-P	E	5	180	Fallback solution to AirN@v / Workshop

Component Maintenance Manual — Vendor	CMMV	OFF	CD-P	E	1	180	PDF on CD to be provided by Vendors. If more than one Airbus aircraft type in operation with the Buyer, dispatch of the “common” CMMV only
	CMMV	ON	PDF	E	N/A	180	Available from the “Supplier Technical Documentation “ Service in Airbus|World

Component Documentation Status	CDS	OFF	CD	C	1	180	Revised until 180 days after Aircraft Delivery

Component Evolution List	CEL	ON	PDF	G	N/A	—
	CEL	OFF	CD-P	G	1	—	Delivered as follow-on for CDS.

(iv) NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
ENGINEERING DOCUMENTS

Mechanical Drawings	MD	ON	Advanced Consultation Tool	C	N/A	0	On-line Consultation from Engineering Drawings Service Note: Repair drawings are supplied upon specific Customer request
							Buyers queries shall be issued in connection with an approved document SB, SRM or RAS (Repair Assessment Sheet)

Parts Usage (Effectivity)	PU	ON	Advanced Consultation Tool	C	N/A	0	On-line Consultation from Engineering Drawings Service

Parts List	PL	ON	Advanced Consultation Tool	C	N/A	0	On-line Consultation from Engineering Drawings Service

Standards Manual	SM	OFF	SGML	G	1	180	If selected by the Buyer, SGML format will not be automatically supplied. Effective delivery will only take place at the time of explicit request from the Buyer

Process and Material Specification	PMS	ON	PDF	G	N/A	0
	PMS	OFF	CD-P	G	1	0

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
MISCELLANEOUS PUBLICATIONS	AC/MFP	ON	PDF	E	N/A	360	Available On-Line from the Airbus/ World
Airplane Characteristics for Airport Planning- AC Maintenance Facility Planning — MFP	AC/ MFP	OFF	CD-P	E	5	360	AC, MFP are grouped on one single CD Fallback solution to on-line AC / MFP

ATA 100 Breakdown	ATAB	ON	PDF	E	N/A	360	6 Digits ATA 100 Breakdown
		OFF	CD-P	E	5	360

C@DETS /Technical Data Training Course Ware Software	C@DETS	OFF	Advanced Consultation Tool on CD	G	5	360	Training Course applicable to major Maintenance, Material, Repair Technical Data
	C@DETS	ON	PDF	G	NA	360

Aircraft Recovery Manual	ARM	ON	PDF	E	N/A	90
	ARM	OFF	CD-P	E	1	90

Aircraft Rescue & Firefighting Chart	ARFC	ON	PDF	E	N/A	180	Available On-Line from the Airbus | World

Crash Crew Chart	CCC	OFF	P1	E	20	180

Cargo Loading System Manual	CLS	ON	PDF	E	N/A	180
	CLS	OFF	CD-P	E	1	180	One CLS per delivered Aircraft

List of Effective Technical Data	LETD	ON	PDF	C	N/A	90	The LETD provides for each Technical Data information about
-Applicable issue and revision date
-Shipping information with search functions by manual or delivery address criteria
							-Tracking of shipments through the Carrier Website,.

List of Radioactive and Hazardous Elements	LRE	ON	PDF	G	N/A	90
	LRE	OFF	CD-P	G	1	90

NOMENCLATURE	Abbr	Avail	Form	Type	Qty	Deliv	Comments
MISCELLANEOUS PUBLICATIONS
Supplier Product Support Agreements 2000	SPSA	ON	PDF	G	N/A	360	The SPSA contains all the GCP 2000 issue 04 Agreements signed by Airbus SFE Suppliers.-
The GCP 2000 is an Agreement signed by Airbus and its Suppliers which specifies:
Airbus Support Standards
							The individual Suppliers’ contractual support commitments
	SPSA	OFF	CD-P	G	5	360

Transportability Manual	TM	OFF	CD-P	G	1	180

Vendor Information Manual	VIM	ON	Advanced Consultation Tool	G	N/A	360
	VIM	OFF	Advanced Consultation Tool on CD	G	5	360

Ground Support Equipment Vendor Information Manual / GSE VIM	GSE VIM	ON	PDF	G	N/A	360

Livestock Transportation Manual	LTM	ON	PDF	E	N/A	90
	LTM	OFF	CD-P	E	1	90

Service Bulletins	SB	ON	Advanced Consultation Tool	C	N/A	0	Full SB content and SB search functions available from the ETDS / Engineering Technical Documentation Service in Airbus | World /
							Note: SB cross reference Index available from AirN@v /Engineering on DVD
	SB	OFF	CD-P	C	1	0	One CD for every SB issued and/or revised

SCHEDULE 4
RETURN CONDITIONS AND RETURN PROCEDURES
PART I
Return Condition
1.	CONDITION OF AIRFRAME AND ENGINES

On the last day of the Lease Term, the Aircraft shall conform to the configuration of the Aircraft, and with all equipment installed as, on the Delivery Date (as described in Schedule 3 to the Lease Agreement), except as changed in a manner either required or permitted pursuant to any Operative Document or as agreed by Lessor and shall:

1.1	General Requirements
(1)	Have been operated, maintained and repaired in accordance with the Lease Agreement, have all the same capabilities as on the Delivery Date, have no deferred maintenance,

(2)	Have all of the Aircraft equipment, components and systems functioning in accordance with their intended use and specifications, within applicable limits and showing no signs of incipient fault, in each case irrespective of deviations or variations authorized by the Minimum Equipment List (MEL) or Configuration Deviation List (CDL),

(3)	Be free of all Liens other than Lessor Liens and not have installed thereon any equipment, components and/or parts which are leased or loaned or otherwise owned by Lessee or a third party.

(4)	Be free of corrosion, and shall be in good condition, normal wear and tear excepted.
1.2	Condition Permitting Commercial Operation

Be in EASA Condition.

1.3	Airworthiness, Deregistration and Export Matters

(1) Have been deregistered from all relevant aircraft registries and notice of deregistration by the Aviation Authority shall have been sent to an aviation authority designated by Lessor, (2) have and be in compliance with a valid export airworthiness certificate (or its equivalent) issued by the Aviation Authority and (3) have and be in compliance with all necessary export certificates and other documents and requirements allowing for immediate export of the Aircraft from the State of Registration and the Lessee Jurisdiction.

1.4	Final Airframe Check

1.4.1	Required Check

With respect to the Airframe, (1) have accomplished immediately after removal from service and immediately prior to delivery to Lessor the completion of the next due C check (or higher check

AYR FREIGHTER LLC — A330-200F Amendment No.1	page 101/ 13

if applicable) in block format in accordance with the MPD (which check shall incorporate all lower-level checks, structural inspections and any special repair items or special inspections as well as inspections that have a frequency less than such a then C check interval) and (2) have no task for the Airframe due under the MPD for the greatest of 24 months, the then current MPD C Check interval or the then Lessee C check interval (or, as applicable, the equivalent number of Airframe Flight Cycles or Airframe Flight Hours, these being 1,500 Airframe Flight Cycles and 10,000 Airframe Flight Hours for 24 months). If during the Lease Term the Aircraft is maintained under a phased maintenance program, Lessee shall, at Lessee’s cost and expense, perform all checks, inspections, maintenance, etc., necessary to return the Aircraft to a block maintenance program based upon the MPD and otherwise acceptable to Lessor.

1.4.2	Related Work

Have, as a part of the final C check, completed a refurbishment and deep cleaning of the flight deck and cabin and other portions of the interior and corrosion inspections, such refurbishment, deep cleaning and inspections to be performed to the standard which Lessee would use for an aircraft being placed in service in its fleet, which shall include inspection and repair of all seats, replacement of damaged, discolored or worn seat covers and cushions and other work to ensure that such seats are in good operating condition. The Aircraft carpeting and galley area matting shall be replaced (unless replaced during the previous six months and in good condition).

1.5	ADs, Service Bulletins, Etc.

1.5.1	Required Actions

Be in compliance on a terminating basis with all modification Required Actions where (1) in the case of ADs, the compliance date for any action under such AD falls during the Lease Term or the then Lessee C check interval (or, as applicable, the equivalent number of Airframe Flight Cycles or Airframe Flight Hours, but at least 1,500 Airframe Flight Cycles or 10,000 Airframe Flight Hours) after the Return and (2) in the case of SB modifications, the issuance date thereof is during the Lease Term and the recommended compliance date for any action under such SB falls during the Lease Term or the then Lessee C check interval (or, as applicable, the equivalent number of Airframe Flight Cycles or Airframe Flight Hours, but at least 1,500 Airframe Flight Cycles or 10,000 Airframe Flight Hours) after the Return, provided that (1) with respect to an AD where the compliance date or an SB where the recommended compliance date falls at least 90 days after the last day of the scheduled Lease Term and (2) where such AD or SB was issued within nine months prior to the last day of the scheduled Lease Term and (3) where despite Lessee’s commercially reasonable efforts to comply with such AD or SB prior to the last day of the scheduled Lease Term, Lessee is unable to comply with such AD or SB prior to the last day of the scheduled Lease Term, then Lessee may in lieu of complying with such AD or SB, pay Lessor an amount equal to the sum of the following (y) the expected direct cost (e.g., labor, engineering and materials) of compliance with such AD or SB and (z) any expected indirect costs (e.g., downtime) of compliance with such AD or SB, less any amount as calculated pursuant to Section 1.3.8 of Schedule 2.

1.5.2	Inspections

Have no required inspection Required Action (1) due within either (a) the then MPD C check interval (or, as applicable, the equivalent number of Airframe Flight Cycles or Airframe Flight Hours, but at least 1,500 Airframe Flight Cycles or 10,000 Airframe Flight Hours) after the

Return or (b) a full inspection period whichever is less or (2) under any AD or SB where modification or repair would eliminate or reduce such inspection requirement.
1.5.3	No Waivers

In the case of both Sections 1.5.1 and 1.5.2 of this Part 1, in the event that Lessee has obtained a waiver or deviation from the Aviation Authority, Airframe Manufacturer or otherwise from having to comply with any such Required Actions, Lessee shall, irrespective of such waiver or deviation, comply with all such Required Actions as provided in the this Section 1.5 prior to the Return.

1.6	Engine Condition

Have neither Engine on watch for any reason whatsoever, and (1) each Engine shall have at least 9,000 Engine Flight Hours and 1,500 Engine Flight Cycles remaining until its next anticipated Engine Basic Shop Visit (as determined by (a) borescope inspections, (b) engine health trend monitoring analysis, (c) ground runs, (d) technical log analysis, (e) previous shop visit assessment (if applicable) and (f) engine oil SOAP analysis and MCD inspection) and (2) the Engine operational and performance parameters shall be sufficiently within Engine Manufacturer’s then current published limits and the condition of the Engine shall otherwise be such to permit full take-off power to manufacturer’s specification (as determined by, inter alia, an examination of the last six months of trend monitoring). If Lessor and Lessee are unable to agree whether any of the foregoing conditions have been met, Lessor and Lessee shall consult a qualified Engine Manufacturer engineer and agree to be bound by the determination of such engineer (the cost of such engineer to be shared equally by Lessor and Lessee). Lessee shall correct any discrepancies outside of then current published-approved AMM limits.

1.6.1	Engine Borescope

For each Engine, a complete (100% of all stages) hot (including combustion chamber) and cold section video borescope inspection for such Engine shall have been performed, at Lessor’s cost, after the return demonstration flight and Lessee shall correct any discrepancies outside of then current published-approved AMM limits.

1.6.2	Full-Rated Performance

Each Engine shall be capable of certificated, full-rated performance without limitations throughout the operating envelope as defined in the airplane flight manual; performance compliance will be demonstrated: (1) by on-wing static inspection and testing of the powerplants in accordance with the engine maintenance manual and (2) by review of historical maintenance records, including trend monitoring and EGT/test cell data (in the event an Engine is just out of test cell). Lessee shall correct any discrepancies outside of then current published-approved AMM limits.

1.7	APU Condition

With respect to the APU, have not more than 3,500 APU Hours since its last removal and APU Basic Shop Visit, and the APU shall have had a complete (100% of all accessible stages) video borescope inspection shall have been performed at Lessor’s cost. Lessee shall correct any discrepancies outside of manufacturer-approved limits found during such inspection. In addition, the APU shall meet all air outputs and temperature limitations under load in accordance with the MPD, and any defects discovered in such inspection, which exceed the APU manufacturer’s in-service limits, shall be corrected at Lessee’s expense
1.8	Landing Gear Condition

With respect to each Landing Gear, have not more than 36 months since its last Landing Gear Overhaul and no more flight cycles than 110% of Airframe Flight Cycles accumulated by the Airframe.

1.9	Life Limited and Time Controlled Parts
(1)	With respect to each Airframe life limited and time controlled component, have a minimum of 50% life (months, hours and/or cycles, as relevant) remaining to its next scheduled test, inspection or removal in accordance with the MPD, but:
(a)	if a component has less than 50% life (months, hours and/or cycles, as relevant) remaining to its next scheduled test, inspection or removal in accordance with the MPD and such remaining percent life is sufficient to enable such components to have a full MPD C Check interval, then such component may be returned with less than 50% life remaining, however for each such component Lessee shall compensate Lessor in accordance with the following formula:

P = (C/L) x (L/2-R)

where:

P is the amount Lessee shall compensate Lessor
C is the manufacturer’s list price for the component or the cost to overhaul, test or inspect such component, as applicable.
L is the component’s scheduled test, inspection or removal interval in accordance with the MPD.
R is the life remaining to the component’s next scheduled test, inspection or removal in accordance with the MPD and

(b)	if a component has a limit that is less than the then current MPD C Check interval (or, as applicable, the equivalent number of Airframe Flight Cycles or Airframe Flight Hours, but at least 1,500 Airframe Flight Cycles or 10,000 Airframe Flight Hours), then such component shall have full life remaining and (c) “on-condition” and “condition-monitored” components shall be serviceable. All Airframe life, calendar and time controlled components shall have the same or more recent part or dash number as the component installed on the Aircraft on the Delivery Date. Each Airframe life limited and time controlled component shall be supported by back to birth traceability and appropriate certification documentation in the form of EASA Form 1’s or FAA Form 8130’s.
(2)	No Engine life-limited Part shall have less than 3,500 Engine Flight Cycles remaining until the next scheduled removal or replacement and will be supported by back-to-birth traceability and appropriate certification documentation in the form of EASA Form 1’s or FAA Form 8130’s.

1.10	Tires and Brakes

Have no less than 50% tread life remaining on the tires on average with no single tire having less than 30% tread life remaining (and with not more than three re-caps) and have remaining not less than 50% service wear life remaining on the brakes on average with no single brake having less than 30% service wear life remaining.

1.11	Paint

With the Aircraft, (including nacelles, vertical stabilizer, wings and horizontal stabilizer) properly stripped (if then required by Airframe Manufacturer, otherwise rub sanded) and painted in, at Lessor’s option, (1) a livery to be designated by Lessor provided that Lessor provides Lessee with necessary templates and drawings at least 30 days prior to the Return or (2) in a shade of white to be designated by Lessor at least 30 days prior to the Return, and after such painting Lessee shall balance the rudder in accordance with Airframe Manufacturer procedures. Immediately after such stripping (or rub sanding), the exterior of the Aircraft shall be inspected and any corrosion, structural damage, or other defects shall be corrected in accordance with the Airframe Manufacturer Structural Repair Manual and as recommended by Airframe Manufacturer. At least 30 days prior to the Return, Lessor may waive the requirements of this Section 1.11 and Lessee shall pay Lessor US$210,000 (subject to escalation from January 1, 2009, at 3.00% per annum, compounded annually) on the date of Return in lieu of painting the Aircraft.

1.12	Service Bulletin Kits

Have all free of charge service bulletins for which kits have been received or manufactured by Lessee for the Aircraft, as of the commencement of the Final Inspection, installed thereon prior to Return (with all other such kits received by Lessee after such time to be shipped by commercial carrier to a location specified by Lessor) and, at Lessor’s option, with all other service bulletin kits ordered by Lessee specifically for the Aircraft being provided to Lessor, subject to Lessor reimbursing to Lessee its cost for such kits.

1.13	Fuel and Oil

With each fuel tank and oil tank having the same level as at delivery to Lessee on the Delivery Date.

1.14	General
(1)	The Aircraft shall (a) be clean, (b) have no excessive, multiple, overlaid or non-flush external repairs, (c) have no loose, missing or pulled fasteners, and (d) be free of scribes, scratches, buckles and damage exceeding manufacturer tolerances.

(2)	The Aircraft shall be free of fuel, oil and hydraulic leaks the fuel, hydraulic and oil systems of the Aircraft, including the Engines and the fuel tanks, shall have been tested and free of any contaminants and corrosion and Lessee shall provide to Lessor the results of laboratory tests of all such systems.

(3)	All decals and required notices shall be installed and shall be clean, secure and legible.

(4)	All doors shall be free moving, correctly rigged and be fitted with serviceable seals, and free of any air noise or leaks.
(5)	All panels and other surfaces shall be secure, properly sealed and free of excessive cracks, stains and other disfigurement.

(6)	Windows shall be free of delamination, blemishes, and crazing, and shall be properly sealed and free of any air leaks.

(7)	All control surfaces, unpainted cowlings and fairings shall be waxed and polished in accordance with approved procedures.

(8)	All seats, (including installed IFE hardware) shall be serviceable and in good condition. All damaged, discolored or worn covers and cushions shall be replaced.

(9)	All emergency equipment having a calendar life shall have a minimum remaining life of one C Check interval (determined as above) or one hundred percent (100%) of its total approved life, whichever is less.

(10)	All galley areas shall be free from contamination and in good condition.

(11)	All floor coverings shall be replaced and effectively sealed.

(12)	All cargo nets shall be in good condition.

(13)	Landing gear and doors shall be free of leaks and properly rigged.

(14)	Wheel wells shall be free of leaks.

(15)	The IFE system shall be functioning in accordance with its intended use throughout the cabin.

(16)	All loose equipment delivered shall be installed and in good condition.
2.	AIRCRAFT DOCUMENTATION

At Return, Lessee shall deliver to Lessor at the Return Location the Aircraft Documentation. All Aircraft Documentation provided to Lessor at time of Return shall be listed and included as an attachment to the Return Acceptance Certificate. Lessee shall ensure that all Aircraft Documentation provided to Lessor shall be in good condition, complete, in English, readable and capable of being reproduced using standard reproduction processes and otherwise shall have been maintained in accordance with the requirements of the Operative Documents. All Aircraft Documentation shall be in printed (including legible handwriting) form (except only those documents which Lessee has received only in non-printed form and certain aircraft manuals which may be provided in electronic format).

3.	WARRANTIES

At Return Lessee shall assign to Lessor any remaining Airframe, Engine, Part or other warranties with respect to the Aircraft pursuant to a written agreement in form and substance reasonably satisfactory to Lessor, and Lessee shall arrange for all necessary manufacturer and other vendor consents to such assignment or novation.

PART II
Return Procedures
1.	RETURN OF THE AIRCRAFT

1.1	Date and Location of Return

On the last day of the Lease Term, Lessee, at its own risk, cost and expense, shall return the Aircraft, including the Airframe, the Engines, all Parts thereof and the Aircraft Documentation, to Lessor at the Return Location in accordance with the provisions of the Lease Agreement, including this Schedule 4, and the other Operative Documents. In connection with planning of the return of the Aircraft or an Other A330 Aircraft, Lessee may after the sixth anniversary of the Delivery Date elect to permanently substitute an engine from an Other A330 Aircraft (the “Other A330 Engine”) for an Engine (the “Original Engine”) provided that (1) Lessee notifies Lessor of such proposed substitution at least 30 days in advance of the proposed substitution, (2) the Financing Security Documents in effect for the Aircraft at the time of the proposed substitution allow such substitution (and Lessor shall use commercially reasonable efforts to include provisions in the Financing Security Documents that allow such substitution), (3) the lessor for each of the Aircraft and the Other A330 Aircraft at the time of the proposed substitution are the same Person or are Affiliates, (4) such substitution shall give rise to no unindemnified Taxes, (5) such instruments as are necessary or advisable in Owner’s or Lessor’s reasonable opinion to establish and protect the interests of Owner, Lessor and each Financing Party in the Other A330 Engine (whether under the Cape Town Agreements or otherwise) are pre-positioned with counsel or counsels satisfactory to Lessor, (6) the life-limited Part Reserve balance (or letter of credit) for each of the Original Engine and the Other A330 Engine shall transfer with such engine and (7) Lessor and Lessee shall enter into an agreement with respect to such substitution which shall address such issues as reasonably required by Lessor or Lessee (other than related to the value or utility of the engines to be swapped) and which shall be in form and substance satisfactory to Lessor and Lessee. Upon such substitution, the Other A330 Engine shall be deemed part of the property leased hereunder and an “Engine” for all purposes of the Operative Documents and the Original Engine shall no longer be an “Engine” for all purposes of the Operative Documents. Lessee shall reimburse Lessor for all reasonable out-of-pocket costs (including reasonable attorneys fees and expenses) incurred by Lessor or Owner in connection with such substitution.

1.2	Condition of Aircraft

At Return, Lessee shall, at its sole risk, cost and expense, procure that the Aircraft is free and clear of all Liens (other than Lessor Liens) and that the Aircraft complies in all respects with the conditions and requirements set forth in the Lease Agreement, including Part I to this Schedule 4, and the other Operative Documents.

1.3	Final Inspection

1.3.1	Ground Inspection

No less than 180 days prior to commencement of the Return, Lessee shall provide Lessor with written notice of the date of, and a reasonably complete plan for the content of, the Final Maintenance (which shall include the mutually agreed designation of the Agreed Maintenance Performer and shall include all workscopes). No less than 30 days in advance of the commencement of the Final Maintenance, Lessee shall give Lessor final written confirmation of the date of, and any changes to the plan for, the Final Maintenance. During such Final Maintenance, the Aircraft, including the Aircraft Documentation, shall be made available to Lessor and/or Lessor’s agents, representatives and designees (each, an “Inspecting Party”) for ground inspection by the Inspecting Parties at the location of the Final Maintenance. During the Final Maintenance, if damage or corrosion is found, Lessor shall have the right to have adjacent panels or areas opened to ensure that all such damage or corrosion is found. No less than 60 days prior to the end of the Lease Term, Lessee shall make available to the Inspecting Parties such documentation regarding the condition, use, maintenance, operation and history of the Aircraft during the Lease Term as Lessor may reasonably request. The Final Inspection shall include the procedures set forth in Part I to this Schedule 4. Lessee shall ensure that all amounts due to the Agreed Maintenance Performer for the completion of the Final Maintenance are paid in full when due.
1.3.2	Demonstration Flight

Immediately prior to Lessor’s technical acceptance of the Aircraft, Lessee shall, using its own pilots, carry out for the Inspecting Parties a demonstration flight of the Aircraft in accordance with such procedures as may be mutually agreed between Lessor and Lessee to demonstrate compliance with the requirements of this Section 1. Such flight shall continue for the duration necessary to perform such check flight procedures, but for a period not exceeding three hours of flying time. Lessee shall allow at least three observers on such flight.

1.4	Technical Acceptance

Upon completion of the Final Inspection and, unless otherwise agreed by Lessor pursuant to this Section 1.4, correction of any discrepancies from the required return condition of the Aircraft and where Lessee has otherwise complied with its obligations under this Section 1, Lessor shall execute and deliver to Lessee a Return Acceptance Certificate which shall evidence Lessee’s redelivery of the Aircraft. If any such discrepancies are not corrected when the Aircraft is scheduled to be returned, Lessor may accept the Aircraft and any such discrepancies may be corrected by Lessor or its designee after return of the Aircraft, provided that this Section 1.4 shall not be construed as permitting or authorizing Lessee to fail to meet, or consenting to or waiving any failure by Lessee to perform, Lessee’s obligation to return the Aircraft in accordance with the requirements of the Lease Agreement. Lessee shall indemnify Lessor on demand for the reasonable Expenses incurred by Lessor or its designee in accomplishing such discrepancy corrections.

1.5	Failure to Return Aircraft

If Lessee shall not return the Aircraft at the time or in the condition specified herein or return of the Aircraft is not accepted by Lessor because of Lessee’s failure to meet the requirements of this Section 1, the obligations of Lessee provided in each Operative Document to which Lessee is a party (including the obligation to pay Rent, with Rent—Periodic payable on a per diem basis in arrears at 100% of the Rent—Periodic Amount) shall continue in effect with respect to the Aircraft, and the Lease Term shall, unless earlier terminated in accordance with the Lease Agreement, be deemed to be extended until Return of the Aircraft to Lessor, provided that Lessee may not, during such extension period use the Aircraft for any flight operations except those related directly to the redelivery of the Aircraft to Lessor and this Section 1.5 shall not be construed as permitting or authorizing Lessee to fail to meet, or consenting to or waiving any failure by Lessee to perform, Lessee’s obligation to return the Aircraft in accordance with the requirements of the Lease Agreement, provided, that Lessee shall not be responsible (including for holdover rent) for (1) Lessor’s failure to accept return of the Aircraft in accordance with the terms of this Lease Agreement in a timely manner where Lessee has tendered the Aircraft for return at or after the end of the scheduled Lease Term and in full compliance with all provisions of this Lease Agreement, or for Rent or other obligations under this Lease Agreement with respect to periods after Lessee has tendered the Aircraft for return at or after the end of the scheduled Lease Term and in accordance with and in full compliance with all provisions of this Lease and has paid all amounts then due and payable under the Operative Documents or (2) delays caused by additional workscope agreed by Lessor and Lessee pursuant to Section 1.1.1 of Schedule 2 to the Lease Agreement.
Lessor may elect (either on first tender of the Aircraft by Lessee or at any time during the said extension period) to accept redelivery of the Aircraft notwithstanding non-compliance with this Section 1, in which case Lessee will indemnify Lessor on an after-tax basis, and provide cash to Lessor (in an amount satisfactory to Lessor) as security for that indemnity, in respect of the cost of Lessor of putting the Aircraft into the condition required by this Lease Agreement.

2.	RETURN COMPENSATION PAYMENTS

The contents of this section are in Exhibit G to the Lease Agreement.

SCHEDULE 5
NOTICE AND ACCOUNT INFORMATION
LESSOR ADDRESS:
Wells Fargo Bank Northwest, N.A., as owner trustee
c/o Aircastle Advisor LLC, as Servicer
300 First Stamford Place
5th Floor
Stamford CT 06902
Attention: Lease Management
Telephone: +(203) 504-1020
Facsimile: +1 (917) 591-9106
Electronic mail: leasemanagement@aircastle.com
LESSOR ACCOUNT (Rent—Periodic and Reserves and Return Compensation Payments)
To be advised to Lessee prior to the Delivery Date
LESSOR ACCOUNT (Security Deposit and all other payments)
Bank:	Bank of America
ABA No.:	026009593
Account Number:	003926083111
Account Name:	Aircastle Advisor LLC
Reference:	SAA A330
LESSEE ADDRESS:
South African Airways (Pty) Ltd.
Private Bag X13
OR Tambo International Airport
Johannesburg
Gauteng
1627
South Africa
Attention: General Counsel
Telephone: +27 11 978 1736
Facsimile: +27 11 978 2305
LESSEE ACCOUNT:
To be advised to Lessor prior to the date any payments to Lessee become due.

SCHEDULE 6
TAX MATTERS
1.	LESSEE’S LIABILITY

Lessee shall pay or cause to be paid, and on written demand shall indemnify and hold harmless each Tax Indemnitee from and against, any and all Taxes howsoever imposed or levied on or asserted against, from time to time, any Tax Indemnitee, Lessee, the Aircraft, Airframe or any Engine or any Parts or any interest therein by any Government Entity on, with respect to, based on or measured by:
(1)	The acceptance, rejection, delivery, ownership, nondelivery, lease, sublease, charter, transport, subcharter, registration, deregistration, reregistration, possession, repossession, presence, operation, location, condition, use or non-use, control, airworthiness, overhaul, replacement, existence, storage, preparation, installation, testing, manufacture, design, modification, alteration, maintenance, repair, re-lease, sale, return, transfer, exportation, importation, abandonment or other disposition of, or the imposition of any Lien on, the Aircraft, the Airframe, any Engine or engine or Part or any other thing delivered under the Lease Agreement or any other Operative Document or interest therein (or the incurrence of any liability to refund or pay over any amount as the result of any such Lien);

(2)	The rentals, receipts, insurance proceeds, or earnings from, or other amounts payable by Lessee under the Operative Documents or in connection with, the Aircraft, Airframe or any Engine or Parts thereof or interest therein or any of the transactions contemplated by the Operative Documents;

(3)	The Aircraft, Airframe or any Engine or any Parts thereof or interest therein (including, without limitation, title or a security interest therein) or any data or any other thing delivered or to be delivered under the Operative Documents; or

(4)	Otherwise with respect to or in connection with the execution, delivery, enforcement, performance, amendment or supplement to the Operative Documents or the transactions contemplated by the Operative Documents.
2.	EXCLUSIONS FROM LESSEE’S LIABILITY

The provisions of Section 1 of this Schedule 6 shall not apply to any of the following (each, an “Excluded Tax”):
(1)	Taxes that are imposed on a Tax Indemnitee by any Government Entity that are based on, or measured by or with respect to, net or gross income, gross or net receipts, minimum or alternative Taxes, Tax preferences, capital, net worth, franchise or conduct of business of such Tax Indemnitee or any of its Affiliates; provided, however, that the exclusion from Lessee’s liability under Section 1 of this Schedule 6 that is contained in this Section 2(1) shall not apply to any such Taxes that:

(a)	are in the nature of or similar to sales, use, ad valorem, license, property, value-added Taxes (except if such value-added Taxes (other than any value added taxes in Lessee Jurisdiction) are in the nature of, or imposed in lieu of, an income or similar Tax),

(b)	are caused by :
(i)	the occurrence of any of the transactions contemplated by the Operative Documents in such jurisdiction to the extent related to the location or operations of Aircraft or the activities of Lessee or any Affiliate thereof or use of the Aircraft in such jurisdiction if, but for such transactions such Taxes would not have been incurred,

(ii)	the registration, use, operation or presence of the Aircraft, the Airframe, any Engine or other Parts in such jurisdiction or

(iii)	the presence (whether such presence is established through formation of a local legal entity, a branch, or through the conduct of transitory activities or otherwise) or activities of (including, without limitation, the making of any payment by) Lessee or any successor, assign or Affiliate of Lessee or any user of the Aircraft in such jurisdiction, or
(c)	are imposed on a Tax Indemnitee in the Lessee’s jurisdiction, unless such Tax Indemnitee has, for reasons unrelated to the transactions contemplated by the Operative Documents or any Other Lease Agreement, a taxable presence in such jurisdiction.
(2)	Sales, use or similar transfer Taxes imposed on a Tax Indemnitee upon any voluntary transfer or disposition by such Tax Indemnitee other than:
(a)	any transfer by such Tax Indemnitee to or requested in writing by Lessee,

(b)	any transfer by such Tax Indemnitee pursuant to any exercise of remedies in connection with or otherwise caused by an Event of Default or Event of Loss, or

(c)	any deemed transfer by such Tax Indemnitee caused by Lessee, any Affiliate of Lessee or any user of the Aircraft of any equitable or legal interest in the Aircraft, Airframe, any Engine or any Part (e.g., as a result of a casualty, etc.).
(3)	So long as no Event of Default has occurred and is continuing, Taxes to the extent incurred with respect to any act occurring before the commencement of the Lease or after the later of:
(a)	expiration or earlier termination of the Lease Agreement in accordance with its terms, and

(b)	the (i) return of possession of the Aircraft in accordance with Schedule 4 to the Lease Agreement, (ii) sale or other transfer or disposition of the Aircraft constituting or following an Event of Loss or (iii) sale or transfer of the Aircraft following an Event of Default with respect to the Aircraft in accordance with Section 10 of the Lease Agreement;
provided, however, that the exclusion from Lessee’s liability under Section 1 of this Schedule 6 that is contained in this Section 2(3) shall not apply to the extent such Taxes relate to periods prior to, or events occurring or matters arising prior to or in connection with, such expiration, termination or sale.

(4)	Taxes imposed by any Government Entity of a jurisdiction to the extent such Taxes are caused by (a) the presence or activities (including having been organized or formed in the jurisdiction, or having or being deemed to have a place of business or other “permanent establishment” in the jurisdiction (other than any place of business or permanent establishment a Tax Indemnitee is treated as maintaining by reason of (i) the activities of Lessee or any Affiliate of Lessee in the jurisdiction or (ii) the use, leasing, location, operation or registration of the Aircraft, the Airframe, any Engine, any Part or any part thereof in such jurisdiction) of a Tax Indemnitee in the jurisdictionthat are unrelated to the Aircraft or the enforcement of such Tax Indemnitee’s rights in the Aircraft or under the Lease with respect to the Aircraft or (b) the location of any property of such Tax Indemnitee (other than the Aircraft, the Airframe, any Engine, any Part or any part thereof or any property related to such Tax Indemnitee’s enforcement of its rights in the Aircraft or under the Lease with respect to the Aircraft) in such jurisdiction.

(5)	Taxes attributable to Lessor’s Liens.

(6)	Taxes caused by the willful misconduct or gross negligence of any Tax Indemnitee.

(7)	Taxes imposed on any transferee of a Tax Indemnitee (including a branch or office of such Tax Indemnitee located in a country other than the one in which such Tax Indemnitee is incorporated that received its interest herein (including by change in the designation of the payee of the Rent from one branch or office of the Tax Indemnitee to another) after the commencement of the Lease) (a) if, pursuant to the Law in effect at the time of the transfer, such Taxes would not have been imposed on the transferor Tax Indemnitee or (b) to the extent such Taxes, pursuant to the Law in effect at the time of the transfer, exceed the amount of Taxes that would have been imposed on the transferor Tax Indemnitee; provided, however, that this clause (7) shall not apply to any Tax imposed as a result of a change in law, ruling or regulation that is enacted or promulgated and that becomes effective after the date of transfer unless such Tax is not one that would have been imposed on the transferor and the proposal for such Tax had been passed by at least one legislative or administrative body within such jurisdiction with responsibility for such type of Tax, was pending enactment at the time of such transfer, and was actually enacted within one year after such transfer.

(8)	Taxes during the period such Taxes are being contested pursuant to the contest provisions contained in Section 6 of this Schedule 6.

(9)	Taxes to the extent caused by the failure of a Tax Indemnitee to timely and properly file any tax return or to timely and properly pay any Tax, unless such failure is caused by Lessee’s failure to timely provide information requested or required to be provided under the Operative Documents or applicable Law.

(10)	Taxes to the extent caused by a Tax Indemnitee’s breach of any covenant or the inaccuracy of any representation or warranty of a Tax Indemnitee in any of the Operative Documents.

(11)	Taxes directly or indirectly attributable to any “back-leveraging” or other financing by or on behalf of any Tax Indemnitee of all or part of the cost of Aircraft, the Airframe, the Engines, any Part, or any part of any thereof, or any interest therein (including the creation of any security interest with respect to any thereof pursuant to section 14.1.1(2)).

(12)	Taxes to the extent caused by a Tax Indemnitee’s failure to provide Lessee any forms, certificates, documents or information requested in writing by Lessee and required to be provided by such Tax Indemnitee by this Schedule 6.

(13)	Taxes imposed on Lessor in respect of the fees, commissions, or compensation payable to Lessor for services rendered in its capacity as owner trustee under the Operative Documents.

(14)	Unless an Event of Default has occurred and is continuing, Taxes resulting from the authorization or giving of any future amendments, supplements, waivers or consents with respect to any of the Operative Documents, other than any amendment, supplement, waiver or consent that (a) has been requested or approved in writing by or results from actions of Lessee or any of its Affiliates, or (b) is required or contemplated by (and, if contemplated by, in compliance with) the Operative Documents (but not if such required or contemplated action results from any breach by a Tax Indemnitee of its obligations thereunder or any voluntary act on the part of a Tax Indemnitee other than the exercise of rights under the Operative Documents by any person, including Lessee) in order to give effect thereto or necessary to accomplish the purpose thereof or (c) is required by Law.

(15)	Taxes to the extent that such Tax Indemnitee has received from Insurance, the premiums for which have been paid fully by Lessee, an amount equal on an after-Tax basis to such Tax.

(16)	Taxes caused by a Tax Indemnitee’s failure to comply with applicable Law, unless such failure is caused by an act or omission, misrepresentation or breach by Lessee, its Affiliates or any Person in possession or in control of the Aircraft.

(17)	Taxes payable in connection with satisfying the requirements of the Department of Trade and Industry of Lessee Jurisdiction under the National Industrial Participation Programme.
3.	NO REDUCTION FOR WITHHOLDING, ETC.

All payments by Lessee to Lessor under the Lease Agreement or any other Operative Document, whether in respect of Rent, interest, fees or any other item, shall be made in full without any deduction or withholding (whether in respect of setoff, counterclaim, duties, Taxes, charges, wages or otherwise whatsoever), unless the withholding or deduction is required by applicable Law, in which event Lessee shall:
(1)	Forthwith pay to Lessor such additional amount so that the net amount received by Lessor after the deduction or withholding of any Tax (other than an Excluded Tax) will equal the full amount which would have been received by it had no such deduction or withholding been made.

(2)	Unless such Tax, duty, charge, wage or other amount is an Excluded Tax, pay to the relevant taxing authorities within the period for payment permitted by applicable Law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this Section 3).

(3)	Furnish to Lessor, within the period for payment permitted by applicable Law, an official receipt of the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid or, if no such receipt is issued, a certificate of deduction or equivalent evidence thereof.
The parties shall cooperate to find a solution eliminating any withholding, deduction or indemnity on account of Taxes which could be required after the date hereof in respect of any amounts due under the Lease Agreement or any other Operative Documents, provided that neither Lessor nor any Tax Indemnitee is thereby required to take any action or agree to any arrangements that it determines in good faith to be materially adverse to it or that subjects it to any material cost, expense or liability that is not paid or indemnified against (or agreed to be paid or indemnified against) by the requesting party to the reasonable satisfaction of the responding party.

4.	REPORTS AND TAX FILINGS

Lessee shall provide promptly upon request such information as may be reasonably requested by a Tax Indemnitee or required to enable a Tax Indemnitee to timely and properly fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Documents, including, without limitation, those requirements that relate to the actual time the Aircraft is located in a particular place irrespective of whether the Aircraft is there for revenue, maintenance, storage purposes or otherwise. If any report, return or statement is required to be filed with respect to any Tax which is subject to indemnification under this Schedule 6, Lessee shall timely file the same (except (a) any Lessee Jurisdiction value added tax filings and (b) for any such report, return or statement that Tax Indemnitee has notified Lessee that Tax Indemnitee intends to file or for income tax returns or any other return, report or statement which the Tax Indemnitee is required by applicable Law to file in its own name); provided, that upon written request of Lessee, the relevant Tax Indemnitee shall furnish Lessee with any information in such Tax Indemnitee’s possession or control that is reasonably necessary to file any such return, report, or statement and is reasonably requested in writing by Lessee, provided that such Tax Indemnitee shall not be required to provide anything that it determines in good faith is proprietary or confidential unless required expressly by a Government Entity. Lessee shall either file such report, return or statement and send a copy of such report, return or statement to the Tax Indemnitee or, where Lessee is not permitted to file such report, return or statement, it shall notify such Tax Indemnitee of such requirement and prepare and deliver such report, return or statement to such Tax Indemnitee in a manner reasonably satisfactory to such Tax Indemnitee within a reasonable time prior to the time such report, return or statement is to be filed. Lessee shall hold each Tax Indemnitee harmless from and against any liabilities, including, without limitation, penalties, late payment charges, notary charges, additions to tax, fines and interest arising out of any failure to timely file or inaccuracy in any such return, statement, report or information to the extent that such failure to timely file or inaccuracy is attributable to Lessee’s failure to fulfill its obligations under this Section 4 of Schedule 6. Notwithstanding anything to the contrary contained herein, Lessee shall not have any right to examine the tax returns of any Tax Indemnitee, although a Tax Indemnitee may be required to furnish relevant information contained therein that is not considered by such Tax Indemnitee in good faith to be proprietary or confidential. Lessee agrees to use its reasonable best efforts to obtain official receipts, or other evidence reasonably satisfactory to the relevant Tax Indemnitee, indicating the payment by Lessee of all foreign income and withholding Taxes that are required to be paid or withheld by Lessee under Section 1 of this Schedule 6 and shall promptly deliver to the relevant Tax Indemnitee each such receipt or other evidence of payment obtained by Lessee.

5.	PAYMENT

Upon written demand of the Tax Indemnitee, Lessee shall promptly pay any Tax for which it is liable pursuant to this Schedule 6 in immediately available funds directly to the appropriate Government Entity if legally permissible, or to such Tax Indemnitee (or, if a contest occurs in accordance with Section 6 of this Schedule 6, after a Final Determination (as defined below)), but in no event shall such payment be required more than five Business Days prior to the date such Tax is due (taking into account any extensions or delays of the due date resulting from a contest pursuant to Section 6 of this Schedule 6). Any such demand for payment from a Tax Indemnitee shall specify, in reasonable detail, the calculation of the amount of the payment and the legal basis and facts upon which the right to payment is based and shall be verified upon the request and at the expense of Lessee by a recognized public independent accounting firm selected by the Tax Indemnitee and reasonably satisfactory to Lessee, provided that Lessee shall not be allowed to examine any Tax returns of any Tax Indemnitee, although a Tax Indemnitee may be required to furnish relevant information contained therein. The cost of verification by the independent accountants for Lessor will be borne by the Tax Indemnitee if the Tax Indemnitee’s calculation of the tax liability differs by more than 10% from the amount calculated by the independent accountants. Each Tax Indemnitee shall promptly forward to Lessee any notice, bill or advice in the nature of a notice or bill received by it concerning any Tax. As soon as practical after each payment of any Tax by Lessee directly to any Government Entity, Lessee shall furnish the appropriate Tax Indemnitee with the original or a certified copy of a receipt for Lessee’s payment of such Tax or such other evidence of payment of such Tax as is reasonably acceptable to such Tax Indemnitee. For purposes of this Section 5, a “Final Determination” shall mean (A) a decision, judgment, decree, or other order by any court of competent jurisdiction that occurs pursuant to the provisions of Section 6 of this Schedule 6, which decision, judgment, decree, or other order has become final and unappealable or which decision the Lessee has indicated it does not want to appeal, (B) a closing agreement or settlement agreement entered into in accordance with Section 6 of this Schedule 6 that has become binding and is not subject to further review or appeal absent fraud or misrepresentation, or (C) the termination of administrative proceedings and the expiration of the time for instituting a claim in a court proceeding or (D) a decision by Lessee not to pursue the contest any further.

If any Tax Indemnitee shall actually realize and utilize currently in reducing its Taxes (by way of a deduction, credit, or other savings) not indemnified against by Lessee by reason of any Tax paid or indemnified by Lessee pursuant to this Schedule 6 and such reduction in Taxes was not otherwise taken into account in computing such payment or indemnity, such Tax Indemnitee shall pay to Lessee an amount equal to the lesser of (A) the amount of such reduction in Taxes, plus any additional Tax Savings realized as the result of any payment made pursuant to this sentence and (B) the amount of all payments made by Lessee to such Tax Indemnitee with respect to the event giving rise to the reduction in Taxes (reduced by any payments previously made by such Tax Indemnitee to Lessee pursuant to this Schedule 6), and the excess, if any, of the amount described in clause (A) over the amount described in clause (B) shall be carried forward and applied to reduce pro tanto any subsequent obligations of Lessee to make payments to such Tax Indemnitee pursuant to this Schedule 6. No Tax Indemnitee shall have any obligation to make any such payment while a Default of a monetary nature or an Event of Default has occurred and is continuing.

Any Taxes that are imposed on any Tax Indemnitee as a result of the disallowance or reduction of any Tax Savings or reduction in Taxes referred to in this Schedule 6 by a Government Entity as to which such Tax Indemnitee has made the payment to Lessee required hereby or which Tax Savings or reduction in Taxes was otherwise taken into account in computing Lessee’s indemnity obligation pursuant to this Schedule 6 in a taxable year subsequent to the utilization by such Tax Indemnitee shall be treated as a Tax for which Lessee is obligated to indemnify pursuant to this Schedule 6.

6.	CONTEST

If written claim is made against and received by any Tax Indemnitee for any Tax for which Lessee may be required to indemnify such Tax Indemnitee or make a payment under this Schedule 6 (including a written notice of such proceeding), or if a Tax Indemnitee makes a determination that a Tax is due for which Lessee could have an indemnity obligation hereunder, such Tax Indemnitee shall notify Lessee promptly in writing of such claim (including with such notice a copy of such claim), but the failure to so notify shall not affect any obligation of Lessee under this Schedule 6 provided that nothing contained herein shall prevent Lessee from making a claim for any damages it suffers with respect to an obligation to indemnify such Tax Indemnitee hereunder solely as a result of such failure to notify by such Tax Indemnitee. The Tax Indemnitee shall not take any action with respect to such claim or Tax without the consent of Lessee for 30 days following the receipt of such notice by Lessee, provided that, if such Tax Indemnitee shall be required by Law to take action prior to the end of such 30-day period, such Tax Indemnitee shall, in such notice to Lessee, so inform Lessee, and such Tax Indemnitee shall take no action for as long as it is legally able to do so (it being understood that a Tax Indemnitee shall be entitled to pay the Tax claimed and sue for a refund prior to the end of such 30-day period if (A)(I) the failure to so pay the Tax would result in any civil penalties (unless immediately reimbursed by Lessee) and the act of paying the Tax would not prejudice the right to contest or (II) the failure to so pay would result in criminal penalties and (B) such Tax Indemnitee shall act in connection with paying the Tax in the manner that is in its reasonable good faith opinion the least prejudicial to the pursuit of the contest). In addition, such Tax Indemnitee shall at Lessee’s expense (provided that Lessee shall have agreed to keep such information confidential other than to the extent necessary in order to contest the claim) furnish Lessee with copies of the relevant portions of any requests for information from any Government Entity relating to such Taxes with respect to which Lessee may be required to indemnify hereunder.

If requested by Lessee in writing, such Tax Indemnitee shall contest (or, allow Lessee to contest, to the extent provided in the next paragraph) such claim by (v) resisting payment thereof, (w) not paying the same except under protest if protest is necessary and proper, (x) if the payment is made, using reasonable efforts to obtain a refund thereof in an appropriate administrative and/or judicial proceeding, (y) appealing any adverse administrative or judicial decision, except that the Tax Indemnitee shall not be required to pursue any appeals to the highest court in South Africa or the United States Supreme Court and/or (z) taking such other reasonable action as is reasonably requested by Lessee from time to time, provided that (1) Lessee shall reimburse such Tax Indemnitee on demand for all reasonable expenses incurred by such Tax Indemnitee for the purpose of conducting such contest, including, without limitation, any attorney, accountant’s or advisory fees, (2) before the commencement of any administrative or judicial action, Lessee shall acknowledge its obligation in writing to indemnify such Tax Indemnitee for the amount of Tax in controversy if the contest is unsuccessful, provided that Lessee shall not be bound by its acknowledgment of liability if the contest is resolved on the basis of a written decision of the adjudicator that clearly and unambiguously indicates that the basis for the resolution is such that the Lessee has no liability under this Schedule 6 with respect to such Tax, (3) Lessee provides and pays for an opinion of independent tax counsel mutually acceptable to Lessee and such Tax Indemnitee that there is a reasonable basis for the contest, (4) there is no material risk of forfeiture of the Aircraft as a result of such contest, and (5) if such contest involves paying the Tax claimed and claiming a refund thereof, Lessee (A) shall have advanced to such Tax Indemnitee the amount of such Tax (to the extent indemnified hereunder) on an interest-free basis and (B) shall have agreed to indemnify such Tax Indemnitee for any adverse tax consequences of such interest-free loan (in the case of clauses (A) and (B), determining such amount after taking into account any Tax Savings or other reduction in Taxes referred to in the penultimate paragraph of Section 5 of this Schedule 6 resulting from any imputed interest deduction arising from such interest free advance from Lessee).

If (i) in the case of an indemnified Tax other than an income or similar Tax the Tax Indemnitee is able to separate (at the cost and expense of Lessee) the contested issue or issues from other issues arising in the same administrative or judicial proceeding that are unrelated to the transactions contemplated by the Operative Documents without, in the sole good faith judgment of such Tax Indemnitee, adversely affecting such Tax Indemnitee, such Tax Indemnitee shall permit Lessee to control the conduct of any such proceeding (a “Lessee-Controlled Contest”) without foregoing its right to participate and shall (at the cost and expense of Lessee) provide to Lessee such information and data that is in such Tax Indemnitee’s control or possession that is reasonably necessary to conduct such contest and that is not considered by such Tax Indemnitee in ggod faith to be proprietary or confidential. The Tax Indemnitee and Lessee shall consult with each other and each other’s counsel in good faith regarding the manner of contesting any claim hereunder and shall keep each other reasonably informed regarding the progress of such contest.

Notwithstanding any of the foregoing, if any Tax Indemnitee shall release, waive, compromise, or settle any claim (which the Tax Indemnitee shall be free to do) which may be indemnifiable by Lessee pursuant to this Schedule 6 without the written permission of Lessee, Lessee’s obligation to indemnify such Tax Indemnitee with respect to such claim (and all directly related claims and claims based on the outcome of such claim) shall terminate, and such Tax Indemnitee shall promptly repay to Lessee any amount previously paid or advanced to such Tax Indemnitee with respect to such claim (other than amounts described in clause (1) of the second preceding paragraph to the extent previously incurred).

In addition, if a Tax Indemnitee receives an award of attorney’s fees in a contest for which Lessee has paid an allocable portion of expenses, the Tax Indemnitee shall promptly pay to Lessee that portion of the award paid by Lessee that relates to the issues contested under this Schedule 6.

7.	COOPERATION

If at any time during the Lease Term, Lessor or Lessee becomes subject to any material Tax that was not contemplated as of the date hereof, Lessor and Lessee agree to use reasonable efforts to conclude arrangements that would eliminate or minimize such Tax; provided, however, that neither Lessor, nor any Tax Indemnitee nor Lessee shall be under any obligation to take any action or agree to any arrangements that it determines in its reasonable discretion to be adverse to its rights, interests or internal policies or that subjects it to any cost, expense or liability that is not paid or indemnified against by the requesting party to the satisfaction of the responding party.

8.	FORMS, INFORMATION, ETC.

Each Tax Indemnitee shall provide Lessee with such forms, certifications, information, and documentation as shall be reasonably requested by Lessee in writing to minimize any indemnity payment pursuant to this Schedule 6 and any withholding Taxes (but only if (1) such Tax Indemnitee is legally entitled to furnish such forms, certifications, information or documentation, (2) in the case of withholding taxes, such Tax Indemnitee is legally eligible to claim a reduction therein or exemption therefrom, and (3) in the reasonable good faith opinion of such Tax Indemnitee, such forms, certifications, information, and documentation may be furnished by such Tax Indemnitee without any out of pocket cost or materially adverse consequences or risk thereof to such Tax Indemnitee, unless such cost or consequence or risk is paid by Lessee or is indemnifiable, does not in the good faith judgment of such Tax Indemnitee expose such Tax Indemnitee to a risk of criminal penalties or a material risk of civil penalties, the indemnity is reasonably satisfactory to the Tax Indemnitee and, if requested, Lessee provides security for its indemnity obligation reasonably acceptable to the Tax Indemnitee, it being understood that the provision of any certifications, documentation or information required to be provided in connection with any withholding form as constituted on the day the Tax Indemnitee becomes a party to the Operative Documents or designates a new office or location for receiving payments under the Operative Documents shall be deemed not to have any adverse consequences or risk thereof to any Tax Indemnitee).

9.	REFUNDS AND CREDITS

If any Tax Indemnitee shall receive a refund or credit (or would have received such refund or credit but for a counterclaim or other claim not indemnified by Lessee hereunder (a “deemed refund or credit”)) with respect to all or any part of any Taxes paid, reimbursed, or advanced by Lessee, in each case, whether by means of a deduction, credit, refund, or otherwise, and which was not taken into account in computing such payment or indemnity, such Tax Indemnitee shall pay to Lessee within 30 days of such receipt or, in the case of a deemed refund or credit, within 30 days of the resolution of such contest, an amount equal to the lesser of (A) the amount of such refund or credit or deemed refund or credit actually realized by such Tax Indemnitee, plus any additional Tax Savings or other reduction in Taxes referred to in the penultimate paragraph of Section 5 of this Schedule 6 actually realized and utilized currently by such Tax Indemnitee in reducing its Taxes as a result of any payment made pursuant to this sentence (including clause (A)), and (B) such Tax payment, reimbursement, or advance by Lessee to such Tax Indemnitee theretofore made pursuant to this Schedule 6 and the excess, if any, of the amount described in clause (A) over the amount described in clause (B) shall be carried forward and applied to reduce pro tanto any subsequent obligations of Lessee to make payments to such Tax Indemnitee pursuant to this Schedule 6. If, in addition to such refund or credit (or deemed refund or credit), such Tax Indemnitee shall receive or be credited with (or would have received but for a counterclaim or other claim not indemnified by Lessee hereunder) an amount representing interest on the amount of such refund or credit or deemed refund or credit, as the case may be, such Tax Indemnitee shall pay to Lessee within 30 days of such receipt or, in the case of a deemed refund or credit, within 30 days of the resolution of such contest, that portion of such interest that shall be fairly attributable to Taxes paid, reimbursed, or advanced by Lessee prior to the receipt of such refund or credit or deemed refund or credit (reduced by any increase in Taxes payable by reason of the receipt or accrual of such interest and increased by any Tax Savings or other reduction in Taxes referred to in the penultimate paragraph of Section 5 of this Schedule 6 resulting from the payment pursuant to this sentence). Each Tax Indemnitee agrees to reasonably cooperate at Lessee’s expense in good faith with Lessee in claiming and pursuing any such refunds or credits of any Taxes payable or indemnifiable pursuant to this Schedule 6.

10.	REIMBURSEMENTS BY TAX INDEMNITEES

If for any reason Lessee is required by applicable Law or by any Tax Indemnitee to make any payment, with respect to Taxes imposed on or with respect to any Tax Indemnitee in respect of the transactions contemplated by the Operative Documents and it is determined by the parties thereafter that such Taxes are not the responsibility of Lessee under this Schedule 6 or the Operative Documents, the relevant Tax Indemnitee shall (a) pay to Lessee an amount which equals the amount paid by Lessee to such Tax Indemnitee with respect to such Taxes plus interest at the Past Due Rate, in the case of payments that were made to the Tax Indemnitee, or the prevailing government rate of interest in the case of payments made to any Government Entity, during the period commencing on the date Lessee gives notice to the Tax Indemnitee that it has paid an amount described in this Section 10 and ending on the date that Lessee actually receives such payment.

11	NON-PARTIES

If a Tax Indemnitee is not a party to this Agreement, Lessee may require the Tax Indemnitee to agree in writing, in a form reasonably acceptable to Lessee, to the terms of this Schedule 6 prior to making any payment to such Tax Indemnitee under this Schedule 6.

SCHEDULE 7
LESSOR’S CONDITIONS PRECEDENT
The obligation of Lessor to deliver and lease the Aircraft to Lessee under the Lease Agreement is subject to the fulfillment to the reasonable satisfaction of Lessor, and Lessee shall procure such fulfillment (other than Sections 1.8, 5 and 6 of this Schedule 7), to the satisfaction of Lessor, on or prior to the Scheduled Delivery Date (or, if another date is specified below, on or prior to such date) of the following conditions precedent, provided that Lessee shall be responsible for its own authorization, execution and delivery of the documents referred to in Sections 1.1, 1.2, 1.3, 1.4 and 1.5, and each such document shall be in full force and effect and enforceable against Lessee, but Lessee shall otherwise bear no responsibility for obtaining the documents set forth in such sections:
1.	AGREEMENTS AND DOCUMENTS

The following documents, agreements, instruments or certificates shall have been duly authorized, executed and delivered by the respective party or parties thereto (other than Lessor, any Affiliate of Lessor, any Financing Party, Airframe Manufacturer and Engine Manufacturer), shall each be reasonably satisfactory in form and substance to Lessor and shall be in full force and effect (unless expressly provided otherwise) and in the English language, where required by applicable Law, shall have been duly notarized and legalized and executed counterparts thereof shall have been delivered to Lessor:

1.1	Lease Agreement

The Lease Agreement.

1.2	Acceptance Certificate

The Acceptance Certificate (provided that Lessee shall not be obligated to sign the Acceptance Certificate if Lessee’s conditions precedent in Schedule 8 have not been met).

1.3	Lessee Consent

A consent of the Lessee to Lessor’s security assignment of the Operative Documents in connection with the financing of the Aircraft, such consent to be in form and substance reasonably acceptable to Lessee.

1.4	Airbus Warranties Agreement

The Airbus Warranties Agreement, such agreement to be in form and substance reasonably acceptable to Lessee.

1.5.	Roll-Royce Warranties Agreement

The Rolls-Royce Warranties Agreement, such agreement to be in form and substance reasonably acceptable to Lessee.

1.6	Insurance Documents

A certificate of insurance in the form of Exhibit B to the Lease Agreement and which otherwise complies with the requirements of Section 11 of the Lease Agreement, (b) an insurance broker’s letter in the form of Exhibit C to the Lease Agreement (together with such additional endorsements to demonstrate compliance with Section 11 of the Lease Agreement), (c) the Assignment of Insurances (which shall include an acknowledgment addressed by Lessee to Lessor in terms of section 43 of the Short Term Insurance Act and signed by Lessee before the execution of the Assignment of Insurances itself), and (d) a consent of the Insurers to the Assignment of Insurances.

1.7	Legal Opinion—Lessee

A legal opinion of Lessee’s internal legal counsel in the Lessee Jurisdiction.

1.8	Legal Opinion—Lessor

A legal opinion of Lessor’s independent legal counsel in the Lessee Jurisdiction.

1.9	Secretary’s or Officer’s Certificate

A secretary’s or officer’s certificate from Lessee addressing, inter alia, Lessee’s power and authority to enter into the Operative Documents and perform its obligations thereunder, and attaching, inter alia, a copy of Lessee’s constitutional documents and the corporate approvals required for the transactions contemplated by the Operative Documents.

1.10	Power of Attorney

An irrevocable power of attorney authorizing Lessor or such other person as Lessor may from time to time specify to, in connection with the exercise of Lessor’s remedies under Section 13 of the Lease Agreement, do anything or act to give any consent or approval that may be required to obtain deregistration of the Aircraft and to export the Aircraft from the State of Registration and the Lessee Jurisdiction upon termination of the leasing of the Aircraft under the Lease Agreement and to otherwise exercise the remedies of Lessor under Section 13 of the Lease Agreement.

1.11	Lessee’s Maintenance Program

At least 30 days prior to the Scheduled Delivery Date and upon Lessor’s request, a copy of Lessee’s Maintenance Program.

1.12	Process Agent

Confirmation from the process agent appointed by Lessee pursuant to Section 18.3 of the Lease Agreement.

1.13	Import

Evidence that any required import license, and all customs formalities, relating to the import of the Aircraft into the State of Registration and the Lessee Jurisdiction have been obtained or complied with, and that the import of the Aircraft into each of the State of Registration and the Lessee Jurisdiction (as applicable) is exempt from Taxes and/or that such Taxes have been paid.

1.14	Aircraft Charges Letter

A letter from Lessee to, inter alia, the Director Central Route Charges Office of Eurocontrol and Airport Company South Africa Limited in which Lessee authorizes the addressee to issue to Lessor, upon Lessor’s request from time to time, a statement of account of all sums due by Lessee to the addressees in respect of all aircraft (including the Aircraft) operated by Lessee.

1.15	Cape Town Compliance

Lessee shall have satisfied the conditions precedent in Section 4 of Schedule 9 (except to the extent of any action required to be taken by Lessor) to the Lease Agreement.

1.16	Exchange Control Approval

A copy of the Financial Approval of the SARB confirming that all payments made or to be made by Lessee under or in connection with the Lease Agreement and the other Operative Documents to which Lessee is a party, excluding all payments made by Lessee to Lessor prior to the date of such Financial Approval, when made will be approved by the SARB. Lessee shall use reasonable efforts to include all payments made by Lessee to Lessor prior to the date of such Financial Approval.

1.17	[Intentionally Omitted]

1.18	Licenses

A certified copy of Lessee Air Transport License, Air Operator’s Certificate (without reference to the Aircraft) and International Air Service License.

1.19	Registration

A certified copy of the application for registration (CAR 47A) of the Aircraft in the State of Registration and evidence of the submission of the completed form to the Aviation Authority.

2.	FIRST RENT PAYMENT MADE

Lessee shall have paid the first installment of Rent—Periodic when due pursuant to Section 3.1 of the Lease Agreement.

3.	SECURITY DEPOSIT PAID OR LETTER OF CREDIT DELIVERED

Lessee shall have (1) paid all installments of the Security Deposit due on or before the Delivery Date pursuant to Section 4.1 of the Lease Agreement or (2) delivered to Lessor a Letter of Credit, which Letter of Credit complies with the requirements of Section 4.4 of the Lease Agreement.

4.	NO DEFAULT; REPRESENTATIONS AND WARRANTIES

No Default in respect of any obligation under the Operative Documents shall have occurred and be continuing and no Event of Default shall have occurred and be continuing, and the representations and warranties of Lessee under the Operative Documents are correct and would be correct if repeated on the Delivery Date.

5.	AIRCRAFT

The Aircraft shall have been delivered by Airframe Manufacturer in compliance with the requirements of Part I of Schedule 3 to the Lease Agreement.

6.	EVENT OF LOSS

No Event of Loss (or event, condition or circumstance that would with the giving of notice or passage of time become or give rise to an Event of Loss) of the Aircraft shall have occurred unless the Aircraft is being replaced by the Airframe Manufacturer pursuant to the purchase agreement for the Aircraft, in which case the Scheduled Delivery Date will be postponed accordingly.

The conditions precedent specified in this Schedule 7 are for the sole benefit of Lessor and may be waived or deferred in whole or in part and with or without condition by Lessor. If any of such conditions is not satisfied or waived in writing by Lessor on and as of the Delivery Date and Lessor, in its sole discretion, nonetheless proceeds with the delivery of the Aircraft to Lessee hereunder, Lessee hereby covenants and agrees to satisfy, or cause the satisfaction of, such outstanding conditions (other than Sections 1.8, 5 and 6 of this Schedule 6) within 30 days after the Delivery Date.

SCHEDULE 8
LESSEE’S CONDITIONS PRECEDENT
The obligation of Lessee to lease the Aircraft from Lessor under the Lease Agreement is subject to the fulfillment to the reasonable satisfaction of Lessee, and Lessor shall procure such fulfillment (other than Sections 3 and 4 of this Schedule 8), to the satisfaction of Lessee, on or prior the Scheduled Delivery Date (or, if another date is specified below, on or prior to such date)) of the following conditions precedent, provided that Lessor shall be responsible for its own authorization, execution and delivery of the documents referred to in Sections 1.1 and 1.2, and each such document shall be in full force and effect and enforceable against Lessor, but Lessor shall otherwise bear no responsibility for obtaining the documents set forth in such sections:
1.	AGREEMENTS AND DOCUMENTS

The following documents, agreements, instruments or certificates shall have been duly authorized, executed and delivered by the respective party or parties thereto (other than Lessee and any Affiliate of Lessee), shall each be reasonably satisfactory in form and substance to Lessee and shall be in full force and effect (unless expressly provided otherwise) and in the English language, and executed counterparts shall have been delivered to Lessee:

1.1	Lease Agreement

This Lease Agreement.

1.2	Acceptance Certificate

The Acceptance Certificate (provided that Lessor shall not be obligated to sign the Acceptance Certificate if Lessor’s conditions precedent in Schedule 7 have not been met).

1.3	Secretary’s or Officer’s Certificate of Lessor

A secretary’s or officer’s certificate addressing, inter alia, Lessor’s power and authority to enter into the Operative Documents and perform its obligations thereunder, and attaching, inter alia, a copy of Lessor’s constitutional documents and the corporate approvals required for the transactions contemplated by the Operative Documents.

1.4	Guarantee

A guarantee from an Affiliate of Lessor with a net worth of at least US$30,000,000 in the form of Exhibit F to the Lease Agreement on the date of the Lease Agreement.

1.5	Legal Opinion—Guarantor

A legal opinion of Guarantor’s independent legal counsel in Bermuda regarding the due authorization and execution of the Guarantee by Guarantor within 15 days of the date of the Lease Agreement.

1.6	Airbus Performance Guarantees

An assignment of the Airframe Manufacturer performance guarantees received from Airframe Manufacturer with respect to the Aircraft pursuant to a letter agreement dated on or about December 16, 2009

2.	NO DEFAULT; REPRESENTATION AND WARRANTIES

Lessor shall not be in default of any of its obligations under the Operative Documents, and Lessor’s representations and warranties contained in Section 5.1 of the Lease Agreement shall be true and correct on the Delivery Date.

3.	CONDITION OF AIRCRAFT

Subject to the provisions of Schedule 3 to the Lease Agreement, the Aircraft shall have been delivered by Airframe Manufacturer in compliance with the requirements of Part I of Schedule 3 to the Lease Agreement.

4.	EVENT OF LOSS

No Event of Loss (or event, condition or circumstance that would with the giving of notice or passage of time become or give rise to an Event of Loss) of the Aircraft shall have occurred unless the Aircraft is being replaced by the Airframe Manufacturer pursuant to the purchase agreement for the Aircraft, in which case the Scheduled Delivery Date will be postponed accordingly.

SCHEDULE 9
CAPE TOWN CONVENTION
1.	DEFINITIONS

In this Schedule 9 the following expressions have the respective meanings given to them in Article 1 of the Cape Town Convention and Article I of the Cape Town Aircraft Protocol:
aircraft engines
aircraft object
airframe
assignment
associated rights
creditor
international interest
leasing agreement
prospective international interest
registry authority
State of registry
2.	AGREEMENTS

Lessor and Lessee agree that:
(1)	It is the understanding and intention of the parties, and a fundamental part of the transactions set out in this Agreement, that Lessor’s interest as lessor under this Agreement comprise an international interest and the Cape Town Agreements shall apply to this Agreement and, accordingly, Lessee shall not assert the inapplicability of the Cape Town Agreements or the provisions thereof ( including the application of Article XI, Alternative A, of the Cape Town Aircraft Protocol, with a waiting period of 30 days) under any circumstances;

(2)	The aircraft register of the State of Registration is the State of registry for the purposes of the Cape Town Agreements;

(3)	The Airframe is an airframe and, accordingly, an aircraft object and the Engines are aircraft engines and, accordingly, aircraft objects;

(4)	At Lessor’s option, the prospective international interests of Lessor in the Airframe and each of the Engines, shall on or prior to delivery of the Aircraft hereunder be registered under the Cape Town Agreements and each such registration may be amended or extended prior to its expiry by either Lessor or Lessee, with the consent in writing of the other, such consent not to be unreasonably withheld or delayed;

(5)	The events which are referred to in Section 12 of the Lease Agreement as Events of Default are events that constitute a default or otherwise give rise to the rights and remedies specified in Articles 8 to 10 and 13 of the Cape Town Convention and Articles IX and X of the Cape Town Aircraft Protocol;

(6)	Each of Lessor and Owner shall have the remedies referred to in Articles 13(1) of the Cape Town Convention and Articles IX(1) and X(3) of the Cape Town Aircraft Protocol;

(7)	Each of Lessor and Owner has power to dispose of the Airframe and the Engines for the purpose of Article 7(b) of the Cape Town Convention;

(8)	Lessor may assign the associated rights, which associated rights consist of all rights to payment or other performance by Lessee under the Lease Agreement. Lessee further undertakes with Lessor that it will duly and punctually perform all of its obligations under the Operative Documents. Any such assignment shall transfer to the relevant assignee the related international interests of Lessor; and

(9)	Lessee shall, on or prior to the Delivery Date, execute and deliver to the Aviation Authority an irrevocable de-registration and export request authorization in favor of Lessor in the form annexed to the Cape Town Aircraft Protocol.
3.	REPLACEMENT ENGINE

If either of the Engines is replaced by a Replacement Engine in accordance with Section 10 of the Lease Agreement, Lessor, Owner and Lessee shall, at Lessee’s expense and on or prior to title to the Replacement Engine being vested in Owner, take such steps as shall be available to them under the terms of the Cape Town Agreements and as are necessary or desirable in Lessor’s opinion for the purposes of protecting, establishing, perfecting Lessor’s, Owner’s and each Financing Party’s rights and interests in the Replacement Engine to same extent as for the engine which has been replaced.

4.	CONDITIONS PRECEDENT

The conditions precedent referred to at paragraph 1. 15 of Schedule 7 are:
(1)	Evidence that registration has been effected of the international interests of Lessor in such order of priorities as shall be reasonably acceptable to Lessor;

(2)	A legal opinion from legal counsel reasonably acceptable to Lessor (which may be internal counsel) as to the applicability of the Cape Town Agreements, the enforceability of the provisions of the Cape Town Agreements, including the application of Article XI, Alternative A, of the Cape Town Aircraft Protocol, with a waiting period of 30 days, in the State of Registration, and the due constitution, registration and priority of the international interests of Lessor; and

(3)	Evidence that the irrevocable de-registration and export request authorization referred to in Section 2(9) of this Schedule 9 has been recorded by the Aviation Authority as contemplated by Article XIII(2) of the Cape Town Aircraft Protocol.
Lessor shall cooperate with Lessee in satisfying the conditions precedent in this Section 1.15.

5.	TERMINATION

Upon the termination by Lessor of the leasing of the Aircraft pursuant to the terms of the Lease Agreement, Lessee covenants to promptly cooperate in discharging any international interest in respect thereof for which the Lessee is listed as debtor in the International Registry.

6.	SUBLEASING

If the Aircraft is to be sub-leased to a Permitted Sublessee in accordance with Section 8 of the Lease Agreement and Lessee proposes to register its international interest as a creditor in the Airframe and/or the Engines as lessor under a leasing agreement to a Permitted Sublessee (the “Lessee’s International Interest”), Lessor, Lessee and the Permitted Sublessee shall, prior to the commencement of the sub-leasing of the Aircraft to the Permitted Sublessee, enter into such documents and effect such registrations under the Cape Town Agreements as shall be required to reflect the subordination of the Permitted Sublessee’s rights in relation to the Airframe and/or the Engines and the subordination of the Lessee’s International Interest to the rights and the respective international interests of Lessor and the Financing Parties under the Lease Agreement and the Financing Security Documents. It shall be a condition precedent to the commencement of the sub-leasing of the Aircraft pursuant to any such sub-lease to a Permitted Sublessee that:
(1)	The Permitted Sublessee shall execute and deliver to the Aviation Authority an irrevocable de-registration and export request authorization in favor of Lessor in the form annexed to the Cape Town Aircraft Protocol;

(2)	The Lessee’s International Interest referred to above shall have been assigned to Lessor and such assignment shall:
(a)	Constitute an assignment for the purposes of the Cape Town Agreements;

(b)	Comply with the requirements of Article 32 of the Cape Town Convention;

(c)	Have been registered in accordance with the Cape Town Agreements; and
(3)	Lessor shall have received a legal opinion from legal counsel reasonably acceptable to Lessor as to the due constitution, registration and priority under and in accordance with the Cape Town Agreements of the international interests of Lessor, the Financing Parties and Lessee referred to in this Section 6.

EXHIBIT A
FORM OF ACCEPTANCE CERTIFICATE
ACCEPTANCE CERTIFICATE (CAC [                    ]), dated [                    ], 20[     ] (this “Acceptance Certificate”), by SOUTH AFRICAN AIRWAYS (PTY) LTD. (“Lessee”).
Reference is made to Lease Agreement (CAC [                    ]) dated as of December 16, 2009 (the “Lease Agreement”), between Lessee and WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee (“Lessor”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Lease Agreement.
1.	Lessee hereby irrevocably and unconditionally accepts and leases from Lessor on the date hereof and at [delivery location], under and for all purposes of the Operative Documents, the Aircraft, as more particularly defined in the Lease Agreement, but including the following:

One new Airbus Model A330-200 airframe bearing manufacturer’s serial number [MSN] (including the loose equipment listed on Annex 1 hereto), together with (a) two Rolls-Royce Model Trent 772B engines bearing manufacturer’s serial numbers [Engine 1] and [Engine 2], respectively, (b) [Manufacturer] Model [ _] APU bearing manufacturer’s serial number [ ], (c) three landing gear assemblies bearing manufacturer’s serial numbers [ ] (LM), [ ] (RM) and [ ] (N) and (d) the Aircraft Documentation listed on Annex 2 hereto. The current status of the Aircraft is set out in Annex 3 hereto [to include fuel and oil].

2.	Lessee hereby confirms that the “Delivery Date” for all purposes of the Lease Agreement is the date set forth in the opening paragraph of this Acceptance Certificate and confirms that the Lease Term shall commence on the Delivery Date.

3.	Lessee hereby confirms its agreement to pay Rent throughout the Lease Term in the amounts, to the Persons and otherwise in accordance with the provisions of Section 3 of the Lease Agreement and in accordance with the other provisions of the Operative Documents.

4.	Lessee hereby confirms that it has inspected the Aircraft and that the Aircraft is in compliance with the delivery requirements of the Lease Agreement and each other Operative Document[,except for such items listed in Annex 4]. Lessee further confirms that it has read and agrees with the DISCLAIMER set forth in Section 3 of Schedule 3 to the Lease Agreement. Without limiting the terms of such DISCLAIMER, Lessee confirms and acknowledges that:
(1)	LESSEE HAS FULLY INSPECTED, AND PARTICIPATED IN THE DEMONSTRATION FLIGHT OF, THE AIRCRAFT, AND, SPECIFICALLY, HAS INSPECTED THE AIRCRAFT DOCUMENTATION.

(2)	EXCEPT FOR SUCH ITEMS LISTED IN ANNEX 4, THE CONDITION OF AIRCRAFT, INCLUDING THE AIRCRAFT DOCUMENTATION, IS SATISFACTORY TO LESSEE.

(3)	LESSEE IS AN EXPERIENCED OPERATOR OF COMMERCIAL AIRCRAFT. LESSEE HEREBY CONFIRMS THAT IN ACCEPTING THE AIRCRAFT LESSEE IS RELYING SOLELY ON ITS OWN INVESTIGATION AND IS NOT RELYING UPON

ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF LESSOR OR ANY PERSON OR ENTITY CONNECTED WITH LESSOR WITH RESPECT TO THE AIRCRAFT.
(4)	LESSEE HAS BEEN ADVISED OF AND FULLY UNDERSTANDS THE LEGAL IMPORT AND IMPLICATIONS OF THIS ACCEPTANCE CERTIFICATE.
5.	THIS ACCEPTANCE CERTIFICATE SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

Lessee has caused this Acceptance Certificate to be executed by its duly authorized officer on the day and year first above written.

SOUTH AFRICAN AIRWAYS (PTY) LTD.
By:
Name:
Title:

By:
Name:
Title:

Confirmed:
WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

Attachments:
Annex 1:	Loose Equipment List (including safety and galley equipment)

Annex 2:	Documentation List

Annex 3:	Status of the Aircraft

Annex 4:	Discrepancies

EXHIBIT B
FORM OF CERTIFICATE OF INSURANCE
[Date]
ADDRESSEES AS PER SCHEDULE
CERTIFICATE OF INSURANCE
THIS IS TO CERTIFY THAT WE, in our capacity as Insurance Brokers to SOUTH AFRICAN AIRWAYS (PTY) LIMITED have arranged coverage with Underwriters at Lloyd’s and certain Insurance Companies as follows:-

INSURED:	South African Airways (Pty) Limited and associated and affiliated and subsidiary companies now existing or as may hereafter be constituted for their respective rights and interests. Including as of commencement date hereof existing companies managed by the Insured.

PERIOD:	[Date] to [Date] both days at 12.01 am Local Standard Time

EQUIPMENT:	One Airbus A330-200
MSN: [MSN]
Reg : [TBA]

SITUATION:	WORLDWIDE excluding Iraq.

COVERAGE:
1.	HULL — All Risks of Loss or Damage whilst in flight, taxiing and on the ground for an Agreed Value each aircraft. Cover under this section is subject to a deductible of USD1,000,000 each and every claim except in respect of total loss, constructive total loss or arranged total loss of the Aircraft.

Nevertheless, in the event of an incident arising hereon involving the application of more than one deductible then only one deductible shall apply, being the highest deductible applicable to the incident. This deductible shall be applied as an aggregate deductible for all claims arising out of that incident.

Cover includes 50/50 Provisional Claims Settlement Clause (AVS103).

2.	SPARES — All Risks for the following limits:-

USD200,000,000 any one occurrence USD30,000,000 any one sending

Subject to a deductible of USD10,000 each and every claim other than as a result of losses arising out of an accident to the carrying aircraft / vehicle transporting such spares or to claims arising out of fire, lightning, explosion, wind, tornado, storm, hail, earthquake, cyclone or flood.

Ingestion claims occurring during engine running/testing to be subject to the applicable Hull All Risks deductible according to aircraft type to which the engine is destined to be fitted (excluding any form of total loss).

3.	HULL WAR AND ALLIED PERILS — in accordance with LSW555D wording, including Hi-jacking and Confiscation, subject to an annual aggregate of USD1,000,000,000, for an Agreed Value as above.

(The coverage under this section includes confiscation by the Government of Registration subject to an annual aggregate sub-limit of USD250,000,000)

In respect of Spares coverage is limited to the following:

USD200,000,000 any one occurrence USD 30,000,000 any one item

In respect of spares the cover provided for War risks (paragraph (a) of LSW555D) applies to sea and air transits only.

Cover includes a 50/50 provisional claims settlement clause (AVS103).

4.	AIRCRAFT THIRD PARTY, PASSENGERS, PASSENGER BAGGAGE, CARGO, MAIL AND AVIATION GENERAL THIRD PARTY LEGAL LIABILITY for a Combined Single Limit of at least USD1,000,000,000 any one occurrence each aircraft and in the aggregate in respect of products liability.

The coverage for War and Allied Perils is provided by the attachment of Extended Coverage Endorsement (Aviation Liabilities) AVN52E subject to a sub-limit of USD150,000,000 any one Occurrence and in the annual aggregate except with respect to passengers and their baggage and personal effects and cargo and mail while it is on the aircraft for which the full policy limit(s) shall apply. This sub-limit shall apply within the full Policy limit and not in addition thereto.

IN RESPECT OF ABOVE SUB-LIMIT THE FOLLOWING ADDITIONAL COVERAGE IS IN FORCE

TO PAY :
(1)	A Combined Single Limit (Bodily Injury/Property Damage) of at least USD 850,000,000 any one occurrence and in the annual aggregate.
EXCESS OF
(2)	A Combined Single Limit (Bodily Injury/Property Damage) of USD 150,000,000 any one occurrence and in the annual aggregate.
Costs and legal expenses payable in addition to the limits herein.
The above policies are subject to Date Recognition Exclusion Clause AVN2000A and Date Recognition Limited Coverage Clauses AVN2001A/2002A as applicable.

The policies have been endorsed as follows:
It is noted and agreed that the Insured has entered into a Lease/Finance contract the details of which, insofar as they relate to this insurance, set down below:

Equipment:	One Airbus A330-200, with two Rolls-Royce Trent 772B engines MSN: [MSN] Reg : [TBA]

Agreed Value: USD[ ]

Contract Parties:	[Lessor] [Owner] [Security Trustee], as loss payee

And in respect of liability insurances only, [list Insured Parties] and the successors and permitted transferees and assigns of each of the foregoing, and the directors, officers, corporate stockholders, partners, employees, contractors, servants and agents of each of the foregoing.

Contracts:	[Lease Agreement] [Financing/security documents]

Effective Date:	[Date]

Additional Premium:	USD100 receipt of which is hereby acknowledged

Appointed Broker:	Willis Limited
It is noted that the Contract Party(ies) have an interest in respect of the Equipment under the Contract(s). Accordingly, with respect to losses occurring during the period from the Effective Date until the expiry of the Insurance or until the expiry or agreed termination of the Contract(s) or until the obligations under the Contract(s) are terminated by any action of the Insured or the Contract Party(ies), whichever shall first occur, in respect of the said interest of the Contract Party(ies) and in consideration of the Additional Premium it is confirmed that the Insurance afforded by the Policy is in full force and effect and it is further agreed that the following provisions are specifically endorsed to the Policy:-
1.	Under the Hull, Hull War and Aircraft Spares Insurances

1.1	In respect of any claim on Equipment that becomes payable on the basis of a Total Loss, settlement (net of any relevant Policy Deductible) shall be made to, or to the order of the Contract Party(ies). In respect of any other claim, settlement (net of any relevant Policy Deductible) shall be made with such party(ies) as may be necessary to repair the Equipment unless otherwise agreed after consultation between the Insurers and Insured and, where necessary under the terms of the Contract, the Contract Party(ies). Such payments shall only be made provided they are in compliance with all applicable laws and regulations.

1.2	Insurers shall be entitled to the benefit of salvage in respect of any property for which a claims settlement has been made.

2.	Under the Legal Liability Insurance

2.1	Subject to the provisions of this Endorsement, the Insurance shall operate in all respects as if a separate Policy had been issued covering each party insured hereunder, but this provision shall not operate to include any claim howsoever arising in respect of loss or damage to the Equipment insured under the Hull or Spares Insurance of the Insured. Notwithstanding the foregoing the total liability of Insurers in respect of any and all Insureds shall not exceed the limit of liability stated in the Policy.

2.2	The Insurance provided hereunder shall be primary and without right of contribution from any other insurance which may be available to the Contract Party(ies).

2.3	This Endorsement does not provide coverage for the Contract Party(ies) with respect to claims arising out of their legal liability as manufacturer, repairer, or servicing agent of the Equipment.

3.	Under ALL Insurances

3.1	The Contract Party(ies) are included as Additional Insured(s).

3.2	The coverage afforded to each Contract Party by the Policy in accordance with this Endorsement shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of any other person or party which results in a breach of any term, condition or warranty of the Policy PROVIDED THAT the Contract Party so protected has not caused, contributed to or knowingly condoned the said act or omission.

3.3	The provisions of this Endorsement apply to the Contract Party(ies) solely in their capacity as financier(s)/lessor(s) in the identified Contract(s) and not in any other capacity. Knowledge that any Contract Party may have or acquire or actions that it may take or fail to take in that other capacity (pursuant to any other contract or otherwise) shall not be considered as invalidating the cover afforded by this Endorsement.

3.4	The Contract Party(ies) shall have no responsibility for premium and Insurers shall waive any right of set-off or counterclaim against the Contract Party(ies) except in respect of outstanding premium in respect of the Equipment.

3.5	Upon payment of any loss or claim to or on behalf of any Contract Party(ies), Insurers shall to the extent and in respect of such payment be thereupon subrogated to all legal and equitable rights of the Contract Party(ies) indemnified hereby (but not against any Contract Party). Insurers shall not exercise such rights without the consent of those indemnified, such consent not to be unreasonably withheld. At the expense of Insurers such Contract Party(ies) shall do all things reasonably necessary to assist the Insurers to exercise said rights.

3.6	Except in respect of any provision for Cancellation or Automatic Termination specified in the Policy or any endorsement thereof, cover provided by this Endorsement may only be cancelled or materially altered in a manner adverse to the Contract Party(ies) by the giving of not less than Thirty (30) days notice in writing to the appointed broker (7 days or such lesser period as may customarily be available in respect of War and Allied Perils). Notice shall be deemed to commence from the date such notice is given by the Insurers. Such notice will NOT, however, be given at normal expiry date of the Policy or any endorsement.

EXCEPT AS SPECIFICALLY VARIED OR PROVIDED BY THE TERMS OF THIS ENDORSEMENT:-
1.	THE CONTRACT PARTY(IES) ARE COVERED BY THE POLICY SUBJECT TO ALL TERMS, CONDITIONS, LIMITATIONS, WARRANTIES, EXCLUSIONS AND CANCELLATION PROVISIONS THEREOF.

2.	THE POLICY SHALL NOT BE VARIED BY ANY PROVISIONS CONTAINED IN THE CONTRACT(S) WHICH PURPORT TO SERVE AS AN ENDORSEMENT OR AMENDMENT TO THE POLICY.
Subject to policy coverage, terms, conditions, limitations and exclusions.
Subject to Insurers Liability Clause LMA3333
Yours faithfully
WILLIS LIMITED
AUTHORISED SIGNATORY

EXHIBIT C
FORM OF INSURANCE BROKER’S LETTER
[Date]
ADDRESSEES AS PER SCHEDULE
Dear Sirs,
Aircraft Type	:	Airbus A330-200
MSN	:	[MSN]
OPERATOR	:	SOUTH AFRICAN AIRWAYS (PTY) LIMITED and their respective Associated and Affiliated and Subsidiary Companies for their respective rights and interests
We confirm that, as Insurance Brokers, we have effected insurances for the account of the Operator covering aircraft operated by them, for the risks detailed in the attached Certificate of Insurance (Reference No:[                    ] dated [     ]).
Pursuant to instructions received from the Operator and in consideration of your approving ourselves as the Insurance Broker for such insurances, we undertake as follows in connection with the Operator’s Fleet Policy arrangements (under which the Aircraft identified above is insured), but only in relation to your interest(s) in the Aircraft:-
1.	In relation to the Hull and Hull War Risks Insurances, to hold the insurance slips and the benefit of those insurances to your order in accordance with the loss payable provision referenced in the said Certificate or Insurance, but subject always to our requirements to operate the Fleet Policy in so far as it relates to any other aircraft insured thereunder.

2.	To advise you promptly:-
2.1.	of the receipt by us of any notice of cancellation or material change in the insurances; and

2.2.	if any premiums are not paid to us in accordance with the accounting procedures that exist between the Operator and ourselves before we notify insurers of such non-payment of premiums; and

2.3.	upon application from you, of the premium payment situation; and

2.4.	if we cease to be Insurance Brokers to the Operator.
3.	Following a written application received from you not later than one month before expiry of these insurances to notify you within fourteen days of the receipt of such application in the event of our not having received renewal instructions from the Operator.
The above undertakings are given subject to:

a.	our continuing appointment for the time being as Insurance Brokers to the Operator; and

b.	all claims and return premiums being collected through ourselves as Insurance Brokers; and

c.	our lien, if any, on the said insurances for premiums due in respect of the Aircraft.
Yours faithfully
WILLIS LIMITED
AUTHORISED SIGNATORY

EXHIBIT D
FORM OF AIRCRAFT STATUS REPORT

MONTHLY REPORT
MONTH ENDING
AIRCRAFT S/N	TYPE	REG
TOTAL FLIGHT HOURS		FLT. HOURS FOR MONTH
TOTAL CYCLES		CYCLES FOR MONTH

LANDING GEAR		LAST OVERHAUL	NEXT DUE
NLG
LH MLG
RH MLG

DELIVERED ENGINES ONLY	ENGINE 1	ENGINE 2	APU
ENGINE S/N
TOTAL FLIGHT HRS
TOTAL CYCLES
FLIGHT HRS FOR MONTH
CYCLES FOR MONTH

CURRENT LOCATION
LLP LIMITER: PART
LLP LIMITER: REMAINING CYCLES
SINCE LAST SV: HOURS
SINCE LAST SV: CYCLES
FORECASTED SV DATE:
THRUST RATING:

ENGINE REMOVAL/INSTALLATION RECORD (where applicable)

REMOVAL	INSTALLATION
ENGINE S/N	ENGINE S/N
AIRCRAFT S/N	AIRCRAFT S/N
POSITION	POSITION
REMOVAL DATE	INSTALL DATE
TOTAL HRS @REM	TOTAL HRS @INST
TOTAL CYC @REM	TOTAL CYC @INST

REASON FOR REMOVAL
REPAIR AGENT	WORKSCOPE
LOCATION
FUTURE SCHEDULED MAINTENANCE

A-Check
C-Check
HMV

EXHIBIT E
FORM OF LETTER OF CREDIT
IRREVOCABLE LETTER OF CREDIT
Letter of Credit Number: [                                        ]
To: [Lessor/Security Trustee]
Date: [                                        ], 20[     ]
This Letter of Credit is provided to you as beneficiary in connection with the lease of one A330-200 aircraft bearing serial number [                                        ] to South African Airways (Pty) Ltd. (“Lessee”). This Letter of Credit however creates a primary obligation and is independent from the lease of such aircraft.
On the instructions of Lessee and for its account, we hereby establish this irrevocable Letter of Credit to authorize you, [Lessor/Security Trustee], to draw on [us/[confirming bank] (“Confirming Bank”)] an amount or amounts not exceeding a total of USD [                                        ] upon receipt by [us/Confirming Bank] of a demand certificate signed by an individual being or purporting to be your authorized representative. The demand certificate shall be in the following format (with the square bracketed sections completed):
“On behalf of [Lessor/Security Trustee], the undersigned hereby (1) confirms that an Event of Default has occurred under Lease Agreement (CAC [          ]), dated as of December 16, 2009, between [Lessor] and South African Airways (Pty) Ltd. and (2) draws upon the irrevocable Letter of Credit Number [          ] dated [          ], 20[     ] issued by [issuing bank] and instructs you to immediately transfer USD[          ] to: [insert appropriate bank details] and (3) confirms it is entitled under such lease agreement to draw upon such letter of credit for such amount.”
No sight draft or any other documents shall be required to effect such draw.
This Letter of Credit is available for drawing on [us/Confirming Bank] at [address]. [We/Confirming Bank] will honor drawings under this Letter of Credit on sight upon receipt by [us/Confirming Bank] of such demand certificate and will make payment to the account specified in such demand certificate, for value no later than close of business on the next succeeding banking day following receipt of such demand certificate by [us/Confirming Bank].
Any drawing may be made by courier service or hand delivery to the address above [or by means of telefacsimile to [telefacsimile number], and [we/the Confirming Bank] shall be entitled to rely on any such drawing by telefacsimile as if a demand certificate with an original signature were delivered by hand to the above address].
If any drawing hereunder does not conform with these terms, [we/Confirming Bank] shall promptly (within one banking day) notify you of that, state the reason(s) why and hold the document(s) presented at your disposal (or return them to you if you so request).
Partial drawings are permitted.

This Letter of Credit expires on [          ], 20[     ] [(“Expiry Date”) but shall be automatically extended, without the need for amendment, for one year from said Expiry Date and annually thereafter unless at least 60 days prior to the then applicable Expiry Date we have notified you by registered mail (with a copy by email to [leasemanagement@aircastle.com]) that we will not renew this Letter of Credit for the following year].
Notwithstanding Article 38(d) of the UCP, this Letter of Credit is transferable by you more than once (as if each subsequent beneficiary were the first beneficiary). In connection with any transfer, the aggregate fees related to the transfer shall not exceed $250 (or equivalent).
Except as expressly provided herein, this Letter of Credit is issued subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision) International Chamber of Commerce Publication No. 600 (the “UCP”) and, to the extent not inconsistent with the UCP, is governed by [New York/English] law.
All bank charges, including, without limitation, fees or commissions, shall be for the account of South African Airways (Pty) Ltd..
Very truly yours,
[Issuing Bank]

EXHIBIT F
FORM OF LESSOR GUARANTEE
GUARANTEE (CAC [          ])
GUARANTEE (CAC [          ]), dated as of [               ], 20[     ] (this “Guarantee”), issued by [GUARANTOR], a [               ] (“Guarantor”), to SOUTH AFRICAN AIRWAYS (PTY) LTD., a private limited liability company (“Beneficiary”).
RECITALS:
Wells Fargo Bank Northwest, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee (“Company”) has entered into a Lease Agreement (CAC [          ]), dated as of [               ], 2009 (the “Lease”), with Beneficiary.
A condition precedent to Beneficiary’s obligations under the Lease is that Guarantor issues this Guarantee to Beneficiary.
Guarantor expects to derive benefit, directly and indirectly, from the transactions contemplated by the Lease.
AGREEMENT:
In consideration of the foregoing premises, and for other good and valuable consideration the adequacy and receipt of which are hereby acknowledged, Guarantor agrees as follows for the benefit of Beneficiary:
SECTION 1. DEFINITIONS; CONSTRUCTION
The capitalized terms used in this Guarantee shall have the respective meanings ascribed thereto in the Lease. This Guarantee shall be construed and interpreted in accordance with Schedule 1 to the Lease.
SECTION 2. GUARANTEE
2.1	Guarantee

Guarantor hereby, irrevocably, unconditionally, as primary obligor not merely as surety and without offset, abatement, deferment or deduction, guarantees to Beneficiary (1) the prompt payment in full when due of all amounts owed by, and the performance of all obligations of, Company under the Lease Agreement and the other Operative Documents to which Company is a party and (2) the accuracy of all representations and warranties made by Company in the Operative Documents, in each case strictly in accordance with the terms thereof (such payment and performance obligations, and the accuracy of such representations and warranties, collectively, the “Guaranteed Obligations”).

If Company fails to pay any payment in full any amounts owed by it under the Lease Agreement, Guarantor will promptly and fully pay such payment obligations when due and payable without demand or notice. If Company fails to perform any of its obligations under the Lease for any reason, Guarantor will fully and promptly perform such obligations or cause such obligations to be performed without any demand or notice.
2.2	Indemnity

Without prejudice to Beneficiary’s rights under Section 2.1, Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation, to indemnify Beneficiary against all losses, liabilities, damages, costs and expenses whatsoever arising out of or in connection with any failure by Guarantor to fulfill the Guaranteed Obligations, or any breach by Guarantor of any provision of this Guarantee, and this indemnity shall remain in full force and effect notwithstanding that the guarantee under Section 2.1 may be or become void, voidable, unenforceable or illegal or cease to be legal, valid or enforceable against Guarantor for any reason whatsoever, including any lack of authority of Company to enter into or perform its obligations under any document underlying any of the Guaranteed Obligations or any invalidity or unenforceability of the Guaranteed Obligations or any such document.

2.3	Waivers

The occurrence of any one or more of the following shall not prejudice or otherwise affect the liability of Guarantor hereunder:
(1)	at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended or renewed, or such performance or compliance shall be waived;

(2)	any of the Guaranteed Obligations shall be modified, discharged, supplemented or amended in any respect, or any right under any document underlying any of the Guaranteed Obligations, shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, compromised, varied or exchanged in whole or in part or otherwise dealt with;

(3)	any intermediate payment or settlement of any sum or sums owing or payable by Guarantor hereunder, it being the intent of Guarantor that this Guarantee and shall remain in full force and effect until the Guaranteed Obligations have been unconditionally, indefeasibly and irrevocably paid and discharged in full to the satisfaction of Beneficiary;

(4)	any other security now or in the future held by Beneficiary or any other rights of Beneficiary in relation to any of the Guaranteed Obligations or any related document;

(5)	Beneficiary and Company shall agree to increase, reduce or otherwise adjust the amount of any payment or payments, or change any performance, comprising the Guaranteed Obligations, regardless of whether, without limitation, (a) Guarantor shall be notified, (b) such agreement shall later be canceled or rescinded for any reason or (c) the direct or indirect result of such increase, reduction or adjustment shall increase or otherwise affect the obligations of Guarantor; and/or

(6)	any other action, omission, occurrence or circumstance whatsoever which may in any manner or to any extent vary the risk or effect discharge of the Guarantor hereunder as a matter of law or otherwise or any other occurrence or circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Guarantor hereby expressly waives, to the fullest extent permitted by applicable law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Beneficiary (or any trustee or agent on behalf of Beneficiary) exhaust any right, power or remedy or proceed against Company, or against any other Person under any other guarantee of, or security or support for, any of the Guaranteed Obligations, it being the intent of Guarantor that this Guarantee is a guarantee of payment and not merely of collection. Further, this Guarantee is a continuing guarantee and will extend to the final balance of all sums payable by Company in respect of any of the Guaranteed Obligations, whether or not any discharge is made in whole or in part in the meantime.

2.4	Reinstatement

The obligations of Guarantor under this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Beneficiary in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations.

2.5	Waiver of Subrogation

Guarantor hereby agrees that until the final, unconditional, indefeasible and irrevocable payment and satisfaction in full of all Guaranteed Obligations, Guarantor shall not exercise any right or remedy arising by reason of any performance by it of this Guarantee, whether by subrogation or otherwise, against Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations, all of which rights are hereby waived by Guarantor.

2.6	Termination

Notwithstanding anything in this Guarantee or in any other Operative Document to the contrary, this Guarantee shall terminate and be of no further force or effect, and Guarantor shall be released from all of its obligations hereunder, to the extent arising from and after, or related to the period after, the date of any Absolute Transfer or Participant Transfer in accordance with the provisions of Section 14 of the Lease.
SECTION 3. REPRESENTATIONS AND WARRANTIES; COVENANTS
Guarantor represents and warrants to Beneficiary that:
(1)	Guarantor is (a) a company duly organized, validly existing and in good standing under the laws of [___], (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to carry on its business as presently conducted and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary.

(2)	The execution, delivery and performance by Guarantor of this Guarantee are within Guarantor’s corporate powers and have been duly authorized by all necessary corporate action on the part of Guarantor.

(3)	No authorization, approval, consent or other action by, and no notice to or filing with, any governmental agency or regulatory body is required for the due execution, delivery and performance by Guarantor of this Guarantee.

(4)	This Guarantee has been duly and validly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms.

(5)	None of the execution and delivery by Guarantor of this Guarantee, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby or the compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the organizational documents of Guarantor, or any applicable law or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Guarantor is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument.
SECTION 4. GOVERNING LAW, JURISDICTION
18.1	English Law

THIS GUARANTEE, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

18.2	Jurisdiction

Guarantor hereby agrees that the English courts are to have non-exclusive jurisdiction to settle any disputes between them which may arise in connection with this Guarantee, and by execution and delivery of this Guarantee Guarantor hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. Guarantor waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings between them in connection with the Guarantee and agrees that a judgment or order of an English court in connection with the Guarantee is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. Nothing herein shall limit the right of Beneficiary to bring any legal action or proceeding or obtaining execution of judgment against Guarantor in any other appropriate jurisdiction or concurrently in more than one jurisdiction. Guarantor further agrees that, subject to applicable Law, a final judgment in any action or proceeding arising out of or relating to this Guarantee shall be conclusive and may be enforced in any other jurisdiction outside England by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the indebtedness or liability therein described, or in any other manner provided by Law.
SECTION 5.MISCELLANEOUS
5.1	Amendments

No provision hereof may be amended, changed, waived or discharged orally, but only by an instrument in writing specifying the provision intended to be amended, changed, waived or discharged and signed by Guarantor and Beneficiary; and no provision hereof shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or other matter not specifically set forth in an agreement in writing and signed by Guarantor and Beneficiary.
5.2	Severability

If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by law (1) all other provisions hereof shall remain in full force and effect in such jurisdiction and (2) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

5.3	No Assignments

Neither Beneficiary not Guarantor may assign or delegate its rights or obligations hereunder without the written consent of the other party. Subject to the foregoing, the terms and provisions of this Guarantee shall be binding upon and inure to the benefit of Beneficiary and Guarantor and their respective successors and permitted assigns.

5.4	Notices.

All notices, requests and other communications to Beneficiary or Guarantor hereunder shall be in writing (for this purpose, “writing” includes fax), shall refer specifically to this Guarantee and shall be personally delivered or sent by fax, or sent by overnight courier service (e.g., Federal Express), in each case to the respective address specified in Schedule 1 hereto or such other address as such Person may hereafter specify by notice to the other party hereto. Each such notice, request or other communication shall be effective when received or, if by fax, when “confirmed” by the sending fax machine, provided that any such notice by fax so “confirmed” after 6:00 p.m., for the recipient, shall be effective on the next succeeding local Business Day.

5.6	Entire Agreement.

This Guarantee constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all previous proposals, agreements, understandings, negotiations and other written and oral communications in relation hereto.

IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed by its duly authorized signatory as of the day and year first above written.

[GUARANTOR], as Guarantor

By:
Name:
Title:

Schedule 1
ADDRESSES
(CAC [_______])
GUARANTOR:
[Guarantor]
c/o Aircastle Advisor LLC, as Servicer
300 First Stamford Place
5th Floor
Stamford CT 06902
USA
Attention: Lease Management
Telephone: ++(203) 504-1020
Facsimile: +1 (203) 504-1021
Electronic mail: leasemanagement@aircastle.com
BENEFICIARY:
South African Airways (Pty) Ltd.
Private Bag X13
OR Tambo International Airport
Johannesburg
Gauteng
1627
South Africa
Attention: General Counsel
Telephone: +27 11 978 1736
Facsimile: +27 11 978 2305

EXHIBIT G
[***]

Portions of this exhibit that have been marked by [***] have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

A Lease Agreement, substantially in the form to which this Schedule is attached, has been entered into with the following CAC numbers and Scheduled Delivery Dates:
1.	CAC 264218 February 2011

2.	CAC 264222 April 2011

3.	CAC 264223 May 2011

4.	CAC 264224 July 2011

5.	CAC 264227 September 2011

6.	CAC 264228 December 201